UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.     )

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DexCom, Inc.

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dexcom

empowering people to
take control of health

2023 PROXY STATEMENT
May 18, 2023
at 2:00 p.m. Pacific time

Our Mission: Empowering People to Take Control of Health

Corporate Overview
DexCom, Inc. empowers people to take control of diabetes through innovative continuous glucose monitoring ("CGM") systems. Headquartered in San Diego, California, Dexcom has emerged as a leader of diabetes care technology. By listening to the needs of users, caregivers, and providers, Dexcom simplifies and improves diabetes management around the world.

April 6, 2023
To Our Stockholders

You are cordially invited to attend the 2023 Annual Meeting of Stockholders of DexCom, Inc. online on May 18, 2023, at 2:00 p.m. Pacific Time (the "Annual Meeting"). As we approach the Annual Meeting, I would like to share with you some of our business and financial highlights from 2022, as well as some of our recent environmental, social and governance (“ESG”) initiatives.
Business and Financial Highlights
During 2022, we demonstrated the overall strength and resilience of our business model and experienced strong revenue growth. Despite global macroeconomic pressures that included supply chain pressures, rising interest rates and inflation, our operations remained resilient and enabled consistent service for our global customer base. Through our dedicated efforts, we also delivered significant improvements in our financial results as compared to 2021.
Our financial highlights included $2.91 billion in revenue, up 19% from 2021, and $1.88 billion in gross profit, up 12% from 2021. We had $391.2 million in operating income, up 47% from 2021, and $341.2 million in net income, up 57% from 2021. We also had $669.5 million in operating cash flow, up 51% from 2021, and ended fiscal 2022 with cash, cash equivalents and short-term marketable securities totaling $2.46 billion.
Our operational highlights included expanded access across our product portfolio driven by our key strategic initiatives and a growing international market share. Over the past two years, we have doubled our total primary care prescriber base, and have doubled the average number of monthly new patients starting in primary care. We have continued to expand our product base as well. We recently received marketing clearance from the FDA on the Dexcom G7® in December 2022.
Environmental, Social and Governance Initiatives
In 2022, we further developed Dexcom’s approach to ESG by (i) conducting an ESG Priority Assessment to identify the ESG priority topics that are important to internal and external stakeholders and (ii) operationalizing ESG within the organization by forming an ESG Steering Committee. Starting with our 2022 Sustainability Report, we have aligned our annual Sustainability Report with the Sustainability Accounting Standards Board ("SASB") standard for the Medical Equipment and Supplies industry, and our 2023 Sustainability Report is our first ESG disclosure aligned with the recommendations of the Task Force on Climate-Related Financial Disclosures. We continue to work as an organization to advance our strategic ESG roadmap by pursuing key ESG workstreams.
In furtherance of our commitment to equal pay, we will also work with an external consultant to conduct an adjusted pay gap analysis of our workforce with respect to gender and ethnicity in 2023 (which at a minimum, will include our U.S. employees). We will provide quantitative disclosure regarding the results of this analysis in our 2024 Sustainability Report. Going forward, we will also disclose our most recent EEO-1 report submission in our annual Sustainability Report, beginning with our 2023 Sustainability Report.

2023 Annual Meeting
We are pleased to provide stockholders with an opportunity to participate in the Annual Meeting online via the Internet to facilitate stockholder attendance and provide a consistent experience to all stockholders regardless of location. We will provide a live webcast of the Annual Meeting at www.proxydocs.com/DXCM, where you will also be able to submit questions and vote online.
The matters expected to be acted upon at the Annual Meeting are described in detail in the following Notice of Annual Meeting of Stockholders and Proxy Statement.
Your vote is very important to us. We strongly encourage you to read both our Proxy Statement and 2022 Annual Report on Form 10-K in their entirety and ask that you support our recommendations. We sincerely appreciate your continued support of Dexcom, and we look forward to seeing you at the meeting.

We look forward to seeing you at the meeting.
Sincerely,

Kevin R. Sayer Chairperson, President and Chief Executive Officer DexCom, Inc. April 6, 2023

 YOUR VOTE IS IMPORTANT

In order to ensure your representation at the Annual Meeting (“Annual Meeting”), you may submit your proxy and voting instructions via the Internet at www.proxydocs.com/DXCM or by telephone, or, if you receive a paper proxy card and voting instructions by mail, you may vote your shares by completing, signing and dating the proxy card as promptly as possible and returning it in the enclosed envelope (to which no postage need be affixed if mailed in the United States).

Please refer to the section entitled “Information about the Proxy Materials and the Annual Meeting" for a description of these voting methods. If your shares are held by a bank, brokerage firm or other holder of record (your record holder) and you have not given your record holder instructions to do so, your record holder will NOT be able to vote your shares with respect to any matter other than ratification of the appointment of Dexcom’s independent registered public accounting firm. We strongly encourage you to vote.

NOTICE OF 2023 ANNUAL MEETING OF STOCKHOLDERS

Location	Date and Time
Attend the Annual Meeting Online at:	May 18, 2023
www.proxydocs.com/DXCM	2:00 p.m. Pacific Time

Items of Business

	Company Proposals		Board Recommendation	Page

(1)	To elect seven directors to hold office until our 2024 Annual Meeting of Stockholders presented by our Board of Directors: •Steven R. Altman •Richard A. Collins •Karen Dahut •Mark G. Foletta •Barbara E. Kahn •Kyle Malady •Eric J. Topol, M.D.	☑	FOR the election of each director nominee	1

(2)	To ratify the selection by the Audit Committee of our Board of Directors of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023.	☑	FOR the ratification of the appointment	30

(3)	To hold a non-binding vote on an advisory resolution to approve executive compensation.	☑	FOR approval on an advisory basis	33

(4)	To recommend a non-binding vote on the frequency of the advisory vote on executive compensation.	☑	FOR approval on an annual basis.	34

	Stockholder Proposal		Board Recommendation	Page

(5)	Non-binding vote on pay equity disclosure.	☒	AGAINST	82
Stockholders may also transact any other business properly brought before the 2023 Annual Meeting of Stockholders.

Record Date
You are entitled to vote if you were a stockholder as of the close of business on March 29, 2023. For stockholders of record who are entitled to attend the Annual Meeting, the list of stockholders of record will be available at Dexcom's principal executive offices at the address listed above for 10 calendar days prior to the Annual Meeting.

Voting Methods

Internet	Telephone	Mail

For detailed information regarding voting instructions, please refer to the section entitled "Information about the Proxy Materials and the Annual Meeting”. You may revoke a previously delivered proxy at any time prior to the Annual Meeting. If you decide to attend the Annual Meeting and wish to change your proxy vote, you may do so automatically by voting online at the Annual Meeting.

By Order of the Board of Directors,
Kevin R. Sayer
Chairperson, President and Chief Executive Officer
April 6, 2023

PROPOSAL NO. 1
Election of Directors

Our Board recommends the following seven nominees for election to our Board for a one-year term beginning in May and continuing until the 2024 Annual Meeting of Stockholders and until their successors have been elected and qualified:

1)	Steven R. Altman	2)	Richard A. Collins	3)	Karen Dahut

4)	Mark G. Foletta	5)	Barbara E. Kahn	6)	Kyle Malady

7)	Eric J. Topol, M.D.

☑
	THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES NAMED ABOVE.

As of the date of mailing of this Proxy Statement, the Board consists of eleven members. The Board was divided into three classes, each of which has a three-year term. On May 21, 2021, we filed our Restated Certificate of Incorporation to declassify the Board over a three-year period beginning at our 2022 Annual Meeting of Stockholders (the "2022 Annual Meeting"). Commencing with the 2022 Annual Meeting, each class of directors whose term shall expire shall be elected to hold office for a term expiring the next annual meeting of stockholders or until such director’s earlier death, resignation or removal.
Seven directors are to be elected at this Annual Meeting, comprised of our former Class II directors and our Class III directors, to serve until our 2024 Annual Meeting of Stockholders and until their successors are duly elected and qualified, or until their earlier death, resignation or removal. The terms of each of the directors will expire at our 2024 Annual Meeting of Stockholders.
Each of Messrs. Altman, Collins, Foletta, and Malady, Dr. Topol, and Ms. Dahut and Kahn, and have agreed to continue to serve as directors if elected, and we have no reason to believe that the nominees will be unable to serve. The following table shows the composition of our Board, each director's position, age, duration of service and election year as of the date of the Annual Meeting.

Nominee or Director Name	Position(s)	Class	Age	Director Since	Election Year
Nominees:
Steven R. Altman	Director		61	2013	2023
Richard A. Collins	Director		66	2017	2023
Karen Dahut	Director		59	2020	2023
Mark G. Foletta	Lead Independent Director		62	2014	2023
Barbara E. Kahn	Director		70	2011	2023
Kyle Malady	Director		56	2020	2023
Eric J. Topol, M.D.	Director		68	2009	2023

Continuing Directors:
Kevin R. Sayer	Chairperson of the Board, President and CEO	I	65	2007	2021
Nicholas Augustinos	Director	I	64	2009	2021
Bridgette P. Heller	Director	I	61	2019	2021
Directors must be elected by a majority of the votes cast in uncontested elections. This means that the number of votes cast “For” a director nominee must exceed the number of votes cast “Against” that nominee. Abstentions and broker non-votes are not counted as votes “For” or “Against” a director nominee and have no effect on the election of directors. A “Withhold” will have the same effect as an abstention.

In accordance with our Governance Principles, each of the nominees have provided an irrevocable resignation that will be effective if the nominee does not receive the required vote at the next Annual Meeting at which they face re-election, and the Board’s acceptance of such resignation.

LEARN MORE ABOUT OUR COMPANY To see more information about our Governance Principles, please visit our website at: https://investors.dexcom.com/corporate-governance

Board Demographics
We believe our Board nominees bring a variety of backgrounds, qualifications, skills and experiences that contribute to a well-rounded Board uniquely positioned to effectively guide our strategy and oversee our operations. The following is biographical information as of March 29, 2023 for the director nominees and each person whose term of office as a Class I director will continue after the date of the Annual Meeting. Please note that one of our current directors, Jay Skyler, M.D., has not been renominated for election and will no longer serve on the Board following the date of the Annual Meeting.

Highly Independent	Balanced Tenure	New Directors

9 of 10
All independent, except the CEO

3

New directors hired in the last five years

Board Engagement	Age Distribution	Gender Diversity

75%+

Attendance rate for each director for the six board meetings held in 2022

Female

Male

30% Female

Board Diversity
Due to the global and complex nature of our business, the Board believes it is important to consider diversity of race, ethnicity, gender, sexual orientation, age, education, cultural background, and professional experiences in evaluating board candidates in order to provide practical insights and diverse perspectives. Representation of gender, race, ethnic, geographic, cultural, or other diverse perspectives expands the Board’s understanding of the needs and viewpoints of our customers, partners, employees, governments, and other stakeholders worldwide. As part of our ongoing commitment to creating a balanced Board with diverse viewpoints and deep industry expertise, we periodically add new directors to infuse new ideas and fresh perspectives in the boardroom.
The Board Diversity Matrix (Table A below) presents our Board diversity information as of March 29, 2023.

Table A

Board Diversity Matrix as of March 29, 2023

Total Number of Directors	11

	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	3	8	—	—
Part II: Demographic Background
African American or Black	1	—	—	—
Alaskan Native or Native American	—	—	—	—
Asian	—	—	—	—
Hispanic or Latinx	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	2	8	—	—
Two or More Races or Ethnicities	—	—	—	—
LGBTQ+	1
Did Not Disclose Demographic Background	—

Table B below presents diversity information for the director nominees and each person whose term of office as a Class I director will continue after the date of the Annual Meeting.

Table B

Nominee and Continuing Director Demographics

Total Number of Directors	10

	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	3	7	—	—
Part II: Demographic Background
African American or Black	1	—	—	—
Alaskan Native or Native American	—	—	—	—
Asian	—	—	—	—
Hispanic or Latinx	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	2	7	—	—
Two or More Races or Ethnicities	—	—	—	—
LGBTQ+	1
Did Not Disclose Demographic Background	—

Nominee Director Biographies

Steven R. Altman
Independent Director

Age:	Joined the Board:	Committees:	Other Current Public Company Boards:
61	2013	Compensation, Nominating and Governance	Prospector Capital Corporation

Steven R. Altman has served on our Board since November 2013. Since January 2021, Mr. Altman has served as the Chairman of the Board of Directors of Prospector Capital Corporation, a publicly-traded blank check company. From November 2011 through January 2014, Mr. Altman served as the Vice Chairman of Qualcomm Incorporated (“Qualcomm”) and a member of Qualcomm’s Executive Committee. Mr. Altman previously served as President of Qualcomm from July 2005 to November 2011, as Executive Vice President from November 1997 to June 2005 and as President of Qualcomm Technology Licensing from September 1995 to April 2005. Mr. Altman was the chief architect of Qualcomm’s strategy for licensing its broad intellectual property portfolio for wireless communications, which has accelerated the growth of CDMA technology. Mr. Altman received a B.S. from Northern Arizona University in Police Science and Administration and a J.D. from the University of San Diego. Mr. Altman brings to the Board significant senior leadership, and technical and global experience. Mr. Altman’s experiences with Qualcomm allow him to provide Dexcom with valuable insights on corporate strategy and initiatives that are critical to the continued growth and maturation of Dexcom.

Richard A. Collins
Independent Director

Age:	Joined the Board:	Committees:	Other Current Public Company Boards:
66	2017	Audit, Nominating and Governance	None

Richard A. Collins has served on our Board since March 2017. Mr. Collins has been a self-employed consultant since October 2013. From March 2011 to October 2013 Mr. Collins was the Chief Executive Officer for UnitedHealthcare’s Northeast Region and was President, Director, and/or Chairman of numerous UnitedHealthcare subsidiaries including Oxford Health Plans, Mid Atlantic Medical Services and UHC Insurance Company of New York. From July 2005 through December of 2012 Mr. Collins served as the President – Individual Line of Business for UnitedHealthcare and the Chairman and Chief Executive Officer of Golden Rule Financial Corporation. Prior to 2011, Mr. Collins also held leadership positions in pricing, underwriting and healthcare economics with UnitedHealthcare. Mr. Collins has previously served on the Boards of Fairbanks Hospital in Indianapolis, Indiana, The Nature Conservancy – Indiana, UnitedHealthcare Children’s Foundation and the Council for Affordable Health Insurance. Mr. Collins received a B.S. from Maine Maritime Academy and completed the executive development program at Harvard University’s John F. Kennedy School of Government. Mr. Collins was a National Association of Corporate Directors Board Leadership Fellow (the "NACD Fellowship"). The NACD Fellowship is a comprehensive and continuous program of study that empowers directors with the latest insights, intelligence, and leading boardroom practices. Mr. Collins' significant experience in healthcare insurance and administration, including his tenure during a period in which UnitedHealth Group grew from a mid-cap health insurer into one of the largest public corporations in America, qualify him to serve on the Board.

Karen Dahut
Independent Director

Age:	Joined the Board:	Committees:	Other Current Public Company Boards:
59	2020	Compensation, Technology	None

Karen Dahut has served on our Board since August 2020. In September 2022, Ms. Dahut was selected as the CEO of Google Public Sector, responsible for helping public sector clients digitally transform with the Google suite of products. Prior to this role, Ms. Dahut was the Sector President for Booz Allen Hamilton's Global Defense business from April 2017 to August 2022. Ms. Dahut held several leadership positions throughout the organization during her twenty year tenure, including Chief Innovation Officer; Executive Vice President, Analytics and Data Science Business; and Market Leader, Navy and Marine Corps Business. Before joining Booz Allen in 2002, Ms. Dahut served as comptroller for the Navy’s premier biomedical research institute and as a United States Naval Officer. Ms. Dahut also actively serves on the Board of Directors for the National Air and Space Museum. Additionally, Ms. Dahut has served as a Director of EisnerAmper LLP since August 2021. She previously served on the Board of Directors of Tech Data Corporation, an end-to-end technology distributor and Fortune 100 company, prior to its acquisition by Apollo Global Management in June 2020. Ms. Dahut received a Bachelor’s degree in Finance from Mount Saint Mary’s University and a Master's of Science degree from the University of Southern California’s Viterbi School of Engineering. Ms. Dahut’s considerable leadership experience qualifies her to serve on the Board.

Mark G. Foletta
Independent Director

Age:	Joined the Board:	Committees:	Other Current Public Company Boards:
62	2014	Audit	AMN Healthcare Services, Inc., & Enanta Pharmaceuticals, Inc.

Mark G. Foletta has served on our Board since November 2014 and has served as our Lead Independent Director since November 2015. From February 2017 to June 2020, Mr. Foletta was the Chief Financial Officer and Executive Vice President of Tocagen, Inc., a publicly traded biotechnology company. From August 2015 to July 2016, Mr. Foletta served as the interim Chief Financial Officer of Biocept, Inc., an early commercial-stage publicly traded molecular oncology diagnostics company. Mr. Foletta previously served as Senior Vice President, Finance and Chief Financial Officer of Amylin Pharmaceuticals, Inc., a publicly traded pharmaceutical company, from March 2006 through Amylin’s acquisition by Bristol Myers-Squibb Company in August 2012, and as Vice President, Finance and Chief Financial Officer of Amylin from 2000 to 2006. Prior to joining Amylin in 2000, Mr. Foletta held a number of management positions with Intermark, Inc. and Triton Group Ltd. from 1986 to 2000 and served as an Audit Manager with Ernst & Young. Mr. Foletta is currently a member of the Board of Directors and Audit Committee of AMN Healthcare Services, Inc., a publicly traded healthcare workforce solutions provider. Mr. Foletta has also served on the Board of Directors of Enanta Pharmaceuticals, Inc., a publicly traded biotechnology company, since July 2020. Until September 2022, Mr. Foletta was also on the Board of Directors of Viacyte, Inc., a private biotechnology company. Mr. Foletta received a B.A. in Business Economics from the University of California, Santa Barbara and is a member of the Corporate Directors Forum. Mr. Foletta’s considerable audit and financial experience in the biotechnology and pharmaceutical sectors qualifies him to serve on the Board.

Barbara E. Kahn
Independent Director

Age:	Joined the Board:	Committees:	Other Current Public Company Boards:
70	2011	Audit, Compensation	None

Barbara E. Kahn has served on our Board since April 2011. Since January 2011, Dr. Kahn has served as the Patty and Jay H. Baker Professor of Marketing at The Wharton School, where she previously served as the Director of the Jay H. Baker Retailing Center from January 2011 to June 2017, Vice Dean of Wharton Undergraduate Division from 2003 to 2007, and the Dorothy Silberberg Professor of Marketing from June 1990 to July 2007. Dr. Kahn was Executive Director of Marketing Science Institute from June 2019 to January 2022. Prior to rejoining Wharton, Dr. Kahn served for three and a half years as the Dean and Schein Family Chair Professor of Marketing at the School of Business Administration, University of Miami, Coral Gables, Florida from August 2007 to January 2011. Dr. Kahn received her Ph.D., MBA and M.Phil degrees from Columbia University, and a B.A. in English Literature from the University of Rochester. Through Dr. Kahn’s experience in consumer-based research, she provides the Board with senior leadership and important guidance on issues relating to market and product development.

Kyle Malady
Independent Director

Age:	Joined the Board:	Committees:	Other Current Public Company Boards:
56	2020	Nominating and Governance, Technology	None

Kyle Malady has served on our Board since October 2020. Mr. Malady has served as Executive Vice President and CEO of Verizon Business at Verizon Communications Inc., a telecommunications company, since March 2023. Prior to assuming this role, Mr. Malady was Executive Vice President of Global Networks and Technology and Chief Technology Officer from August 2018 to March 2023, and head of the Core Engineering and Operations organization within the Global Network and Technology organization at Verizon from May 2012 to July 2018. He has also served as Verizon’s Vice President of New Product Development from June 2005 to April 2012. Mr. Malady received a B.S. in Mechanical Engineering from the University of Bridgeport and an MBA in Finance from the NYU Stern School of Business. Mr. Malady’s experience in numerous fields at Verizon provides him with insights and guidance that qualify him to serve on the Board.

Eric J. Topol
Independent Director

Age:	Joined the Board:	Committees:	Other Current Public Company Boards:
68	2009	Technology	None

Eric J. Topol, M.D. has served on our Board since July 2009. Since January 2007, Dr. Topol has served as the Director of the Scripps Translational Science Institute, a National Institutes of Health funded program of the Clinical and Translational Science Award Consortium. He is Executive Vice President and Professor of Molecular Medicine at the Scripps Research Institute, and a senior consulting cardiologist at Scripps Clinic. Prior to Scripps, Dr. Topol served on the faculty of Case Western Reserve University as a professor in genetics, chaired the Department of Cardiovascular Medicine at Cleveland Clinic for 15 years and founded the Cleveland Clinic Lerner College of Medicine. Dr. Topol serves as a digital medical advisor to Blue Cross Blue Shield Association. In April 2009, he co-founded the West Wireless Health Institute, a non-profit foundation for applied medical research and policy on the prevention of aging. As a practicing physician, academic and thought leader in wireless healthcare technologies, Dr. Topol is uniquely situated to provide the Board with guidance on its technology, clinical and market development.

Continuing Director Biographies

Kevin R. Sayer
Class I | Chairperson of the Board, President and CEO

Age:	Joined the Board:	Committees:	Other Current Public Company Boards:
65	2007	None	None

Kevin R. Sayer has served on our Board since November 2007, as our President and Chief Executive Officer (“CEO”) since January 2015 and as our Chairperson of the Board (“Chairperson”) since July 2018. Mr. Sayer has been our President since 2011, and from January 2013 until January 2015, Mr. Sayer also served as our Chief Operating Officer. From April 2007 to December 2010, Mr. Sayer served as Chief Financial Officer of Biosensors International Group, Ltd. (“Biosensors”), a medical technology company developing, manufacturing and commercializing medical devices used in interventional cardiology and critical care procedures. Prior to joining Biosensors, from May 2005 to April 2007, Mr. Sayer served as an independent healthcare and medical technology industry consultant. From March 2004 to May 2005, Mr. Sayer was Executive Vice President and Chief Financial Officer of Specialty Laboratories, Inc., a company offering clinical reference laboratory services. From August 2002 to March 2004, Mr. Sayer worked as an independent healthcare and medical technology industry consultant. Mr. Sayer served as Chief Financial Officer of MiniMed, Inc. from May 1994 until it was acquired by Medtronic, Inc. in August 2001. Mr. Sayer served as Vice President and General Manager of Medtronic MiniMed after the acquisition until August 2002. Mr. Sayer is a Certified Public Accountant (inactive) and received his Master's Degree in Accounting and Information Systems concurrently with a B.A., both from Brigham Young University. As CEO, Mr. Sayer has direct responsibility for our strategy and operations.

Nicholas Augustinos
Class I | Independent Director

Age:	Joined the Board:	Committees:	Other Current Public Company Boards:
64	2009	Audit, Technology	None

Nicholas Augustinos has served on our Board since November 2009. From December 2015 through December 2018, Mr. Augustinos served as President and CEO of Aver, Inc., a company specializing in bundled payment, analytics and payment solutions. He has served on the Board of Directors of Aver since September 2014, and was Chairman of the Board of Directors of Aver during 2019. From November 2011 until December 2015, Mr. Augustinos worked for Cardinal Health, Inc. as its Senior Vice President for Health Information Services and Strategy. From March 2005 through October 2011, Mr. Augustinos worked for Cisco Systems, Inc. (“Cisco”), a networking company. At Cisco, he held various positions, including Director of Cisco’s Internet Business Solutions Group, Senior Director, Global Healthcare Solutions Group, and Senior Director of Global Healthcare Operations. In January 2015, Mr. Augustinos was appointed to the Board of Directors of the California Health Care Foundation (“CHCF”), which seeks to improve care for all Californians through innovations that improve quality, increase efficiency, and lower the cost of care. Prior to CHCF, he served on the Board of Directors of the SCAN Foundation, an organization dedicated to advancing the development of a sustainable continuum of quality care for seniors, from June 2011 until December 2014. Mr. Augustinos served on the Board of Directors of Audax Health, now Rally, from March 2012 until February 2014. With a 35-year career in healthcare and healthcare technology, Mr. Augustinos has broad managerial, consulting and business development experience in the private and public sectors. Mr. Augustinos has worked with a diverse range of leading healthcare delivery systems, healthcare insurers and government organizations globally and brings to the Board significant business and market development experience with growth companies.

Bridgette P. Heller
Class I | Independent Director

Age:	Joined the Board:	Committees:	Other Current Public Company Boards:
61	2019	Compensation	Integral Ad Science, Novartis & Aramark Corporation

Bridgette P. Heller has served on our Board since September 2019. Ms. Heller leads a small nonprofit, the Shirley Proctor Puller Foundation, committed to generating better educational outcomes for underserved children in St. Petersburg, Florida, which Ms. Heller founded August 2014. Previously, Ms. Heller served as the Executive Vice President and President of Nutricia, the Specialized Nutrition Division of Danone from July 2016 to August 2019. From 2010 to 2015, she served as Executive Vice President of Merck & Co., Inc. and President of Merck Consumer Care. Prior to joining Merck, Ms. Heller was President of Johnson & Johnson’s Global Baby Business Unit from 2007 to 2010 and President of its Global Baby, Kids, and Wound Care business from 2005 to 2007. She also worked for Kraft Foods from 1985 to 2002, ultimately serving as Executive Vice President and General Manager for the North American Coffee Portfolio. Ms. Heller serves on the Board of Directors of Novartis, a global pharmaceuticals manufacturer and Fortune 200 company. She also serves on the board of Integral Ad Science, a global technology company. She also serves on the Board of Directors of Newman’s Own, a privately held social business and food manufacturer. Since February 2021, Ms. Heller has served on the Board of Directors of Aramark Corporation, a U.S. publicly traded food service, facilities and uniform services provider. Ms. Heller received her Bachelor’s degree in Economics and Computer Studies from Northwestern University and an MBA from Northwestern University’s Kellogg Graduate School of Management, where she is also a member of the school’s Advisory Board. Ms. Heller brings to our Board considerable experience in business, specifically as it relates to technology and manufacturing, and she is a strong addition to the Board as Dexcom continues to expand and scale its operations.

CORPORATE GOVERNANCE

Our Governance Principles
Our Board has adopted our Governance Principles to describe the corporate governance practices and policies that serve the best interests of Dexcom and its stockholders. The Board intends that these Governance Principles serve as a flexible framework for the governance of Dexcom. The Governance Principles should be interpreted in the context of all applicable laws, Dexcom’s charter documents and other governing legal documents.

Corporate Governance Highlights
Our Commitment to good corporate governance practices and accountability to stockholders is described below:

What We Do and Have Done

•Amended Certificate of Incorporation to declassify directors
•Implemented proxy access bylaw provision
•Enabled majority vote standard in uncontested election
•Set director resignation policy
•Committed to pursuing board diversity
•Established board oversight and annual disclosure of sustainability practices
•Maintained board independence except for our CEO
•Enhance independence through regular meetings of independent directors and Committees without the presence of management
•Equip lead independent director role with broad authority and responsibility
•Stockholders may recommend a director nominee to our Nominating and Governance Committee
•All members of key committees of our Board – the Audit Committee, the Compensation Committee, and the Nominating and Governance Committee – are independent
•Charters of each of the committees of the Board clearly establish the committees’ respective roles and responsibilities
•Our Compliance Department has a Compliance Helpline available to all employees
•Our Audit Committee has procedures in place for the anonymous submission of employee complaints on accounting or auditing matters
•We have adopted a Code of Conduct that applies to all of our directors, officers and employees
•Our internal audit function maintains critical oversight over the key areas of our business and financial processes and controls, and reports directly to our Audit Committee
•We have adopted clawback policy that applies to our executive officers
•We have adopted stock ownership guidelines for our non-employee directors and executive officers

What We Don't Do

•No Pledging and hedging of Company securities •No Stockholder rights plan (“poison pill”) •No multi-voting or non-voting stock •No supermajority provisions to amend our Bylaws

LEARN MORE ABOUT OUR COMPANY To see more information about our Governance Principles, please visit our website at: https://investors.dexcom.com/corporate-governance

Board Leadership Structure and the Role of the Lead Independent Director
The Governance Principles provide that our Board is free to choose its Chairperson in any way that it considers in the best interests of our company, and that the Nominating and Governance Committee will periodically consider the leadership structure of our Board and make recommendations related to the same to the Board. Our Governance Principles also provide that, if the Chairperson is also the CEO or if the Chairperson is a former employee, the independent directors will designate a “lead independent director.”

Lead Independent Director	Chairperson

•Presides over executive sessions of independent directors;
•Serves as a liaison between the Chairperson and the independent directors;
•Communicates to the Chairperson and management, as appropriate, any decisions reached, suggestions, views or concerns expressed by the independent directors in executive sessions or outside of meetings of the Board;
•Coordinates with the Chairperson to set the agenda for meetings of the Board, taking into account input from other independent directors;
•Provides leadership to the Board if circumstances arise in which the role of the Chairperson may be, or may be perceived to be, in conflict;
•Available, under appropriate circumstances, for consultation and direct communication with stockholders; and
•Encourages direct dialogue between all directors (particularly those with dissenting views) and management.

•Schedules and sets the agenda for meetings of the Board;, in coordination with the lead independent director
•Presides over meetings of the full Board
•Contributes to Board governance and Board processes;
•Communicates with all Directors on key issues and concerns outside of Board meetings; and
•Presides over meetings of stockholders

Our Board believes that our stockholders and Dexcom currently are best served by having Kevin R. Sayer, our CEO, also serve as Chairperson of the Board, and Mark G. Foletta serve as lead independent director. Our Board believes that the current Board leadership structure, coupled with a strong emphasis on Board independence, provides effective independent oversight of management while allowing the Board and management to benefit from Mr. Sayer’s extensive executive leadership and operational experience, including familiarity with our business. Our independent directors bring experience, oversight and expertise from outside of our company, while our Chairperson and CEO brings company and industry specific experience and expertise.
Our Board believes that this governance structure provides strong leadership, creates clear accountability, and enhances our ability to communicate our message and strategy clearly and consistently to stockholders. Our Board believes that its independence and oversight of management is maintained effectively through this leadership structure, the composition of the Board and sound corporate governance policies and practices.

Director Independence
Under The Nasdaq Stock Market LLC (“Nasdaq”) listing standards, a majority of the members of a listed company’s Board must qualify as “independent,” as affirmatively determined by the Board. Our Board consults with our legal counsel to ensure that the Board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in applicable Nasdaq listing standards, as in effect from time to time.
Consistent with these considerations, after review of all relevant transactions and relationships between each director, or any of his or her family members, and us, our senior management and our independent registered public accounting firm, our Board has affirmatively determined that all of our directors are independent directors within the meaning of the applicable Nasdaq listing standards, except for Mr. Sayer, our Chairperson, President and CEO.
In making its independence determinations, the Board reviewed transactions and relationships between or among us or one of our subsidiaries or affiliates, and each director, or any member of his or her immediate family, and our independent registered public accounting firm based on information provided by the directors, our records and publicly available information.
Specifically, the Board considered the following types of relationships and transactions: (i) principal employment of and other public company directorships held by each non-employee director; (ii) contracts or arrangements that are ongoing or which existed during any of the past 3 fiscal years between us and/or our subsidiaries or affiliates and any entity for which the non-employee director, or his or her immediate family member, is an executive officer or greater-than-10% stockholder; and (iii) contracts or arrangements that are ongoing or which existed during any of the past 3 fiscal years between us and/or our subsidiaries or affiliates and any other public company for which the non-employee director serves as a director.
As required under applicable Nasdaq listing standards, our independent directors meet in regularly scheduled executive sessions at which only independent directors are present. All of the Committees of our Board are comprised entirely of directors determined by the Board to be independent within the meaning of applicable Nasdaq listing standards and as required by the Securities and Exchange Commission (“SEC”) rules and regulations.

Director Selection Process

1	Identify Director Nominees
The Nominating and Governance Committee considers director nominees recommended by sitting directors, officers, employees, stockholders, third-party search firms and others using the same criteria to evaluate all candidates.

2	Review Candidate Pool	The Nominating and Governance Committee reviews candidates to determine whether candidates warrant further consideration.

3	Evaluate Candidates	The Nominating and Governance Committee meets with and evaluates each potential candidate for the Board, in the context of the Board as a whole, and the specific needs of the Board at that time, with the objective of establishing a Board that is comprised of members that can best further stockholder interests through the exercise of sound judgment, using the diversity of its experience.

4	Recommend Director	Upon selection of a qualified candidate, the Nominating and Governance Committee recommends the candidate for appointment or election to our Board.

5	Appointment or Election to the Board	Since 2019, three new independent Directors have been added to our Board, each bringing a diverse set of skills and perspectives that add significant value to our governance and oversight.
Nominees for the Board should be committed to enhancing long-term stockholder value and must possess a high level of personal and professional ethics, sound business judgment and integrity. The Board’s policy is to encourage selection of directors who will contribute to the Company’s overall corporate goals.
In evaluating potential candidates to the Board, the Nominating and Governance Committee may also consider such factors as:
•Personal skills
•Diversity (including with respect to race, ethnicity, gender identity and sexual orientation)
•Professional experience in health care, medical technology, finance, marketing, international business, financial reporting and other areas that are expected to contribute to an effective Board
Stockholder Recommendations for Nominations to the Board
The Nominating and Governance Committee will consider director candidates recommended by stockholders. The Nominating and Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating and Governance Committee to become nominees for election to the Board at an Annual Meeting of Stockholders must do so in accordance with the procedures set forth in the section called “Stockholder Proposals for Annual Meeting”.

Each submission must set forth: the name and address of the stockholder on whose behalf the submission is made; the number of our shares that are owned beneficially by such stockholder as of the date of the submission; a description of any agreement, arrangement or understanding with respect to the nomination or proposal between or among such stockholder and such beneficial owner, any of their respective affiliates or associates, and any others acting in concert with any of the foregoing; a representation that the stockholder is a holder of record of our stock and entitled to vote at such meeting and intends to appear personally or by proxy at the meeting to propose such nomination; a representation whether either such stockholder intends to deliver a Proxy Statement and form of proxy to holders of a sufficient number of holders of our voting shares to elect such nominee; the full name of the proposed candidate; a description of the proposed candidate’s business experience for at least the previous five years; complete biographical information for the proposed candidate; and a description of the proposed candidate’s qualifications as a director.
Stockholder Nominations to the Board
Under our Bylaws, eligible stockholders may also nominate persons for our Board for inclusion in our Proxy Statement. This is commonly known as “proxy access.” A stockholder, or a group of up to 20 stockholders, owning at least three percent of our outstanding common stock continuously for at least three years, may nominate and include in our proxy materials director nominees constituting up to the greater of two individuals or twenty percent of the Board, subject to certain limitations and provided that the stockholders and the nominees satisfy the requirements specified in our Bylaws. Stockholders who intend to solicit proxies in reliance on the SEC's universal proxy rule for director nominees submitted under the advance notice requirements under our Bylaws must comply with the additional information requirements of Rule 14a-19(b).

Board Evaluation Process
The Board and each Committee conduct a self-evaluation of their performance, composition, leadership structure, and governance at least annually. The evaluation format and process is supervised by the Nominating and Governance Committee. The evaluation is typically conducted as an interview with a third-party advisor. A summary of the results is presented to the Board on a “no-names” basis identifying any themes or issues that have emerged. The Board considers the results and ways in which Board processes and effectiveness may be enhanced. Based upon the assessment results, the Board agrees on improvement goals and tracks its progress against those goals over time. The Board has, and in the future may, engaged and paid fees to a third-party advisor to assist in performing the Board evaluation. Generally, Dexcom’s legal advisors assist with the Board evaluation on an annual basis.

Director Orientation and Continuing Education
Management provides a new director with materials, briefings and educational opportunities to permit the director to become familiar with our business and to enable the director to better perform his or her duties. In addition, the Board receives periodic updates on regulatory and other developments relevant to the Board from management and third- party service providers. Board members are also encouraged to attend accredited director education programs.

Code of Conduct and Business Ethics
We have adopted a Code of Conduct and Business Ethics for Employees and Directors (“Code of Conduct”) that is an essential resource for all of our officers, directors and employees. It outlines our values on a number of issues affecting our business, sets requirements for business conduct, and serves as the basis for our compliance program. Our Nominating and Governance Committee is responsible for reviewing and assess on at least an annual basis the adequacy of the Code of Conduct, and may recommend that the Board establish special committees as may be desirable or necessary from time to time in order to address ethical, legal or other matters that may arise.
We encourage employees to keep open lines of communication with their supervisor and/or department management. Our Compliance Intranet website provides additional information, including a global directory of compliance personnel; links to our Compliance Helpline; current policies, procedures, and resources; and training materials. TheCompliance Helpline ishosted by a third-party helpline provider. Reports through the Helpline may remain anonymous.
If we make any material substantive amendments to our Code of Conduct or grant any waiver from a provision the Code of Conduct to any executive officer or director, we intend, to the extent required by Nasdaq listing standards or applicable law, to promptly disclose the nature of the amendment or waiver on our website or a Current Report on Form 8-K.

Anti-Hedging
Our Insider Trading Policy, among other things, establishes periods of time during which employees, including our executive officers, may and may not trade shares of our common stock. In addition, it also prohibits our employees, including our executive officers and the non-employee members of our Board from engaging in acquiring, selling, or trading in any interest or position relating to the future price of Dexcom securities, such as a put option, a call option or a short sale (including a short sale “against the box”).
We do not allow employees to hedge our equity securities pursuant to this policy; however, non-employee directors may participate in exchange funds if the following conditions are met: (1) the director obtains the approval of the Board and General Counsel, (2) the Board and General Counsel determine that the director is not in possession of material non-public information, (3) if the director has a pre-existing 10b-5 plan, the contribution to the exchange fund shall be deemed an amendment to the 10b-5 plan and will be subject to certain restrictions in our existing 10b-5 guideline policy (unless waived by the Board), and (4) the director makes an irrevocable contribution of the Dexcom shares to the exchange fund for so long as the director remains an affiliate of Dexcom.

Stockholder Engagement
Our Board values the input of our stockholders, and we are committed to maintaining constructive dialogue with our stockholders.

Stockholder Engagement Process

Before the Annual Meeting	At the Annual Meeting

•Discuss stockholder proposals (if any) •Publish our Annual Report, Proxy Statement, and Sustainability Report	•Conduct engagements with stockholders (as necessary) •Receive voting results for Board and stockholder proposal

After the Annual Meeting	Off-Season Engagement

•Discuss voting results from the Annual Meeting.
•Review corporate governance trends, recent regulatory developments, and the Company’s own corporate governance documents, policies, and procedures
•Consider topics for discussions during off-season stockholder engagements

•One-on-One meetings between stockholders, our Directors (if appropriate), and members of management
•Attend and participate in investor and corporate governance-related events
•Evaluate potential changes to the Board, corporate governance, and other relevant matters given stockholder feedback

In addition to our regular stockholder engagement efforts, we held discussions with many of our largest stockholders during scheduled events, including several investor conferences hosted throughout the year.

Stockholder Communications with the Board
Should stockholders wish to communicate with the Board, such correspondences should be sent to the attention of the Secretary, at 6340 Sequence Drive, San Diego, California 92121. Our Secretary will forward the communication to the Board. We do not have a formal process by which stockholders may communicate directly with members of our Board of Directors. We believe that an informal process, in which any communication sent to the Board in care of the Secretary is generally to be forwarded to the Board, serves the needs of the Board and our stockholders.

Committees of the Board and Meetings
Our Board has an Audit Committee, a Compensation Committee, a Nominating and Governance Committee and a Technology and Science Committee (“Technology Committee”). Each Committee operates pursuant to a written charter that is available at https://investors.dexcom.com/corporate-governance.
The following is a chart showing membership and meeting information for each of these Committees during the fiscal year ended December 31, 2022, as well as a description of each Committee and its functions.

Name		Age	Dexcom Director Since	Independent	Audit Committee	Compensation Committee	Nominating and Governance Committee	Technology Committee
Class I Directors
	Nicholas Augustinos	64	2009	✓	●			●
	Bridgette P. Heller	61	2019	✓		◆
	Kevin R. Sayer	65	2007
Directors
	Steven R. Altman	61	2013	✓		●	●
	Richard A. Collins	66	2017	✓	●		●
	Karen Dahut	59	2020	✓		●		●
	Mark G. Foletta	62	2014	■	◆
	Eric J. Topol, M.D.	68	2009	✓				◆
	Barbara E. Kahn	70	2011	✓	●	●
	Kyle Malady	56	2020	✓			●	●
(1)	Jay S. Skyler, M.D.	76	2002	✓			◆
Total meetings in fiscal year 2022					7	5	4	4
■	Lead Independent Director	◆	Committee Chairperson
✓	Independent Director	●	Committee Member
(1) Jay Skyler, M.D., has not been renominated for election and will no longer serve on the Board following the date of the Annual meeting.

Meetings of the Board of Directors; Director Attendance

Our Board met six times during the last fiscal year. Each director attended 75% or more of the total Board and Board Committee meetings on which the director served during for the period for which he or she was a director or Committee member, as applicable, for fiscal year 2022. In addition, we encourage all of our directors and nominees for director to attend our Annual Meeting of Stockholders. All directors serving at that time attended our Annual Meeting of Stockholders in 2022.
2022 Average Board Meeting Attendance: 95%

Audit Committee

Current Members:
Mark G. Foletta (Chair)
Nicholas Augustinos
Barbara E. Kahn
Richard A. Collins

Independence:
The members of our Audit Committee meet the independence requirements under Nasdaq and SEC rules and regulations

Meetings:
7 meetings during 2022.

Attendance:
The average attendance for members of the Audit Committee in 2022 was 96%.

Responsibilities:
Our Audit Committee is responsible for, among other things, overseeing:
•The accounting and financial reporting processes and the audits of the financial statements of the Company;
•Periodic reviews of the adequacy of the accounting and financial reporting processes and systems of internal control that are conducted by the Company’s independent auditors and the Company’s financial and senior management;
•Reviews and evaluations of the independence and performance of the Company’s independent auditors;
•The Company’s major financial risk exposures and the review of such risks with management, including the steps management has taken to monitor or mitigate such exposures; and
•Communication among the Company’s independent auditors, the Company’s financial and senior management and the Board.
Audit Committee Financial Experts
Our Board has determined that Mr. Foletta qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. In addition, each member of our Audit Committee possesses the financial qualifications required of Audit Committee members set forth in applicable Nasdaq listing standards.

Compensation Committee

Current Members:
Bridgette P. Heller (Chair)
Steven R. Altman
Barbara E. Kahn
Karen Dahut

Independence:
The members of our Compensation Committee meet the independence requirements under Nasdaq and SEC rules and regulations.

No member of the Compensation Committee has accepted directly or indirectly any consulting, advisory or other compensatory fee from Dexcom or any subsidiary thereof.

Meetings:
5 meetings during 2022.

Attendance:
The average attendance for members of the Compensation Committee in 2022 was 95%.

Responsibilities:
Our Compensation Committee is responsible for, among other things, overseeing:
•All forms of compensation (including, without limitation, equity, incentive and non-equity compensation, and perquisites) of the Company’s executive officers and directors;
•Administration of the Company’s equity-based compensation plans; and
•The production of an annual report on executive compensation for use in the Company’s proxy statement.
In addition, the Compensation Committee evaluates the potential risks related to our compensation programs and periodically reviews the succession plans for senior management positions, concurrent with the authority of the Board with respect to succession planning.

Compensation Committee (Continued)

Policies and Procedures
The Compensation Committee annually reviews and evaluates base salary, bonuses and long-term incentives for all executive officers, and in conducting such reviews, places significant consideration upon the recommendations by the CEO, along with the rationale for such recommendations, with the exception of the compensation review of the CEO. The Compensation Committee reviews management’s recommendations for compensation and benefits for executive officers. The Compensation Committee reviews and determines (or recommends the same for approval by the Board) the amount and composition of executive compensation to be paid to the executive officers, including our CEO. The CEO does not participate in the Compensation Committee’s review or decision as to the compensation packages.
In establishing individual compensation levels, the Compensation Committee considers our overall strategic objectives and performance, our stock performance, peer group comparisons and individual performance. No formula is used to determine an executive’s total compensation, including salary. Our overall performance and the achievement of financial and business objectives are considered.

Management’s Role in the Compensation-Setting Process
Management, including our named executive officers, plays some role in the compensation-setting process. The most significant aspects of management’s role are evaluating employee performance, assisting in establishing performance targets and objectives, and recommending salary and bonus levels and equity awards. The CEO and the head of Human Resources work with the Compensation Committee in establishing the agenda for Compensation Committee meetings. Management also prepares meeting information for each Compensation Committee meeting.

Use of Compensation Consultants
The Compensation Committee has the authority under its charter to retain, approve fees for, and, as may be necessary or advisable, change or terminate the relationship with compensation consultants, legal counsel or other advisors as it deems necessary to assist in the fulfillment of its responsibilities. The Compensation Committee annually evaluates the independence of its compensation consultants, assesses their performance and establishes the scope of work and fees for such consultants. Following a thorough review, in August 2021, the Company engaged a new independent compensation consultant Aon Hewitt Consulting Company ("Aon") and requested that Aon conduct a review and analysis of how our compensation practices compare with our peer group of companies, including during 2022. During fiscal year 2022, the Compensation Committee reviewed the fees provided to the compensation consultant relative to its revenue, the services provided by the compensation consultant to the Compensation Committee, the relationships between the compensation consultant and its consultants and our executive officers, and other factors relating to the compensation consultant’s independence, and concluded that it is independent within the meaning of the listing standards of Nasdaq and that its engagement did not present any conflict of interest.

Nominating and Governance Committee

Current Members:
Jay S. Skyler, M.D. (Chair)(1)
Steven R. Altman
Kyle Malady
Richard A. Collins

Independence:
The members of our Nominating and Governance Committee meet the independence requirements under Nasdaq and SEC rules and regulations.

Meetings:
4 Meetings during 2022.

Attendance:
The average attendance for members of the Nominating and Governance Committee in 2022 was 100%.

(1) Jay Skyler, M.D., has not been renominated for election and will no longer serve on the Board following the date of the Annual Meeting. As of May 19, 2023, our Nominating and Governance Committee will be comprised of Nicholas Augustinos (Chair), Steven Altman, Richard Collins and Kyle Malady.

Responsibilities:
Our Nominating and Governance Committee is responsible for, among other things:
•Developing and recommending policies regarding the director nomination processes;
•Recommending to the Board for determination the desired qualifications, expertise and characteristics of Board members, with a goal of developing a diverse, experienced and highly qualified Board;
•Reviewing and assessing on at least an annual basis the adequacy of the Company’s Code of Conduct and Business Ethics for Employees and Directors (“Code of Conduct”);
•Reviewing with management the Company’s major legal and compliance risk exposures and the steps management has taken to monitor or mitigate such exposures;
•Overseeing the Company's risk management policies and procedures dealing with risk identification and risk assessment regarding enterprise, and other principal operational and business risks facing the Company;
•Overseeing and reviewing annually (a) the Company's policies and programs concerning (i) corporate social responsibility and (ii) the Company's participation and visibility as a global corporate citizen; (b) the Company's sustainability performance; and (c) the assessment and management of environmental, sustainability and governance risks affecting the Company's business.

Technology Committee

Current Members:
Eric J. Topol, M.D. (Chair)
Nicholas Augustinos
Kyle Malady
Karen Dahut

Independence:
The members of our Technology Committee meet the independence requirements under Nasdaq and SEC rules and regulations.

Meetings:
4 meetings during 2022.

Attendance:
The average attendance for members of the Technology Committee in 2022 was 88%.

Responsibilities:
Our Technology Committee is responsible for, among other things:
•Reviewing, evaluating and making recommendations to the Board regarding the Company's major technology plans and strategies, including its research and development activities, as well as technical and market risks associated with product development and investment;
•Reviewing the Company's research and development activities and product pipeline, and timelines for achievement of activities and pipeline; and
•Regularly reviewing cybersecurity, privacy, data protection and other major information technology risk exposures of the Company, the steps management has taken to monitor and control such exposures, and the Company's compliance with applicable information security and data protection laws and industry standards.

Information Security and Privacy Risk Oversight
Dexcom acquires, processes and maintains sensitive information such as Protected Health information and Personally Identifiable Information in the course of fulfilling its missions to improve the health of our customers. Dexcom’s leadership is committed to protecting customer information and has established cybersecurity and privacy programs to maintain the confidentiality, integrity, availability, and privacy of protected information and ensure compliance with relevant security/privacy regulations, contractual requirements, and industry standard frameworks.
Our cybersecurity and privacy programs include review and assessment by external, independent third parties, who certify and report on our weaknesses and internal response preparedness. Dexcom's Information Security Management System (ISMS) is certified as being in conformity with ISO/IEC 27001 by SRI Quality System Registrar. s.
Dexcom maintains cybersecurity and privacy policies and procedures in accordance with industry standard control frameworks and applicable regulations, laws, and standards. All corporate cybersecurity and privacy policies are reviewed and approved by senior leadership at least annually.
Dexcom’s security and privacy controls are based on the regulatory requirements to which we are subject to and are monitored and tested both internally and externally by third parties at least annually. These controls include regular system updates and patches, employee training on cybersecurity and privacy requirements, incident reporting, and the use of encryption to secure sensitive information. In addition, we also regularly perform phishing tests of our employees and update our training plan at least annually. Dexcom maintains business continuity and disaster recovery capabilities to mitigate interruptions to critical information systems and/or the loss of data and services from the effects of natural or man-made disasters to Dexcom locations.
We provide annual privacy and security training for all employees. Our security training incorporates awareness of cyber threats (including malware, ransomware and social engineering attacks), password hygiene, incident reporting process, as well as physical security best practices. Privacy training addresses the data protection and privacy responsibilities which apply to Dexcom, including HIPAA, the European Union’s General Data Protection Regulation, and the California Consumer Privacy Act, among others.
We carry insurance to provide protection against the potential losses arising from a cybersecurity or privacy incident. In the last three fiscal years, we have not experienced any material cybersecurity incidents and the expenses we have incurred from security incidents were immaterial. This includes penalties and settlements, of which there were none. Security breach incidences were immaterial.

Our Information Security and Privacy Oversight Structure
Dexcom achieves oversight of its cybersecurity and privacy programs via a corporate governance structure including a Cybersecurity and Privacy Committee, the Technology Committee of the Board of Directors, and the Board of Directors.

The Board
The Board is responsible for cybersecurity and privacy risk oversight and has delegated oversight responsibility to the Technology Committee. The Board receives updates from the Technology Committee at least four times a year.

Technology Committee
The Technology Committee, a committee comprised of independent Board members, two of whom have significant work experience related to cybersecurity and privacy issues or oversight, is responsible for assisting the Board in its oversight of the Company’s technology capabilities, including its cybersecurity and privacy programs, and the guidelines, policies and processes for monitoring and mitigating cybersecurity and privacy risks. The Technology Committee is responsible for reviewing cybersecurity, privacy, data protection and other major technology risk exposures of the Company, the steps management has taken to monitor and control such exposures, and the Company’s compliance with applicable cybersecurity and data privacy laws and industry standards.

Cybersecurity and Privacy Committee
Cybersecurity and privacy oversight is accomplished via the Cybersecurity and Privacy Committee, which provides governance, decision-making, risk management, awareness, and compliance for cybersecurity and privacy activities across the company. The Committee is co-chaired by the Information Security Officer (ISO), Product Security Officer (PSO), and Chief Privacy Officer (CPO). The Committee provides updates to the Technology Committee via the co-chairs as needed, at least annually.
The ISO and PSO are jointly responsible for managing the corporate cybersecurity program and individually responsible for implementing cybersecurity within their respective business units. Privacy is the responsibility of the CPO.
The Committee also includes executive officers of the company including the Chief Technology Officer, Chief Financial Officer, Chief Information Officer, and Chief Legal Officer as well as senior leaders with experience managing cybersecurity and privacy risks including representatives from the finance, internal audit, quality, regulatory, and legal teams.

Board of Directors' Role in Risk Oversight
Management continually monitors the material risks we face, including financial risk, strategic risk, enterprise and operational risk and legal and compliance risk. The Board is responsible for exercising oversight of management’s identification and management of, and planning for, those risks. In fulfilling this oversight role, our Board focuses on understanding the nature of our enterprise risks, including our operations and strategic direction, as well as the adequacy of our risk management process and overall risk management system. While the full Board has overall responsibility for risk oversight, the board has delegated oversight responsibility related to certain risks to the Audit Committee, the Compensation Committee, the Nominating and Governance Committee, and the Technology Committee.
Our objective is to remain a leading provider of CGM systems and related products to enable people with diabetes to more effectively and conveniently manage their condition. We are also developing and commercializing products that integrate our CGM technologies into the insulin delivery systems or data platforms of our respective partners. In addition, we continue to pursue development partnerships with other insulin delivery companies, including automated insulin delivery systems, as well as other players in the disease management sector. The Board actively oversees our business strategies as we pursue these objectives.
The Board is regularly engaged with management on the Company’s strategy.

The Board

At its regularly scheduled meetings, the Board receives management updates and committee reports regarding business operations, financial results, Committee activities, strategy, and discusses risks related to the business. Through management updates and committee reports, the Board monitors our risk management activities, including the enterprise risk management process and cybersecurity risks, risks relating to our compensation programs, and financial, legal and operational risks.

Audit Committee	Compensation Committee

The Audit Committee assists the Board in its oversight of risk management by discussing with management our guidelines and policies regarding financial risk management, including major risk exposures, and the steps management has taken to monitor or mitigate such exposure.

The Compensation Committee assists the Board by evaluating potential risks related to our compensation and human capital management programs, including but not limited to talent recruiting, development, progression and retention, diversity, equity and inclusion, culture, human health and safety and total rewards.

Nominating and Governance Committee	Technology Committee

The Nominating and Governance Committee assists the Board in its oversight of Dexcom’s legal compliance policies, including its Insider Trading Policy, enterprise risk management, operating and compliance risk exposures and the steps management has taken to monitor or mitigate such exposures, and assessment and management of environmental, sustainability and governance risks affecting our business.

The Technology Committee assists the Board in its oversight of Dexcom’s technology plans and strategies, cybersecurity and major information technology risk exposures and the steps management has taken to monitor or mitigate such exposures.

LEARN MORE ABOUT OUR COMPANY To see more information about our Code of Conduct, please visit our website at: https://investors.dexcom.com/corporate-governance

Environmental, Social and Governance Matters
Our Approach to ESG
At Dexcom, we believe that effectively managing environmental, social and governance ("ESG") risks and opportunities drives business success, and that advancing the interests of all our stakeholders – including patients, caregivers, employees, investors, and our communities – creates value for our stockholders. We do this by holding true to our core values: Listen, Think Big, Be Dependable, and Serve with Integrity. These values are at the heart of our sustainability activities. In 2022, we further developed our approach to ESG by (i) conducting an ESG Priority Assessment to identify the ESG priority topics that are important to internal and external stakeholders and (ii) operationalizing ESG within the organization by forming an ESG Steering Committee. In addition, in 2022, we established formal board oversight of ESG by revising our Nominating and Governance Committee charter. Starting with our 2022 Sustainability Report, we have aligned our annual Sustainability Report with SASB standards for the Medical Equipment and Supplies industries, and our 2023 Sustainability Report is our first ESG disclosure aligned with the recommendations of the Task Force on Climate-Related Financial Disclosures. We continue to work as an organization to advance our strategic ESG roadmap by pursuing key ESG workstreams.
ESG Oversight
Given the importance of ESG to the long-term success of our business, our Board and its committees play a critical role in overseeing ESG matters.

Board of Directors The Board is responsible for (i) oversight of ESG risks and opportunities and (ii) the integration of ESG into strategy, to the extent material to the business.

Nominating and Governance Committee
The Nominating and Governance Committee oversees and reviews annually (a) Dexcom’s policies and programs concerning (i) corporate social responsibility and (ii) the Company’s participation and visibility as a global corporate citizen; (b) the Company’s sustainability performance; and (c) the assessment and management of ESG risks affecting our business.

Technology Committee
The Technology Committee assists the Board in its oversight of Dexcom’s information technology internal controls, cybersecurity, business continuity and disaster recovery programs, and the guidelines, policies and processes for monitoring and mitigating information technology and cybersecurity risks.

ESG Steering Committee
The purpose of the ESG Steering Committee is to (i) establish programs, policies and practices relating to ESG matters and (ii) assist the Nominating and Governance Committee of the Board in fulfilling its oversight responsibilities with respect to ESG matters. The ESG Steering Committee is comprised of the functional leads for Legal, Finance, Operations and Human Capital and is chaired by the Company's Chief Legal Officer.

Audit Committee
The Audit Committee reviews with management Dexcoms major financial risk exposures and the steps management has taken to monitor such exposures, including Dexcom’s procedures and any related policies, with respect to financial risk assessment and financial risk management.

ESG Priority Assessment
In 2022, we conducted an ESG priority assessment, to guide our overall ESG strategy. The ESG Priority Assessment was designed to identify the ESG topics with the greatest impact on our business strategy, operations and value creation.
Our Sustainability Report is available at https://investors.dexcom.com/corporate-governance, which is provided for reference only and is not incorporated by reference in this Proxy Statement.

DIRECTOR COMPENSATION

Non-Employee Director Philosophy and Compensation Process
The general philosophy of our Board is that annual compensation for non-employee directors should reward them for a year of service in fulfilling their oversight responsibilities. We do not compensate our employee-director for Board service in addition to such director's regular employee compensation. The Compensation Committee periodically evaluates the appropriate level and form of compensation for non-employee directors and recommends changes, if any, to the Board. The Compensation Committee considers advice from the Compensation Committee’s independent consultant, which was Aon for fiscal year 2022, and market data in connection with this evaluation when appropriate, as well as the annual limit for director equity awards set forth in our Amended and Restated 2015 Equity Incentive Plan (“A&R 2015 EIP”). Our Board reviews the Compensation Committee’s recommendations and then determines the amount of director compensation. As described more fully below, non-employee director compensation is in the form of equity to align further the longer-term interests of the individual directors with those of our stockholders. Our Compensation Committee and Board assessed pay relative to our peers and the market annually. In that assessment, we found that the per director average pay and total non-employee director compensation program generally was aligned with the peer median.

Non-Employee Director Compensation Arrangements
Under our A&R 2015 EIP our Board has discretion to determine the value and number of equity awards granted to non-employee directors from time to time, subject to an annual limit of 120,000 shares (reflecting our four-for-one forward stock split in June 2022).
In lieu of a cash retainer, our non-employee directors receive value-based award of time-based restricted stock units (“RSUs”).
The compensation program for our non-employee directors is as follows:

Director Compensation Elements	Value-Based Equity Award ($)
Initial Equity Grant	500,000
Annual Equity Retainer Grant	325,000
Additional Annual Equity Grant
Audit Committee Chair	27,500
Compensation Committee Chair	20,625
Technology Committee Chair	20,625
Nominating and Governance Committee Chair	13,700
Lead Independent Director	40,000
Audit Committee Member	12,500
Compensation Committee Member	10,000
Technology Committee Member	10,000
Nominating and Governance Committee Member	7,500
The number of RSUs granted to our directors is based on the value-based equity award per the table above and the average closing price of Dexcom common stock for the 15-trading day period prior to the grant date (and for grants after December 2022, the average closing price of Dexcom common stock for the 30 trading day period ending on the 5th business day prior to the grant date). Initial equity grants to our non-employee directors vest over three years in equal annual installments. Annual equity grants to our non-employee directors are made at the Board Meeting immediately following the Annual Meeting of Stockholders and vest in one annual installment on the earlier of the one-year anniversary of the grant date or the date of the annual meeting of stockholders. The annual equity grant for general Board service will be prorated if a new non-employee director commences service less than 6 months prior to the next annual meeting of stockholders. Vesting of outstanding equity awards held by non-employee directors is accelerated in full upon a change in control of Dexcom.
All of our directors are reimbursed for their reasonable expenses in attending Board and Committee meetings.

Non-Employee Director Stock Ownership Guidelines
Each non-employee director of our Board is required to own shares of Dexcom stock with an aggregate market value equal to two times his or her annual grant. These stock ownership guidelines are effective when a director joins the Board, and must be met within five years of becoming a member of the Board. All of our directors who have served five years or more on our Board currently are in compliance with these guidelines. Generally, ownership levels are determined by including stock acquired through open market purchases, shares vested and unvested pursuant to RSUs. Directors may, however, sell enough shares to cover their income tax liability on vested equity awards. Directors who have met the guidelines are expected, absent unusual circumstances, to maintain compliance with their target ownership levels. All directors have met the guidelines as of the Record Date.

2022 Director Compensation Table
During fiscal 2022, we have not paid or reimbursed any expenses of our non-employee directors, except for reasonable expenses for attending Board and Committee meetings. In addition, other than annual retainers issued in the form of RSUs, we have not paid any other equity or non-equity compensation to our non-employee directors. The following table provides information for 2022 regarding all compensation awarded to each person who served as a non-employee director for some portion or all of 2022.

	Awarded during fiscal 2022	Unvested Shares as of December 31, 2022
Name	Stock Awards ($)(1)	Unvested RSUs (#)(2)
Steven R. Altman	314,480	3,916
Nicholas Augustinos	319,299	3,976
Richard A. Collins	317,050	3,948
Karen Dahut	317,050	3,948
Mark G. Foletta	360,416	4,488
Bridgette P. Heller	317,371	3,952
Barbara E. Kahn	319,299	3,976
Kyle Malady	314,480	3,916
Jay S. Skyler, M.D.(3)	311,268	3,876
Eric J. Topol, M.D.	317,371	3,952
(1)These amounts reflect the grant date fair value of RSUs granted during 2022, computed in accordance with FASB ASC Topic 718. For a discussion of our valuation assumptions, see Note 1 and Note 9 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on February 9, 2023. For 2022, the annual non-employee directors RSU awards were granted on May 20, 2022 and subject to vesting on the earlier of the one-year anniversary of the grant date and the next Annual Meeting of Stockholders.
(2)On June 10, 2022, the Company effected a four-for-one forward stock split of its common stock to stockholders of record as of May 19, 2022. The par value of the common stock remains $0.001 per share. All share and per share information reflects the stock split for all periods.
(3)Dr. Skyler was not re-nominated to the Board and his term as director will end on the date of the 2023 Annual Meeting of Stockholders.

PROPOSAL NO. 2
Ratification of Selection of Independent
Registered Public Accounting Firm

☑
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2023.

The Audit Committee of our Board has engaged Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023 and is seeking ratification of such selection by our stockholders at the Annual Meeting. Ernst & Young LLP has audited our financial statements since 2000. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Neither our Bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm. However, the Audit Committee is submitting the selection of Ernst & Young LLP to our stockholders for ratification as a matter of good corporate practice. If our stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain Ernst & Young LLP. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in our best interests and the best interests of our stockholders.

Principal Accountant Fees and Services
The following table provides information regarding the fees billed for professional services rendered by Ernst & Young LLP, our independent registered public accounting firm, for the fiscal years ended December 31, 2022 and 2021. All fees described below were approved by the Audit Committee.

	Fiscal Year Ended December 31,
	2022	2021
Audit Fees	$3,858,640	$2,614,372
Audit-Related Fees	—	—
Tax Fees	77,604	530,373
All Other Fees	—	4,480
Total Fees	$3,936,244	$3,149,225
Audit fees consist of amounts for professional services rendered in connection with the integrated audit of our consolidated financial statements and internal control over financial reporting, review of the interim condensed consolidated financial statements included in quarterly reports, and services that are normally provided in connection with statutory and regulatory filings or engagements. The fees for assurance and related services reasonably related to the performance of the audit of our financial statements, but not included under Audit Fees, are listed under “Audit-Related Fees.” Finally, the fees billed by Ernst & Young for tax services, which primarily related to tax compliance, planning, and transfer pricing advice related to our international legal entity formation and restructuring, consultation regarding appropriate handling of items on our U.S. tax returns, and a research and development credit study, are listed above under “Tax Fees.” Fees for annual subscription for Ernst & Young’s online resource library and online document repository are included in “All Other Fees.”

Pre-Approval Policies and Procedures
The Audit Committee pre-approves all audit and non-audit services provided by the independent registered public accounting firm. This policy is set forth in the charter of the Audit Committee that is available at https://investors.dexcom.com/corporate-governance.

The Audit Committee considered whether the non-audit services rendered by Ernst & Young LLP were compatible with maintaining Ernst & Young LLP’s independence as the independent registered public accounting firm for auditing our consolidated financial statements and concluded they were.

Report of the Audit Committee of the Board
The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of Dexcom under the Securities Act of 1933 or the Exchange Act of 1934, unless and only to the extent that Dexcom specifically incorporates it by reference.
The Audit Committee reviewed and discussed with Dexcom’s management and Ernst & Young LLP the audited consolidated financial statements of Dexcom for the year ended December 31, 2022. The Audit Committee has also discussed with Ernst & Young LLP such matters as are required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board.
The Audit Committee has received and reviewed the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with Ernst & Young LLP its independence from Dexcom.
Based on the reviews and discussion referred to above, the Audit Committee recommended to the Board that such audited consolidated financial statements be included in Dexcom’s Annual Report on Form 10-K for the year ended December 31, 2022 as filed with the SEC on February 9, 2023.

Audit Committee
Mark G. Foletta (Chair)
Nicholas Augustinos
Richard A. Collins
Barbara E. Kahn

PROPOSAL NO. 3
Advisory Vote on Executive Compensation

☑
THE BOARD RECOMMENDS A VOTE FOR PROPOSAL NO. 3, AS SET FORTH IN THE RESOLUTION BELOW.

This matter is being submitted to enable stockholders to express views on the design and effectiveness of our executive compensation program. Our goals for our executive compensation program are to support our key strategic and financial goals, and to attract, motivate and retain a talented, entrepreneurial and creative team of executive officers who will provide leadership for our success. Our executive compensation program seeks to accomplish these goals in a way that rewards performance and is aligned with our stockholders’ long-term interests. Our executive compensation program is aligned to market ranges, as to base salary cash compensation relative to our peer group of companies as we work to achieve and maintain profitability, and emphasizes long-term equity awards as well as annual incentive plans with payouts tied to achievement of various financial and operational goals. We believe that our executive compensation program satisfies these objectives and is strongly aligned with the short- and long-term interests of our stockholders. We believe the compensation program for our named executive officers was instrumental in helping us achieve strong performance in 2022, including generating a record full fiscal year 2022 revenue ("GAAP Revenue") as reported on our Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on February 9, 2023 ("Form 10-K") of $2.91 billion, an increase of $461.3 million, or 19%, as compared to 2021, and an increase of $983.1 million, or 51%, as compared to 2020.
We encourage stockholders to read the Compensation Discussion and Analysis section of this Proxy Statement, which describes the details of our executive compensation program and the decisions made by the Compensation Committee in 2022.
The Board has determined to hold a “Say-on-Pay” advisory vote every year. In accordance with this determination and Section 14A of the Securities Exchange Act of 1934, as amended, and as a matter of good corporate governance, we are asking you to indicate your support for the compensation of our named executive officers as described in this Proxy Statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. It is expected that the next say-on-pay vote will occur at the 2024 Annual Meeting of Stockholders.
We are requesting that stockholders cast a non-binding advisory vote on the following resolution:
RESOLVED, that the compensation of our named executive officers, as disclosed pursuant to the SEC’s compensation disclosure rules in this Proxy Statement for the Annual Meeting (which disclosure includes the Compensation Discussion and Analysis, the compensation tables and the narrative disclosures that accompany the compensation tables) is hereby APPROVED.
As an advisory vote, this proposal is not binding upon us. However, our Board and the Compensation Committee, which is responsible for designing and administering our executive compensation program, values the opinions expressed by stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for our named executive officers.

PROPOSAL NO. 4
Frequency of Advisory Vote on Executive Compensation

☑
THE BOARD RECOMMENDS A VOTE FOR PROPOSAL NO. 4, AS SET FORTH IN THE RESOLUTION BELOW.

We are requesting our stockholders to advise on how frequently we should seek an advisory vote on the compensation of our named executive officers. The non-binding advisory vote on executive compensation described in Proposal No. 3 above is referred to as a “say-on-pay vote.”
Section 14A of the Exchange Act affords stockholders the opportunity to cast an advisory vote on how often we should include a "Say-on-Pay" vote in our proxy materials for future annual stockholder meetings (or special stockholder meetings for which we must include executive compensation information in the proxy statement for that meeting). Under this Proposal No. 4, stockholders may vote to have the say-on-pay vote every one year, every two years, every three years or abstain from voting on this proposal.
For our prior say-on-frequency vote, at our 2017 Annual Meeting of Stockholders, our Board of Directors recommended an annual say-on-pay vote and our stockholders concurred, casting a majority of their votes in favor of a one-year frequency. Accordingly, we have held annual say-on-pay votes for each of the past five years.
Our Board of Directors continues to believe that say-on-pay advisory votes should be conducted every year. An annual advisory vote on executive compensation allows our stockholders to provide input on our compensation philosophy, policies and practices as disclosed in our proxy statement every year.
We therefore request that our stockholders select “One Year” when voting on the frequency of advisory votes on executive compensation. Although the advisory vote is non-binding, our Board will review the results of the vote and, consistent with our record of stockholder engagement, take them into account in making a determination concerning the frequency of advisory votes on executive compensation.
We expect that our next vote on the advisory say-on-frequency proposal will occur at our 2029 Annual Meeting of Stockholders.
The affirmative vote of the holders of a plurality of the votes cast. The frequency —“One Year,” “Two Years” or “Three Years” — receiving the highest number of affirmative votes will be determined to be the preferred frequency of holding future non-binding votes to approve executive compensation. Broker non-votes and abstentions will have no effect on the outcome of the vote.
OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE OPTION OF ONCE EVERY ONE YEAR AS THE FREQUENCY WITH WHICH STOCKHOLDERS ARE PROVIDED A NON-BINDING ADVISORY VOTE ON OUR EXECUTIVE COMPENSATION (PROPOSAL NO. 4) AS OPPOSED TO ONCE EVERY TWO OR THREE YEARS).
PROXIES RECEIVED BY THE COMPANY WILL BE VOTED FOR THIS PROPOSAL UNLESS OTHERWISE INSTRUCTED.

EXECUTIVE OFFICERS

The following is biographical information as of March 29, 2023 for our executive officers, with the exception of Kevin Sayer, our Chairperson, President and Chief Executive Officer, who is discussed above under Proposal No. 1 (Election of Directors).

Name	Age	Position
Jereme M. Sylvain	43	Executive Vice President, Chief Financial Officer
Donald M. Abbey	56	Executive Vice President, Global Business Services, IT Quality and Regulatory Affairs
Michael Brown	53	Executive Vice President, Chief Legal Officer
Matthew Dolan	42	Executive Vice President, Strategy, Corporate Development and Dexcom Labs
Paul Flynn	54	Executive Vice President, Global Revenue
Teri Lawver	56	Executive Vice President, Chief Commercial Officer
Jacob S. Leach	45	Executive Vice President, Chief Operating Officer
Girish Naganathan	46	Executive Vice President, Chief Technology Officer
Steven R. Pacelli	51	Executive Vice President, Managing Director, Dexcom Ventures
Barry J. Regan	51	Executive Vice President, Global Operations
Shelly R. Selvaraj	64	Senior Vice President, Chief Information Officer
Sadie M. Stern	48	Executive Vice President, Chief Human Resources Officer

Jereme M. Sylvain
Executive Vice President, Chief Financial Officer

Jereme M. Sylvain has served as our Chief Financial Officer since March 2021, and has served as our Chief Accounting Officer since March 2020. Prior to his role as Chief Financial Officer, Mr. Sylvain served as our Senior Vice President, Finance and Chief Accounting Officer since March 2020, and joined Dexcom in September 2018 as our Vice President, Finance and Corporate Controller. Prior to joining Dexcom, Mr. Sylvain held various positions at NuVasive, Inc., including Vice President, Corporate Controller and Chief Accounting Officer from August 2016 to September 2018 and Vice President, Corporate Controller from March 2014 to August 2016. Prior to joining NuVasive, Inc. Mr. Sylvain held the role of Senior Director, Finance with Thermo Fisher Scientific, where he was responsible for global accounting for the life sciences solutions group. Mr. Sylvain joined Thermo Fisher Scientific in February 2014, following its acquisition of Life Technologies Corporation. From July 2007 to February 2014, Mr. Sylvain held multiple finance and accounting roles at Life Technologies and its predecessor, Invitrogen Corporation. Prior to joining Invitrogen, Mr. Sylvain worked for the public accounting firm Ernst & Young LLP. Mr. Sylvain obtained his Certified Public Accounting license after receiving a B.A. in Finance from Arizona State University and a M.S. in Accountancy from the University of Notre Dame.

Donald M. Abbey
Executive Vice President, Global Business Services, IT Quality and Regulatory Affairs

Donald M. Abbey has served as our Executive Vice President, Global Business Services, IT, Quality and Regulatory Affairs since January 2017 and served as our Executive Vice President, Quality from May 2016 to January 2017. From March 2007 to April 2016, Mr. Abbey served in executive roles for Becton Dickinson (the acquirer of CareFusion in March 2015 which itself was spun off from Cardinal Health in 2009), including as Senior Vice President, Quality and Regulatory for Becton Dickinson from March 2015 to May 2016, as Executive Vice President, Quality, Regulatory and Medical Affairs for CareFusion from May 2011 to March 2015, as Senior Vice President, Quality and Regulatory for CareFusion from October 2009 to May 2011, and as Senior Vice President, Quality and Regulatory for Cardinal Health from March 2007 to October 2009. Prior to 2007 Mr. Abbey held senior quality and regulatory affairs and general management positions with Respironics, Welch Allyn, and Philips Healthcare. Mr. Abbey began his career at Varian Medical and Boston Scientific holding positions of increasing responsibility in research and development and quality. Mr. Abbey received a B.S.E.E. from Washington State University and an MBA from the University of Washington.

Michael Brown
Executive Vice President, Chief Legal Officer

Michael Brown is Executive Vice President and Chief Legal Officer at Dexcom, where he has worldwide responsibility for all legal and intellectual property matters. Before joining Dexcom in 2022, Mr. Brown was a partner at DLA Piper, from January 2017 until January 2022, where he served as outside general counsel to companies, advised on important business and legal issues, assisted with corporate governance and executed mergers and acquisitions and financings. Prior to DLA Piper, he was a partner at Stradling Yocca Carlson & Rauth, where he represented emerging and public technology, life science and other growth companies. Prior to Stradling Yocca Carlson & Rauth, Mr. Brown served as outside General Counsel for several high-growth companies. Mr. Brown earned his J.D. from the University of Virginia School of Law and his B.A. from the University of Washington. Mr. Brown is a board member of Riding on Insulin, a non-profit organization that connects the global diabetes community through action sports.

Matthew Dolan
Executive Vice President, Strategy, Corporate Development and Dexcom Labs

Matthew Dolan has served as our Executive Vice President of Strategy, Corporate Development & Dexcom Labs since September 2022. Mr. Dolan joined Dexcom in 2015 and has held various positions of increasing responsibility. Prior to his current role, Mr. Dolan held the role of Senior Vice President of Strategy, Corporate Development and New Markets from March 2021 to September 2022, and Senior Vice President and General Manager, New Markets from March 2020 to March 2021. Prior to that, Mr. Dolan was Vice President and General Manager, New Markets from May 2019 to March 2020. From March 2017 to May 2019, he served as Vice President of Corporate Development, and held the position of Senior Director, Corporate Affairs from November 2015 to March 2017. In his current role, Mr. Dolan is responsible for Dexcom’s corporate strategy and development functions, including long-range planning, strategic and competitive intelligence, partnerships, and M&A. Since its inception in 2019, he oversees the Dexcom Labs incubator, focused on expanding the company’s value proposition across new areas of growth for both its Continuous Glucose Monitoring and other sensing capabilities. Mr. Dolan's past responsibilities included support of Dexcom’s Investor Relations efforts. With 20 years of experience in the medical technology space, Mr. Dolan began his career as an equity analyst. Prior to Dexcom, he served as Senior Research Analyst at Roth Capital Partners, followed by a leadership role in strategy and business development at Volcano Corporation for three years through the company’s acquisition by Philips in 2015. Mr. Dolan holds a Bachelor’s degree in Economics/Pre-Medicine from Northwestern University.

Paul Flynn
Executive Vice President, Global Revenue

Paul Flynn serves as our Executive Vice President, Global Revenue following his promotion in March 2021 from the role of Senior Vice President, Global Revenue, which he has held since January 1, 2021. Mr. Flynn previously served as our Senior Vice President and General Manager, Americas and Asia Pacific from April 2019 to March 2021, Vice President of International Market Development from October 2015 to March 2019, and various other key roles prior to that since joining Dexcom in October 2015. Previously, Mr. Flynn served with Johnson & Johnson for 23 years including various leadership roles at Animas Corporation from 2006 to 2015, LifeScan Canada from 2001 to 2006, and Johnson and Johnson Medical Products from 1992 to 2001. Mr. Flynn received a Bachelor of Business Administration from Simon Fraser University and an MBA from Wilfrid Laurier University.

Teri Lawver
Executive Vice President, Chief Commercial Officer

Teri Lawver has served as our Executive Vice President, Chief Commercial Officer since January 2023. Ms. Lawver is responsible for Dexcom’s worldwide commercial and marketing teams, with a focus on accelerating global growth, refining our go-to-market strategies, and ensuring flawless execution across all commercial functions. She brings nearly 30 years of experience in healthcare and business leadership to her role at Dexcom. Prior to Dexcom, Ms. Lawver spent the last two decades at Johnson & Johnson Corporation ("J&J") from May 2002 through December 31, 2022 in a variety of leadership roles across the medical device, consumer med tech, and pharmaceutical sectors. Most recently, Ms. Lawver was the Worldwide Vice President, Immunology at Janssen Pharmaceutical Companies of J&J, where she led a strategic portfolio transformation to revitalize the Immunology Franchise. During her tenure, worldwide Immunology revenue grew annual revenue grew from $11B to over $16B annually, during a time of significant market disruption.

Before joining J&J, Ms. Lawver was an Associate Principal at McKinsey & Company where she consulted with dozens of Fortune 100 executives and was a leader in the firm’s global healthcare practice. Ms. Lawver began her career as a Derivatives Analyst at Bloomberg Financial Markets. Ms. Lawver holds an M.B.A. from Duke University’s Fuqua School of Business, and a Bachelor of Science degree from Georgetown University.

Jacob S. Leach
Executive Vice President, Chief Operating Officer

Jacob S. Leach has served as our Executive Vice President and Chief Operating Officer since August 2022, and previously served as our Executive Vice President, Chief Technology Officer from October 2018 to August 2022, Senior Vice President of Research and Development from January 2015 to October 2018, and previously served as our Vice President of Research and Development from January 2011 to January 2015. From February 2010 to January 2011, he served as our Senior Director of Research and Development, from September 2008 to February 2010, he served as our Director of Research and Development, from January 2007 to February 2010 he served as our Manager of Hardware Engineering, and from March 2004 to January 2007 as Senior Electrical Engineer. From 1996 to 2004, Mr. Leach held positions in research and development at MiniMed and subsequently Medtronic Diabetes, focusing on the development of glucose sensing systems. Mr. Leach holds a Bachelor of Science degree in Electrical Engineering with a minor in Biomedical Engineering from the University of California, Los Angeles.

Girish Naganathan
Executive Vice President, Chief Technology Officer

Girish Naganathan has served as our Executive Vice President, Chief Technology Officer since October 2022. Mr. Naganathan is responsible for setting global strategy and direction for the Research and Development organization, driving the execution of technology roadmaps, and accelerating new product research, development, and commercialization. Mr. Naganathan has close to 25 years of experience spanning the Consumer Electronics, Data Storage, IoT, and Broadband industries. Prior to joining Dexcom, he spent over ten years at Technicolor, from March 2011 to October 2022 most recently serving as Chief Technology Officer and General Manager of the Broadband Business Division. In these roles, he set the company’s strategic technology direction, leading product development and deploying IoT solutions across markets and industries. This work included driving innovation across multiple product lines, ensuring the success of technology acquisitions, building relationships with key customers and partners, and fostering a culture of accountability and agility. Before joining Technicolor, Mr. Naganathan held several leadership positions at Seagate Technology. He holds a Master of Business Administration from the University of Colorado, a Master of Science in Mechanical Engineering from Purdue University, and a Bachelor of Mechanical Engineering degree from PSG College of Technology.

Steven R. Pacelli
Executive Vice President, Managing Director, Dexcom Ventures

Steven R. Pacelli has served as our Executive Vice President & Managing Director, Dexcom Ventures since January 2021. Mr. Pacelli has served in roles of increasing responsibility with Dexcom since April 2006, including as its EVP, Strategy & Corporate Development from August 2012 to January 2021, Chief Operating Officer from June 2010 to August 2012, Chief Administrative Officer from December 2008 to June 2010, Senior Vice President of Corporate Affairs from June 2007 to December 2008, and Vice President of Legal Affairs from April 2006 to June 2007. Prior to joining Dexcom, Mr. Pacelli served as a corporate attorney specializing in finance, mergers and acquisitions, and general corporate matters, and also in an executive role as general counsel of several privately held companies. Mr. Pacelli received a BA from the University of California, Los Angeles, and a J.D. from the University of Virginia. Mr. Pacelli is a member of the State Bar of California.

Barry J. Regan
Executive Vice President, Global Operations

Barry J. Regan has served as our Executive Vice President, Global Operations since November 2020. Prior to joining Dexcom, Mr. Regan served as Senior Vice President, Global Operations at Wright Medical from July 2018 to November 2020. From March 2015 to June 2018 Mr. Regan served as Senior Vice President, Global Supply Chain & Procurement at Smith & Nephew. Mr. Regan served as Vice President, US & Puerto Rico Operations at AbbVie from January 2013 to March 2015. Prior to 2013 Mr. Regan spent nearly 19 years with Abbott, in various operations leadership positions. Mr. Regan received a Bachelor of Technology degree from the University of Limerick and an MBA from the Lake Forest Graduate School of Management.

Shelly R. Selvaraj
Senior Vice President, Chief Information Officer

Shelly R. Selvaraj has served as our Senior Vice President, Chief Information Officer since September 2021 and previously served as our Senior Vice President, Information Technology from October 2018 to September 2021, and as our Vice President, Information Technology from May 2016 to October 2018. Mr. Selvaraj has a wide range of experience within global organizations in the fields of supply chain management, healthcare informatics and information technology. Prior to joining Dexcom, Mr. Selvaraj held various IT leadership roles at CareFusion, a Becton Dickinson Company, from March 2012 to May 2016, and ResMed in San Diego from April 2007 to March 2012. Earlier in his career, he worked for Motorola, Inc. and ON Semiconductor Corp. in Phoenix, Arizona. Mr. Selvaraj received a BE in Mechanical Engineering from the University of Madras and a Masters in Industrial Engineering from Arizona State University.

Sadie M. Stern
Executive Vice President, Chief Human Resources Officer

Sadie M. Stern has served as our Executive Vice President and Chief Human Resources Officer since September 2020. From October 2017 to September 2020, Ms. Stern was employed by 3D Systems Corporation, most recently as Executive Vice President, People and Culture. From January 2012 until October 2017, Ms. Stern served as Senior Director, Human Resources of Qualcomm. Ms. Stern has also worked at LG Electronics and The Walt Disney Company, and received a Bachelor of Arts in English from San Diego State University and a Masters of Arts in Higher Education from the University of Denver.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis
This Compensation Discussion and Analysis explains our executive compensation philosophy and programs, the decisions of the Compensation Committee of the Board made regarding those programs during fiscal 2022 and the factors considered in making those decisions. The Compensation Committee has the principal responsibility for establishing, implementing and continually monitoring adherence to our compensation philosophy and objectives. The Compensation Committee’s duties include advising the Board on the compensation of our executive officers, including our Chief Executive Officer ("CEO"), Chief Financial Officer ("CFO"), and Executive Vice Presidents (“EVP”). This Compensation Discussion and Analysis focuses on the compensation of our named executive officers (our “NEOs”) for 2022, who were:

2022 NAMED EXECUTIVE OFFICERS

Kevin R. Sayer
Chairperson, President & Chief Executive Officer

Jereme M. Sylvain
EVP, Chief Financial Officer

Michael J. Brown
EVP, Chief Legal Officer

Jacob S. Leach
EVP, Chief Operating Officer

Girish Naganathan

EVP, Chief Technology Officer

Fiscal 2022 Corporate Performance
Executive Summary
We are a medical device company primarily focused on the design, development and commercialization of CGM systems for use by people with diabetes and by healthcare providers. Operating in a novel technology category that we believe remains under-penetrated, our overarching objective is to both advance our technology platform and grow our product revenue, each as quickly and sustainably as possible.

Key Highlights(1) for fiscal 2022 include the following:

Reported Revenue	Gross Profit	Operating Income	Net Income
$2.91 billion	$1.88 billion	$391.2 million	$341.2 million
up 19% from 2021	up 12% from 2021	up 47% from 2021	up 57% from 2021

(1) The financial figures listed as key highlights are on GAAP basis as reported on our Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on February 9, 2023.

Financial Flexibility
Cash, Cash Equivalents, & Short-term Marketable Securities	Working Capital	Operating Cash Flows	Available Line of Credit
$2.46 billion	$1.83 billion	$669.5 million	$192.7 million

Our balance sheet remains strong, with $2.46 billion in cash, cash equivalents and short-term marketable securities as of December 31, 2022. This continues to provide us with significant financial and strategic flexibility to support our growth initiatives, including production capacity expansion and exploring new market opportunities.

Strategic Achievements
•	Received CE Mark and FDA clearance for the Dexcom G7 CGM system for people with diabetes ages two years and older. Initiated the international launch of Dexcom G7 in the third quarter.
•	Expanded international access for Dexcom CGM through our portfolio of CGM systems, including the launch of Dexcom ONE in the UK, Spain, Belgium, Croatia, Romania and Greece.
•	Granted Breakthrough Device Designation by the FDA for the Dexcom CGM Hospital System, providing a more efficient and streamlined review pathway for inpatient Dexcom CGM use.

Our financial and operational success continues to translate into sustained long-term stock price growth for the benefit of our stockholders. The following tables depict our Total Shareholder Return (“TSR”) for the one, three and five-year periods ended December 31, 2022.

Fiscal 2022 Compensation Overview
Given the focus on reducing healthcare costs, trends in the healthcare industry and changing regulation, the pricing pressure from payors, and increased competition, we anticipated that it would be challenging to maintain a rapid rate of growth during fiscal 2022; nevertheless, we expected our business to achieve:
•substantial increases in revenue;
•increases to our operating income; and
•various performance goals to maintain and advance our technology advantage and commercial deployment.
When designing our fiscal 2022 executive compensation program, the Compensation Committee considered the program objectives set forth below, our fiscal 2022 budget, and the intense competition for executive talent within the medical technology and broader technology and life science sectors. The Compensation Committee’s overall objective was to compensate our executive officers, including our NEOs, in a manner that attracts and retains the caliber of individuals needed to manage and staff a demanding and high-growth business in a rapidly evolving, innovative and competitive industry. As a result, with respect to our executive compensation program, the Compensation Committee:
•maintained our base salary and target total cash compensation levels for our NEOs generally within the market range of our compensation peer group;
•continued to allocate a meaningful proportion of target total cash compensation to our annual cash incentive award plan, which we refer to as our Management Bonus Plan (“2022 Bonus Plan” or “Non-Equity Incentive Plan”), which awards are paid only upon achievement of various financial and operational performance goals and individual performance;
•paid out 2022 Bonus Plan awards to our CEO and other NEOs at approximately 105-114% of target, consistent with company achievement of financial and operational performance goals, as well as individual performance;
•maintained our equity compensation approach from fiscal 2021, under which performance-based restricted stock units ("PSUs") and RSUs were granted based on expected future contributions of each executive officer;
•consistent with our prior years, PSUs represented a meaningful portion of our CEO's and NEOs total equity offering to ensure alignment with continued company growth and stockholder return; and
•maintained strong governance policies and practices.

Leadership Transitions
•In January 2022, Mr. Brown was hired as our Executive Vice President, Chief Legal Officer. In connection with his appointment and following an analysis of competitive market practices and input from Aon, Mr. Brown entered into an offer letter with us pursuant to which he was entitled to an annual base salary of $525,000, an annual cash performance bonus with a target equal to 75% of his annual base salary (which target annual bonus was pro-rated for 2022 based on Mr. Brown’s period of service in 2022), and a new hire restricted stock unit award representing a number of shares of the Company’s common stock with a value of $5,000,000, vesting over four years in equal annual installments from the date of grant.
•Effective August 25, 2022, Mr. Leach was promoted from Chief Technology Officer to Executive Vice President, Chief Operating Officer. In connection with his promotion, and following an analysis of competitive market practices and input by Aon, Mr. Leach received a raise to an annual base salary of $600,300 and became eligible to receive an annual cash performance bonus for 2022. The target amount for Mr. Leach’s annual cash performance bonus is equal to 75% of his annual base salary, with the actual bonus amount to be determined by the Compensation Committee of the Board (and to be pro-rated for his increase in base salary during 2022). In addition, Mr. Leach remains eligible to participate in the employee benefit plans that the Company offers its other employees.
•In October 2022, Mr. Naganathan was hired as our Executive Vice President, Chief Technology Officer. In connection with his appointment and following an analysis of competitive market practices and input by Aon, Mr. Naganathan entered into an offer letter with us pursuant to which he was entitled to an annual base salary of $500,000, an annual cash performance bonus with a target equal to 75% of his annual base salary (which target annual bonus was pro-rated for 2022 based on Mr. Naganathan’s period of service in 2022), and a new hire restricted stock unit award representing a number of shares of the Company’s common stock with a value of $3,000,000, vesting over four years in equal annual installments from the date of grant. Mr. Naganathan also received a $200,000 signing bonus.

Compensation Philosophy and Objectives
We have designed our executive and broad-based employee compensation programs to support our near-term financial and strategic objectives and promote the long-term growth of our company. Our compensation philosophy for all employees, including our executive officers, is to ensure that our compensation programs:
•support our key financial and strategic goals;
•relate directly to our corporate performance;
•align the interests of our executive officers with the interests of our stockholders;
•appropriately manage compensation-related risk within the context of our business; and
•provide a total compensation package that is competitive and enables us to attract, motivate, reward and retain talented executive officers and employees.
Different compensation elements are designed to reward short-term and longer-term performance with a common goal of increasing value for our key constituencies—patients, healthcare providers, stockholders and our employees. We believe the compensation of our executive officers and employees should reflect our performance as an organization, and their performance as individuals, in attaining key financial and operating objectives established by our Board. In addition, we strive to promote an ownership mentality among our employees, including our executive officers, which we believe is best achieved through our equity incentive programs. To achieve these objectives, an important aspect of our overall compensation philosophy is to emphasize equity and performance-based incentive compensation, which we believe best aligns the interests of our employees and our stockholders.

2022 Executive Compensation Policies and Practices at a Glance

WHAT WE DO	WHAT WE DO NOT DO

☑       Pay for Performance: We link the cash compensation of our executive officers to our performance and stockholder interests by heavily weighting their target total cash compensation opportunities to the achievement of strong financial performance tied to a balanced mix of pre-established performance measures and by granting long-term equity awards that align their interests with those of our stockholders. In 2022, we also granted a meaningful portion of our NEO's annual equity award allocation in PSUs. These PSUs consisted of 50% of the CEO’s total annual equity awards (at target) and 20% of the other NEO’s total annual equity award (at target). The PSUs are earned and vested subject to achievement of certain performance metrics, continuous service, and certification by our Compensation Committee. For additional information regarding the metrics for the PSUs, see the section titled “Equity Awards” below. In 2023, all Section 16 officers will continue to have a meaningful portion of their annual equity awards consist of PSUs.
☑       Independent Compensation Advisor and Compensation Committee members: The Compensation Committee selects and engages its own independent advisor and all Compensation Committee members are independent directors.
☑       Thoughtful Peer Group Analysis: The Compensation Committee reviews external competitive market data when making compensation decisions and annually reviews and, where appropriate, updates our compensation peer group.
☑       Post-Vesting Stock Holding Guidelines: Our CEO is required to retain all shares received as a result of the exercise or settlement of any stock option or RSUs granted after April 8, 2015, net of the applicable exercise price and tax withholdings, for a period of no less than twelve months.
☑       Stock Ownership Guidelines: Our executive officers and the non-employee members of our Board are subject to stock ownership guidelines equal to a multiple of their respective annual base salaries (3x for executives) or Board annual grants (2x for directors).
☑       Compensation Recovery (“Clawback”) Policy: Our Clawback policy provides that our Board of Directors may require the forfeiture, recovery or reimbursement of cash and equity incentive compensation from an executive officer in the event his or her fraud or intentional illegal conduct is determined by our Board to have materially contributed to a restatement of our financial results. We intend to revise this policy (or implement a new policy) in accordance with the listing standards adopted by NASDAQ pursuant to final rules regarding recoupment of executive officer compensation adopted by the Securities and Exchange Commission in November 2022.

☒       No Special Perquisites or Benefits: We do not provide special perquisites or other personal benefits to our executive officers, such as company cars, club memberships or supplemental executive health benefits.
☒       No Hedging in Company Securities: Our executive officers, the non-employee members of our Board and all employees are prohibited from engaging in any hedging transaction with respect to our equity securities, except as further described in “Corporate Governance - Anti-Hedging”.
☒       No Pledging of Company Securities: Our executive officers and the non-employee members of our Board are prohibited from engaging in any pledging transaction with respect to our equity securities.
☒       No Guaranteed Bonuses or Equity Awards: We do not provide guaranteed minimum bonuses or uncapped incentives under our 2022 Bonus Plan. We also do not provide any guaranteed annual equity values for our executive officers (any awards are periodically determined by our Compensation Committee).
☒       No Re-Pricing or Discounted Options / SARs: We do not provide discounted stock options or stock appreciation rights. Our A&R 2015 EIP prohibits the repricing, exchange or buyout of stock options or stock appreciation rights without stockholder approval.
☒       No Tax Gross-Ups: We do not provide tax payments or “gross-ups” for “excess parachute payments” or other executive benefits except with respect to relocation and expatriate benefits per the Company's standard practices.

Stockholder Advisory Vote on Executive Compensation
At our 2022 Annual Meeting of Stockholders our stockholders expressed support for our executive compensation program, with 93% of the votes cast (excluding abstentions and broker non-votes) voting in favor of the compensation of our NEOs.
The Compensation Committee reviewed the results of the Say-on-Pay vote when designing our 2023 executive program, and concluded based on the results of such vote and the stockholders’ endorsement of our compensation program that our executive compensation program was operating as anticipated. Consequently, the Compensation Committee did not make any significant changes to our executive compensation program based on its review of the voting results. The Compensation Committee will continue to consider stockholder feedback and the results of the Company’s Say-on-Pay votes when making future compensation decisions for the Company’s NEOs. In furtherance of this objective, the Compensation Committee and the Board of Directors are recommending that stockholders approve holding an advisory "say on pay" vote on an annual basis. See "Proposal No. 4 - Frequency of Advisory Vote on Executive Compensation" above.

Compensation Decision-Making Process
Role of Compensation Committee
The Compensation Committee approves the compensation of our NEOs, including establishing the performance metrics for our incentive plans, and provides a recommendation to our Board on the CEO’s compensation.
As part of the decision-making process, the Compensation Committee reviews competitive market information with our CEO for each executive officer. In addition, at the beginning of each fiscal year, the Compensation Committee reviews executive officer performance for the last year and objectives for the next year, together with his or her responsibilities and experience level. The Compensation Committee also considers our overall fiscal performance compared to our fiscal objectives and performance targets, strategic and operational performance and our stockholder returns. The relative weight given to these factors varies with each individual at the discretion of the Compensation Committee.
Role of Management
Management provides data, analyses, input and recommendations to the Compensation Committee through our CEO, including a review of such executive officer’s performance and contribution during the prior year. Management also provides such data, analyses and input directly to Aon, the Compensation Committee’s independent compensation consultant. Our CEO, with the support of management representatives from our human resources, finance and legal departments, provides input on compensation levels and structures for the Compensation Committee to consider when determining each element of compensation. The Compensation Committee gives significant weight to our CEO’s evaluation of each executive officer’s performance and recommendations of appropriate compensation (other than the CEO's own compensation). The Compensation Committee reviews these assessments and recommendations; however, the Compensation Committee’s decisions are made by the Compensation Committee in its sole discretion, and outside of the presence of any affected executive officers. The Compensation Committee determines our CEO's compensation based on input from Aon.
Role of Compensation Consultant
The Compensation Committee has engaged an independent compensation consultant since 2006 and the Compensation Committee utilized Aon’s services in fiscal 2021 and during fiscal 2022 to make certain determinations with respect to compensation for fiscal 2022. Pursuant to its charter, the Compensation Committee has the authority to retain, approve fees for, and, as may be necessary or advisable, change or terminate the relationship with compensation consultants, legal counsel or other advisors as it deems necessary to assist in the fulfillment of its responsibilities. The Compensation Committee annually evaluates the independence of its compensation consultants, assesses their performance and establishes the scope of work and fees for such consultants. Aon has implemented policies and procedures to ensure its objectivity, and the objectivity of the advice they provide to the Compensation Committee. In fiscal 2022, the Compensation Committee conducted an assessment of Aon’s independence pursuant to the SEC rules and Nasdaq listing standards and concluded that Aon’s work did not give rise to any conflict of interest. During fiscal 2022, the Compensation Committee directed Aon to complete a competitive analysis of our executive compensation program. In connection with this analysis, Aon analyzed both publicly available data from the companies in our compensation peer group (as described below) and compensation survey data, while also obtaining historical data and insight into our previous compensation practices.

Compensation Peer Group
In its analysis, Aon, the Compensation Committee's independent compensation consultant, used a peer group of publicly traded companies consisting of firms directly comparable in size and industry to ours, and which are generally direct competitors to us for valued employees in the medical device and technology and broader life science and technology sectors. In addition, the companies in this peer group were generally in similar stages of their business lifecycle within the medical or broader life science and technology sectors, and generally had similar annual revenues, annual revenue growth, market capitalization, and/or headcount.
This compensation peer group was updated by the Compensation Committee in advance of making decisions with respect to fiscal 2022 (the list below reflects peer group updates in 2021 to guide 2022 compensations decisions). The primary specific criteria used to review and update the peer group consisted of the following:

Compensation Peer Group Criteria

Revenue	Industry	Market Capitalization

Trailing twelve months revenue that, at the time of the analysis, generally fell within the range of 0.5 to 2.5 times our revenue.	Medical technology and device and broader high-growth life science and technology companies.	Market capitalization that, at the time of the analysis, generally fell within a range of 0.3 to 3.0 times our market capitalization.
Application of this criteria resulted in minor changes in the peer group, adding and removing companies outside the specific medical device industry that better reflect Dexcom’s size, value and growth. Two companies, Palo Alto Networks Inc. and Snap, Inc., were removed from the peer group, and two companies were added, as indicated below. For fiscal 2022 compensation decisions, the compensation peer group approved by the Compensation Committee was comprised of the following companies:

Fiscal 2022 Peer Group Companies
Abiomed, Inc.	Illumina, Inc.
Agilent Technology*	Insulet Corporation
Align Technology	Intuitive Surgical, Inc.
BioMarin Pharmaceutical Inc.	Masimo
Cerner Corp*	ResMed
Docusign, Inc.	Seattle Genetics (acquired by Seagen Inc.)
Edward Lifesciences	Splunk Inc.
Exact Sciences Corporation	Veeva Systems Inc.
IDEXX Laboratories, Inc.

* New peer group companies were added for fiscal 2022.

Competitive Positioning
The Compensation Committee generally seeks to position each executive officer’s target total direct annual compensation to fall within the median range for comparable positions at the companies in our compensation peer group. In addition, the Compensation Committee generally structures our executive compensation program so that outstanding performance (as measured against our compensation plan measures and related target levels) generates total annual cash compensation above the median range. On the other hand, our compensation program is generally structured so that achievement below our plans’ objectives generates total annual cash compensation below the median range, which reflects the Compensation Committee’s pay-for-performance philosophy.
The Compensation Committee may adjust an element of an executive officer’s pay or target total direct compensation above or below the median range to acknowledge the value, experience and potential he or she brings to the role, ability and success in meeting key objectives and level of performance. The differences in compensation levels among our executive officers are primarily attributable to the differences in the range of compensation for similar positions at the companies in our compensation peer group. However, the Compensation Committee does not benchmark its compensation decisions to any particular level or against any specific member of the peer group. Rather, it uses the peer group data as a factor in determining the appropriate levels of overall total compensation and each individual compensation element for our executive officers. In addition to the peer group data, the Compensation Committee also considers market information from the Radford Global Technology published compensation survey, which reflects the broader market in which we compete for talent.

Fiscal 2022 Compensation Elements
In fiscal 2022, the Compensation Committee designed our executive compensation program to focus our executive officers on leading our entire organization toward achieving both short-term and long-term strategic, financial and operational goals, and increasing stockholder value, without encouraging excessive risk-taking.
The table sets forth principal elements of compensation for our executive officers, including our NEOs.

Compensation Type	Description	Rationale

Base Salary (Cash)	Fixed compensation delivered in cash on a semi-monthly basis.	Base salary that is designed primarily to be appropriate for our executive officers’ positions and responsibilities, or generally competitive with base salary levels in effect at peer group companies.

Annual Cash Bonus (Cash)	Annual cash bonus awards under the 2022 Bonus Plan that are contingent upon the achievement of annual financial performance objectives established by our Compensation Committee.	Motivates achievement of core strategic short-term financial results.

Equity Incentives (Stock)
Equity incentives, in the form of RSU and PSU awards, with the size of such awards based primarily on individual performance, expected future contributions of each executive officer, relative pay parity considerations within our company, and competitive market considerations.

Award amounts are premised upon our belief that we should:
•recognize significant company performance with particular focus on our revenue growth, and long-term stock price growth;
•conserve our cash resources to support our goal of achieving and maintaining profitability;
•increase alignment of our executive officers’ interests with the long-term interests of our stockholders; and
•encourage our executive officers to behave like owners.

Consistent with our compensation philosophy and objectives described above, an executive officer’s total direct compensation is based upon our company’s overall performance and the performance of that individual executive officer. We do not have a pre-established policy or target for allocating between fixed and variable compensation, which includes short-term cash compensation and long-term equity compensation or among the different types of variable compensation, although the allocation is influenced by the Compensation Committee’s assessment of the compensation practices of the companies in the compensation peer group and our short-term and long-term strategic objectives.

The charts below illustrate the mix of target total annual direct compensation for our CEO and the average target total annual direct compensation of our other NEOs (excluding Mr. Sayer) for fiscal 2022.

CEO Compensation
Base Salary
Short-term Cash Incentives
6%
8%
40%
46%
Long-term Equity Incentives: PSUs
Long-term Equity Incentives: RSUs
94% Variable Pay
Average Other NEO Compensation
Base Salary
Short-term Cash Incentives
9%
9%
7%
75%
Long-term Equity Incentives: PSUs
Long-term Equity Incentives: RSUs
91% Variable Pay
Base Salary
Short-Term Cash Incentives
Long-Term Equity Incentives: PSUs
Long-Term Equity Incentives: RSUs

Base Salary
We provide our executive officers with a base salary to compensate them for services rendered during the fiscal year. The Compensation Committee determines the base salaries for our executive officers based in part on its review of the prevailing compensation practices in our compensation peer group and the following factors: the executive officer’s scope of responsibilities, experience, performance and objectives for the year. Consistent with our compensation philosophy, the Compensation Committee generally strives to set the base salaries for each of our executive officers within market range (i.e. targeting the 50th percentile) of our compensation peer group but maintains flexibility as warranted.
On March 3, 2022, based on the considerations described above, the Compensation Committee approved the fiscal 2022 base salaries for our executive officers, including the NEOs (other than Mr. Naganathan who was hired in October 2022). As a group, the Non-PEO NEOs’ base salaries, on average, increased 15% to 33% in fiscal 2022 as compared to fiscal 2021. Mr. Leach and Mr. Sylvain both received 15% increases from March 2021 to March 2022 based on performance and comparison to external market data. On August 25, 2022, the Board of Directors promoted Mr. Leach from Chief Technology Officer to Chief Operating Officer, resulting in an additional 16% increase to $600,300, effective August 25, 2022.
The CEO’s salary increased by 7% in fiscal 2022 as a result of the Compensation Committee’s assessment of his contribution toward Dexcom’s performance during 2021 and its review of base salaries paid to CEOs of the companies in our compensation peer group CEOs relative to our compensation philosophy, which showed that Mr. Sayer’s base salary was below the median of our peer groups. All increases were made based on considerations of market data, company performance and individual performance and contribution.

Name	2022 Salary ($)	2021 Salary ($)	Change from 2021 (%)
Kevin R. Sayer	965,000	900,000	7%
Jereme M. Sylvain	436,425	379,500	15%
Michael J. Brown	525,000	—	N/A	(1)
Jacob S. Leach	600,300	450,000	33%	(2)
Girish Naganathan	500,000	—	N/A	(3)
(1) Mr. Brown's annual base salary is $525,000, which was negotiated in connection with his commencement of employment with us. His annual salary for the period employed, prorated to reflect his hire date of January 24, 2022 is $491,918.
(2) Mr. Leach's received a 15% increase from $450,000 (2021 Salary) to $517,500 (2022 Salary). He received an additional 16% increase to $600,300, effective August 25, 2022 as the result of his promotion to Chief Operating Officer.
(3) Mr. Naganathan's annual base salary is $500,000, which was negotiated in connection with his commencement of employment with us. His annual salary for the period employed, prorated to reflect his hire date of October 5, 2022 is $120,548.

2022 Bonus Plan
The Compensation Committee believes that a meaningful portion of the target total cash compensation for each executive officer should be in the form of an annual cash incentive opportunity under our 2022 Bonus Plan. Our 2022 Bonus Plan was adopted under the terms of our omnibus Incentive Bonus Plan, which was approved in March 2021 and is described in greater detail in our Form 8-K filed on March 11, 2021 and a copy of the Incentive Bonus Plan is filed with such Form 8-K. The 2022 Bonus Plan is intended to motivate our executive officers to achieve a combination of financial and individual performance objectives, which include strategic operational milestones for our CEO, set by our Compensation Committee that are consistent with and support our annual operating plan. The individual performance of each of our NEOs is based on a qualitative assessment and determined by the Compensation Committee (with input from the CEO for the non-CEO NEOs). Generally, target operational performance objectives to support our short-term financial goals are developed through our annual financial planning process, during which management and our Compensation Committee assess our operating environment and build projections on anticipated results. Such target performance objectives are then reviewed and approved by the Compensation Committee and set forth in objective terms in our 2022 Bonus Plan, and may be based on annual financial and operational performance objectives established by our Board of Directors. The Compensation Committee set an overall cap on annual cash bonus payouts of 200% of the total target payout opportunity for each NEO under the 2022 Bonus Plan.
For fiscal 2022, our Board approved the 2022 Bonus Plan in March 2022 with the terms and conditions for the NEOs described below.
2022 Executive Annual Cash Bonus Formula and Design

2022 Bonus Plan Payout Formula

Base Salary (1)	x	Target Annual Cash Bonus %	x	Financial Performance Multiplier	x	Individual Performance Multiplier	=	Annual Cash Bonus

Financial Performance Multiplier Breakout

Financial Performance Components		Adjusted Revenue Component	+	Non-GAAP Operating Margin Component	+	CEO Strategic Initiative Component	=	Financial Performance Multiplier

CEO Weighting		48%		32%		20%		100%

Other NEO Weighting		60%		40%		—		100%

(1) Based on the salary earned for fiscal year 2022.

2022 Bonus Plan Key Terms	Definitions

Annual Cash Bonus
The annual cash bonus to be paid to the NEOs under the 2022 Bonus Plan after multiplying the NEOs base salary by the Target Annual Cash Bonus, achieved Financial Performance Multiplier, and achieved Financial Performance Multiplier. The annual cash bonus could be prorated based on hire date, promotions or salary changes throughout the fiscal year.

Target Annual Cash Bonus	The target annual cash bonus, expressed as percentage of the NEO's salary, set by the Compensation Committee.

Financial Performance Multiplier	The multiplier applicable to the annual cash bonus based on the sum of the Financial Performance Components.

Financial Performance Components
The sum of the individual components that make up the Financial Performance Multiplier, which includes the Adjusted Revenue Component, the Non-GAAP Operating Margin Component, and, for the CEO, the CEO Strategic Initiative Component.

Adjusted Revenue Component
The Adjusted Revenue Component is based on an adjusted revenue metric set by the Compensation Committee. Adjusted revenue is defined as reported revenue as filed in our Form 10-K with the SEC on February 9, 2023, excluding the effect of acquisitions/dispositions of subsidiaries or group of assets not contemplated in the budget and excluding the effect of foreign currency fluctuations relative to the budgeted rate. The budget rate is the rate determined annually. ("2022 Adjusted Revenue").

Non-GAAP Operating Margin Component	The Non-GAAP Operating Margin Component is based on Non-GAAP Operating Income as defined and calculated as set forth on Appendix A divided by GAAP Revenue ("Non-GAAP Operating Margin").

CEO Strategic Initiative Component	The CEO Strategic Initiative Component is comprised of pre-established milestones set by the Compensation Committee.

Individual Performance Multiplier
The Individual Performance Multiplier is based on the individual's performance throughout the fiscal year and determined by the Compensation Committee. The Individual Performance Multiplier can increase the final Annual Cash Bonus payout up to a maximum of 200% or reduce it to a minimum of 0%.

Target Annual Cash Bonus
For purposes of the 2022 Bonus Plan, our Compensation Committee approved the Target Annual Cash Bonus for our CEO and our other executive officers, including the other NEOs. The Target Annual Cash Bonus percentages were maintained at the same levels as in 2021 or, as applicable for NEOs commencing employment in 2022, determined after reviewing compensation peer group and other market data presented by Aon, the Compensation Committee's independent compensation consultant. The Target Annual Cash Bonus for our NEOs were as follows:

Name	2022 Target Annual Cash Bonus (%)	Change from 2021 (%)
Kevin R. Sayer	125%	0%
Jereme M. Sylvain	75%	0%
Michael J. Brown	75%	N/A
Jacob S. Leach	75%	0%
Girish Naganathan	75%	N/A
Financial Performance Multiplier
In March 2022, the Compensation Committee approved the following components to constitute the Financial Performance Multiplier under the 2022 Bonus Plan.
2022 Adjusted Revenue was selected as the primary measure to determine annual cash bonuses since it is a key indicator of our growth in terms of customers and utilization of our products. No portion of the Annual Cash Bonus attributable to the Adjusted Revenue Component was to be paid unless we met a specified minimum 2022 Adjusted Revenue threshold level for fiscal 2022 of $2.75 billion. Our Compensation Committee believed the 2022

Adjusted Revenue threshold to be challenging but achievable, requiring strong performance from each of our NEOs. See Appendix A for the reconciliation of our GAAP Revenue to the 2022 Adjusted Revenue figure.
Non-GAAP Operating Margin was selected as a second key measure to determine Annual Cash Bonuses to provide our NEOs with an incentive to increase our operating income as we continue to work towards achieving and maintaining profitability. No portion of the Annual Cash Bonus attributable to the Non-GAAP Operating Margin Component was to be paid unless we met a specified minimum Non-GAAP Operating Margin threshold for fiscal 2022 of at least 14.00%. The Non-GAAP Operating Margin threshold was established at a level that our Compensation Committee believed to be achievable, but would require the Non-GAAP Operating Margin to meaningfully grow, and would require strong performance by each of our executive officers.
Achievement below threshold for the Adjusted Revenue Component and Non-GAAP Operating Margin Component may result in no payout of the Annual Cash Bonus. However, the Board of Directors retains discretion for bonus payouts if the performance achieved is below threshold, but it did not exercise this discretion.
Strategic initiative milestones, applicable only to the CEO, were selected as a third key measure given the importance of continuing to develop our pipeline, commercialize our products, and increase our organizational efficiency. Under the 2022 Bonus Plan, 20% of the CEO's target annual cash bonus opportunity was tied to achieving certain strategic initiative milestones selected by our Compensation Committee for fiscal 2022. The CEO’s strategic initiatives related to our product roadmap, the launch of certain products, certain product volume targets, organizational structure development, partner development and FDA conceptual alignment on certain products.
These strategic initiative milestones were designed to directly impact our ability to advance our product portfolio, increase revenue, increase our organizational efficiency, and increase the overall value of the Company in the future. The Compensation Committee and the Board evaluated and weighed the level of achievement of each of these milestones, and determined that they were achieved at 105%.

The following table presents information relating to the various components and ranges of achievement for each component of the Financial Performance Multiplier under the 2022 Bonus Plan. To reflect performance above or below targets, the Adjusted Revenue Component and Non-GAAP Operating Margin Component have sliding scales that provide for Annual Cash Bonus payouts greater than the target bonus if results were greater than target or less than the target bonus if results were lower than the target.

2022 Annual Cash Bonus Financial Performance Multiplier Structure

			CEO		Other NEO
Financial Performance Components	Fiscal 2022 Ranges of Achievement	Applicable Multiplier (%)	Target Financial Performance Multiplier (%)	Maximum Financial Performance Multiplier (%)	Target Financial Performance Multiplier (%)	Maximum Financial Performance Multiplier (%)

Adjusted Revenue Component ($ Billions) (1)
Minimum	Less than $2.75	0%	48%	84%	60%	105%
Target	$2.90 - $2.949	100%
Maximum	$3.15 or greater	175%

Non-GAAP Operating Margin Component (%)
Minimum	Less than 14.0%	0%	32%	56%	40%	70%
Target	16.0% - 16.49%	100%
Maximum	20.00% or greater	175%

CEO Strategic Initiative Component (2) (CEO Only)
Minimum		—%	20%	20%	—%	—%
Maximum		100%

Total (1)			100%	160%	100%	175%

(1) See above for the definition of Adjusted Revenue Component.
(2) The CEO Strategic Initiative Component multiplier is 100% if all the milestones are achieved in full, but may be less if there is partial achievement.

Fiscal 2022 Financial Performance Multiplier Bonus Plan Results
The following table presents information relating to the various components and actual achievement of the Financial Performance Multiplier under the 2022 Bonus Plan.

2022 Achieved Annual Cash Bonus Financial Performance Multiplier

			CEO	Other NEO
Financial Performance Components	Fiscal 2022 Achieved Performance	Achieved Applicable Multiplier (%)	Achieved Financial Performance Multiplier (%)(1)	Achieved Financial Performance Multiplier (%)(1)

Adjusted Revenue Component ($ Billions)	$2.965	111%	53%	67%

Non-GAAP Operating Margin Component (%)	16.67%	105%	34%	42%

CEO Strategic Initiative Component (CEO Only)		88%	18%	—%

Total Financial Performance Multiplier (1)			105%	109%

(1) The sum or product of the Financial Performance Components may not equal the totals due to rounding.
Individual Performance Multiplier
Individual Performance Multipliers for each NEO were determined by the Compensation Committee after receiving our CEO’s evaluation of the other executive officers’ individual performance and contributions throughout the year and his recommendation regarding each officer’s individual performance multiplier. These individual objectives were tailored based on the executive’s role, responsibilities, and oversight. If the Individual Performance Multiplier is zero, then the annual cash bonus may equal zero, regardless of the Financial Performance Multiplier achieved.
Fiscal 2022 Actual Bonus Paid
The following table presents information relating to the actual bonus paid under the 2022 Bonus Plan for each NEO.

Name	Salary ($)		2022 Target Annual Cash Bonus (%)	Target 2022 Bonus ($)	Achieved Financial Performance Multiplier (%)	Achieved Individual Performance Multiplier (%)	Actual 2022 Bonus Paid ($)
Kevin R. Sayer	953,424	(1)	125%	1,191,780	105%	100%	1,251,370
Jereme M. Sylvain	426,288	(1)	75%	319,716	109%	105%	365,915
Michael J. Brown	491,918	(2)	75%	368,938	109%	100%	402,143
Jacob S. Leach	534,743	(3)	75%	401,058	109%	100%	437,153
Girish Naganathan	120,548	(4)	75%	90,411	109%	100%	98,548
(1) As the 2022 annual base salary was effective in March 2022, the salary has been prorated accordingly.
(2) Mr. Brown's annual base salary is $525,000. His annual salary for the period employed is prorated to reflect his hire date of January 24, 2022. His bonus was calculated based on his prorated salary.
(3) Mr. Leach's March 7, 2022 salary was increased to $517,500. Effective August 25, 2022, he was promoted to Chief Operating Officer and his base salary increased to $600,300.
(4) Mr. Naganathan's annual base salary is $500,000. His annual salary for the period employed is prorated in the table above to reflect his hire date of October 5, 2022. His bonus was calculated based on his prorated salary.

Equity Awards Granted in 2022
On June 10, 2022, the Company effected a four-for-one forward stock split of its common stock to stockholders of record as of May 19, 2022. The par value of the common stock remains $0.001 per share. All share and per share information reflects the stock split for all periods presented throughout this proxy statement.
Because of the direct relationship between the value of our equity awards and the fair market value of our common stock, we believe that granting RSUs and PSUs is the best method of motivating our executive officers in a manner that aligns their interests with our long-term strategic direction and the interests of our stockholders, and helps reduce the possibility that they make business decisions that favor short-term results or individual compensation at the expense of long-term value creation.
The Compensation Committee grants equity awards to our executive officers based upon prior performance, market data, the importance of retaining their services and with the goal of providing each executive officer with an incentive to manage from the perspective of an owner with an equity stake in the business to help us attain our long-term goals. The Compensation Committee also regards equity awards as a key retention tool. The retentive aspect of our equity award program is a very important factor in our determination of the type of award to grant and the number of shares underlying the equity award that are granted. The Compensation Committee considers market data in addition to the number and value of vested and unvested equity awards currently held by our executive officers in determining the need for, and size of, additional awards. Typically, we grant equity awards to our executive officers shortly following their commencement of employment with us ("New Hire RSUs") and annually in conjunction with the release of our fiscal year-end earnings results ("Annual RSUs").
In fiscal 2022, the Compensation Committee granted RSU and PSU awards to our NEOs, in lieu of stock options to better manage the potential dilution to our common stock, and to conserve the shares of our common stock in our incentive equity pool during another year in which we significantly added to our headcount. The PSUs motivate recipients to achieve key long-term strategic goals. The RSUs are complementary to the PSUs because they have upside potential but deliver some value even during periods of market or stock price underperformance, providing a retention incentive and reinforcing an ownership culture and commitment to Dexcom.
With respect to our NEOs, New Hire RSUs provided at the time of hire vest over four years in equal annual installments from the date of grant. The amount and value of New Hire RSUs are determined based on individual negotiation and input from our independent compensation consultant. Annual RSU awards granted to our NEOs vest over three years in equal annual installments from the date of grant. PSUs are awarded annually to our NEOs and vest upon achievement of certain performances metrics (as certified by our Compensation Committee) and, continuous service. We grant a mix of annual RSU and PSU awards to NEOs based on their position within the Company as of the most recent fiscal year-end, collectively referred to as total annual equity awards. Total annual equity awards exclude New Hire RSU awards. The Compensation Committee has the authority to allocate off-cycle equity grants based on business needs.
The following table illustrates the number of shares and value of our equity awards granted at target to our NEOs in fiscal 2022:

Name	PSU Shares (#)(3)(4)	RSU Shares (#)(3)(4)	Total Shares (#)(3)	Total Annual Equity Award Value ($)(4)	Grant Date Value ($)
Kevin R. Sayer	65,004	65,004	130,008	13,500,000	13,212,746
Jereme M. Sylvain	5,300	21,188	26,488	2,750,000	2,697,743
Michael J. Brown(1)	—	48,152	48,152	5,000,000	4,824,782
Jacob S. Leach	6,744	26,964	33,708	3,500,000	3,433,079
Girish Naganathan(2)	—	31,449	31,449	3,000,000	3,627,611

(1) Michael J. Brown was hired on January 24, 2022. As such, he was not eligible to be granted Annual RSU or PSU awards for fiscal 2022. The RSU shares granted were composed entirely of New Hire RSU awards.

(2) Girish Naganathan was hired on October 5, 2022. As such, he was not eligible to be granted Annual RSU or PSU awards for fiscal 2022.The RSU shares granted were composed entirely of New Hire RSU awards.

(3) The number of shares awarded are determined by dividing the allocated total annual equity award value by the average stock price over 30 consecutive days as of five business days prior to the grant date.

(4) The allocation of annual equity awards to NEOs in fiscal 2022 by type of award and title are shown below:

Position (1)	PSUs (%)	RSUs (%)
CEO	50%	50%
Other NEOs	20%	80%

(1) Position as of December 31, 2022.

Our Board and the Compensation Committee believe our equity award structure ensures continued focus on the long-term value of our business, aligns the interests of our executive officers with those of our stockholders and helps to retain highly talented executives.
The Annual RSU awards granted to the NEOs in fiscal 2022 vest over three years in equal annual installments from the date of grant. The New Hire RSU awards granted in 2022 to Mr. Brown and Naganathan vest over four years in equal annual installments from the date of grant. See the subsection below entitled "2022 PSU Awards" for information regarding the terms of the PSU awards.
Overall, the Compensation Committee considers the management of our aggregate dilution in fiscal 2022 both with respect to our NEOs and our overall company budget and the need to maintain market competitive awards and reward performance when granting equity awards.

PSU Award Formula and Design
We have granted PSUs to our CEO since 2018 and to our other NEOs since 2021. For all currently outstanding PSUs, the award structure is described below.

PSU Award Formula (1)

Combined PSU Multiplier
Component	Target PSUs	X	Corporate Performance Multiplier	X	Relative TSR Performance Multiplier	=	Earned PSUs

CEO Weighting	50% of annual equity awards		0% - 160%		0% - 125%		0% - 200%

Other NEO Weighting	20% of annual equity awards		0% - 160%		0% - 125%		0% - 200%

(1) In 2020, only Kevin Sayer was awarded PSUs. Starting 2021, we began to award PSUs to all of our eligible Section 16 Officers, other than during their first year of service with us when they are eligible for a New Hire RSU award.

PSU Award Key Terms		Definitions

Target PSUs
The number of PSUs awarded at target as a percentage of the NEO's total annual equity award. Target assumes that the Corporate Performance Multiplier and the Relative TSR Performance Multiplier is achieved at 100%.

Earned PSUs		The number of PSUs earned after applying the unrounded Corporate Performance Multiplier and TSR Performance Multiplier achieved.

Corporate Performance Metric		The Corporate Performance Metric is based on Adjusted Revenue over the Corporate Performance Period.

Corporate Performance Multiplier		The multiplier applicable to the Target PSUs based on the Corporate Performance Metric achieved.

Relative TSR Performance Metric
The Relative TSR Performance Metric is the relative level of achievement of the Company’s total shareholder return (increase in stock price plus dividends) (“TSR”) as compared to the TSR of the companies that comprise the Nasdaq Composite Index (“Index”) over the applicable Relative TSR Performance Period.

Relative TSR Performance Multiplier		The multiplier applicable to the Target PSUs based on the Relative TSR Performance Metric achieved.

Combined PSU Multiplier		The product of the Relative TSR Performance Multiplier and Corporate Performance Multiplier.

Grant Year	Corporate Performance Metric	Corporate Performance Period	Relative TSR Performance Period
2022	2022 Adjusted Revenue (1)	January 1, 2022 through December 31, 2022	January 1, 2022 through December 31, 2024

(1) 2022 Adjusted Revenue is defined as reported revenue as filed in our Form 10-K with the SEC on February 9, 2023, excluding the effect of acquisitions/dispositions of subsidiaries or group of assets not contemplated in the budget and excluding the effect of foreign currency fluctuations relative to the budgeted rate. The budget rate is the rate determined annually.

2022 PSU Awards (Certification in 2025)
In fiscal 2022, we elected to grant the NEOs (other than Messrs. Brown and Naganathan who received New Hire RSUs and will be eligible for PSU grants in fiscal 2023) PSUs ("2022 PSUs") that are earned upon achievement of both the Corporate Performance Metric (2022 Adjusted Revenue) over the 2022 Corporate Performance Period and Relative TSR Performance Metric over the 2022 Relative TSR Performance Period. The achievement of the Corporate Performance Metric was certified in the first quarter of 2023 and the achievement of the Relative TSR Performance Metric will be certified in the first quarter of 2025. The Earned PSUs will vest subject to the NEOs' continued employment through the last day of the 2022 Relative TSR Performance Period and certification by our Compensation Committee following the last day of the 2022 Relative TSR Performance Period. Any Target PSUs that are not earned and vested at the time of certification or on the date of termination of employment shall automatically be forfeited, subject to the terms and conditions outlined in the section entitled “Employment, Severance and Change in Control Arrangements".
In choosing one of the metrics for the long-term incentive program, the Compensation Committee recognized that at this time, the Company has a unique opportunity in the market and only a brief window to take maximum advantage of it. Consequently, the Compensation Committee selected Adjusted Revenue as a key metric in the long-term incentive equity program (after having also selected it in the Annual Cash Bonus program) because it focuses executive officers on the Company’s most critical strategic priority of top line revenue growth, and aligns the incentives for the CEO and NEOs with the goals of growing the business and seizing market share.
2022 Adjusted Revenue was selected as the Corporate Performance Metric since it is a key indicator of our growth in terms of customers and utilization of our products. It is measured over a one-year performance period in order to incentivize our leadership team and retain the flexibility to properly incentivize and reward performance. The three-year Relative TSR Performance Metric balances this one-year goal with a longer-term stock price appreciate goal. The Three-Year Relative TSR Performance Metric is measured against the NASDAQ Composite Index, starting January 1 of the year the PSU award is granted and ending December 31 of the third year after the grant date. The Compensation Committee selected the comparison group of NASDAQ Composite Index for its stability and because it consists of companies with a certain caliber of performance required to maintain on the index.
The table below shows the range of Corporate Performance Metrics based on 2022 Adjusted Revenue levels and their corresponding multiplier applicable to the 2022 PSUs. Corporate Performance Metric achievement between certain levels will be measured on a straight-line interpolation basis, and the corresponding Corporate Performance Multiplier will likewise be determined on a corresponding straight-line interpolation basis. If the Corporate Performance Metric Achievement is less than an amount specified by the Compensation Committee, the number of PSUs shall equal zero.

Range	Corporate Performance Metric Achievement (2022 Adjusted Revenue)	Corporate Performance Multiplier (as a Percentage of Target PSUs) (%)
Minimum	Less than $2.75 Billion	0%
Target	$2.90 Billion	100%
Maximum	$3.15 Billion	160%
The table below shows the multiplier applicable at each level of achievement under the Relative TSR Performance Metric over the applicable Relative TSR Performance Period. The target is at the 60th percentile, requiring above median performance, which is rigorous and challenging. Relative TSR Performance Metric achievement between certain levels will be measured on a straight-line interpolation basis, and the corresponding Relative TSR Performance Multiplier will likewise be determined on a corresponding straight-line interpolation basis. If the Relative TSR Performance Metric achievement is less than the 10th Percentile set forth in the table below, the Relative TSR Performance Multiplier shall be zero and no PSUs will become Earned PSUs, regardless of the level of achievement of the Corporate Performance Metric.

Relative TSR Performance Metric Achievement (Company Percentile Rank as Compared to Index Companies)	Relative TSR Performance Multiplier (as a Percentage of Target PSUs) (%)
Less than 10th Percentile (Minimum)	0%
60th Percentile (Target)	100%
Greater than or equal to the 90th Percentile (Maximum)	125%

The table below shows the range of the multipliers to determine the hypothetical number of Earned PSUs.

PSU Multiplier Calculation	Minimum Multiplier (%)	Target Multiplier (%)	Maximum Multiplier (%)
Corporate Performance Multiplier	0%	100%	160%
Relative TSR Performance Multiplier	0%	100%	125%
Combined PSU Multiplier	0%	100%	200%
The table below shows the range of modifiers applicable to the 2022 PSUs based on the Corporate Performance Metric achieved in fiscal 2022.

2022 PSU Hypothetical Multipliers Based on Achieved Corporate Performance Metric

Corporate Performance Metric (1 year)		Relative TSR Performance Metric (3 years)
Fiscal 2022 Adjusted Revenue	Achieved Corporate Performance Multiplier (%)	Range	TSR Percentile (%)	Applicable TSR Performance Multiplier (%)	Combined PSU Multiplier (%)(1)

$2.965	116%	Minimum	<10th Percentile	—%	—%

		Target	60th Percentile	100%	116%

		Maximum	90th Percentile	125%	144%

(1) The product of the multipliers may not equal the total due to rounding on the achieved Corporate Performance Multiplier.
The table below shows the number of 2022 PSUs each NEO can earn at different levels of achievement based on a hypothetical level and PSUs that could be earned based on the Corporate Performance Metric achieved in fiscal 2022.

	Hypothetical PSUs at Target and Maximum Opportunity for Relative TSR and Corporate Performance Multipliers		PSUs Eligible to be Earned Based on Achieved Corporate Performance Multiplier at Target and Maximum Relative TSR Performance Multipliers
	Combined PSU Multiplier at 100%	Combined PSU Multiplier at 200%	Combined PSU Multiplier at 116%	Combined PSU Multiplier at 144%
Name	PSUs at Target Relative TSR and Target Corporate Performance Multipliers (#) (1)	PSUs at Maximum Relative TSR and Maximum Corporate Performance Multipliers (#) (1)	PSUs at Target Relative TSR and Achieved Corporate Performance Multipliers (#) (1)	PSUs at Maximum Relative TSR and Achieved Corporate Performance Multipliers (#) (1)
Kevin R. Sayer	65,004	130,008	75,121	93,902
Jereme M. Sylvain	5,300	10,600	6,125	7,656
Michael J. Brown	—	—	—	—
Jacob S. Leach	6,744	13,488	7,794	9,742
Girish Naganathan	—	—	—	—

(1) The product of the Target PSUs and Combined PSU Multiplier may not equal the number of PSUs due to rounding.
Health and Welfare Benefits
Except for certain severance and change in control agreements and the eligibility to participate in our executive non-qualified deferred compensation plan, each as described below, our executive officers are not entitled to any benefits that are not otherwise available to all of our employees. In addition, we do not provide pension arrangements, or maintain non-qualified defined benefit plans, post-retirement health coverage (aside from COBRA benefits), or similar benefits for our executive officers. Our health and insurance plans are the same for all employees.

Perquisites and Other Personal Benefits
We limit the perquisites and other personal benefits that we make available to our executive officers in an effort to conserve our financial resources. We have adopted a tax equalization policy for employees on international assignment. The tax equalization policy is intended to absorb the favorable and unfavorable tax consequences resulting from international assignments and to keep an international assignee’s tax obligation approximately the same as if assignee had worked solely in his or her home country. Pursuant to the tax equalization policy, the Company pays the costs of preparation for each assignee’s necessary income tax returns, provided that the assignee uses the Company’s designated tax provider.

Post-Employment Compensation
In June 2017, the Board adopted a Severance and Change in Control Plan and a form of Participation Agreement under such Severance and Change in Control Plan (collectively, the "Severance & Change in Control Plan") that was available for our CEO and other executive officers, including our other NEOs. At the end of fiscal year 2022, all of our NEOs were participants in the Severance & Change in Control Plan. Additionally, at the beginning of fiscal year 2022, Messrs. Sayer and Leach were entitled to certain acceleration benefits pursuant to Termination Agreements entered into with the Company in connection with the termination of Messrs. Sayer and Leach's prior severance agreements, which acceleration benefits are no longer applicable as of March 22, 2022. The prior severance agreements, Termination Agreements and Severance & Change in Control Plan are described in greater detail below in the section entitled “Employment, Severance and Change in Control Arrangements”.
The Severance & Change in Control Plan is designed to facilitate our ability to attract and retain our executive officers as we compete for talent in a market where such protections are commonly offered. Further, the plan enables us to avoid the loss and distraction of key management personnel that may occur if such key personnel are concerned about their job security in connection with actual or rumored corporate changes, and to help us attract and retain qualified executives who could have other job alternatives that may appear to them to be less risky without these arrangements.
The post-employment payments and benefits described in the section entitled “Employment, Severance and Change in Control Arrangements” below are designed to ease an executive officer’s transition due to an unexpected employment termination by us due to ongoing changes in our employment needs, as well as a termination of employment following a change in control of our Company. The material terms of our Severance & Change in Control Plan were determined following an analysis of the post-employment compensation arrangements with other similar companies. Our Severance & Change in Control agreements encourage our executive officers to remain focused on our business in the event of rumored or actual fundamental corporate changes. Please see the section entitled “Employment, Severance and Change in Control Arrangements” below for additional detail on the terms of our Severance & Change in Control Plan.
We believe the structure of the Severance & Change in Control Plan protects stockholder value by allowing us the opportunity to deliver an intact and motivated management team to any potential acquirer. If we did not offer any benefits in connection with a change in control, our executive officers could be less motivated to pursue a potential acquisition or continue working for us during a transition after an acquisition, even if such a transaction would benefit our stockholders, because of the possibility that they would lose the potential value of their unvested equity compensation or future cash compensation upon an acquisition. As a result, we believe that these benefits further incentivize our executive officers to continue to create value for us and our stockholders.
The amounts payable upon a NEO’s termination of employment or upon a change in control of our Company have been calculated on an estimated basis and are set forth in the section entitled “Employment, Severance and Change in Control Arrangements” below.

Fiscal 2022 Chief Executive Officer Compensation

Compensation Type	Basis

Base Salary
Mr. Sayer’s base salary was increased for fiscal 2022 by 7% as a result of the Compensation Committee’s assessment of his contribution toward Dexcom’s performance during 2022 and its review of base salaries paid to CEOs of the companies in our compensation peer group CEOs (as recommended by Aon, the Compensation Committee’s independent consultant) relative to our compensation philosophy, which showed that Mr. Sayer’s base salary was below the median of the CEOs in our peer group.

Annual Cash Bonus
The Compensation Committee believed Mr. Sayer's target annual cash bonus opportunity was appropriate based on his level of experience and its review of target annual cash bonus opportunities for CEOs of the companies in our compensation peer group. Mr. Sayer's 2022 Target Annual Cash Bonus opportunity has remained unchanged since 2016.

RSUs and PSUs
RSUs and PSUs each make up half of Mr. Sayer's annual equity awards granted in 2022. The annual equity awards granted are based on the Compensation Committee assessment of his contribution toward Dexcom’s performance during 2021 and its review of the equity awards granted to CEOs of the companies in our compensation peer group as well as a review of Mr. Sayer’s vested and unvested equity awards. The annual PSU grants are designed to motivate and incentivize Mr. Sayer to achieve key additional performance metrics and to continue to maintain strong alignment of his interests with the long-term interests of our stockholders. See the section entitled “Equity Awards” for details on the PSU and RSU vesting terms and applicable performance metrics.

The following table summarizes the CEO's cash compensation and equity awarded in fiscal 2022.

CEO Cash Compensation Summary	Amount ($)	% of Target (%)
Base Salary	$965,000	N/A
Annual Cash Bonus (125% of base salary(3) at target)	$1,191,780	100%
Annual Cash Bonus (Actually Paid)	$1,251,370	105%
CEO Equity Compensation Summary	Equity Award ($)(1)	Grant Date Fair Value ($)(2)
2022 RSUs (50% of total annual equity awards)	$6,750,000	$6,163,777
2022 PSUs (50% of total annual equity awards)	$6,750,000	$7,048,969
(1) The Compensation Committee approved annual equity award package, split evenly between RSUs and PSUs.
(2) These amounts reflect the grant date fair value of stock awards granted during 2022 computed in accordance with FASB ASC Topic 718. For a discussion of our valuation assumptions, see Note 1 and Note 9 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on February 9, 2023. The amount reported for the PSU award in the table above is based on the number of Target PSUs subject to the award.
(3) Based on the salary earned for fiscal year 2022.

The following graph depicts our CEO’s total direct compensation as disclosed in section entitled "Summary Compensation Table" compared to our Total Shareholder Return (“TSR”) over the last five fiscal years, showing alignment between our CEO’s compensation and Dexcom’s strong financial and operational performance resulting in delivery of positive TSR over such time.
When determining Mr. Sayer’s compensation for fiscal 2022, the Compensation Committee considered our 2021 performance, our delivery of absolute TSR over the past five years equal to 689%, our compound annual growth rate (“CAGR”) TSR over the past five years of 51% and our philosophy that a significant percentage of his target total direct compensation opportunity should be at-risk and performance-based to align with short- and long-term stockholder interests.

Stock Ownership Guidelines and CEO Holding Requirement
To further align the interests of our executive officers with our stockholders, we have adopted stock ownership guidelines which were most recently amended in 2022. Our stock ownership guidelines require our executive officers to retain ownership of a material amount of our common stock within three years of becoming an executive officer and maintain such ownership while an executive officer. Under these guidelines, each of our executive officers is required to own shares of our common stock with an aggregate market value equal to three times his or her current base salary, reviewed annually. Ownership levels are determined by including shares of common stock acquired through open market or Employee Stock Purchase Plan purchases, shares vested and unvested pursuant to RSUs. In addition, shares constructively owned by the executive officer (through a spouse, dependent children and or/trust) count for the stock ownership guidelines. Notwithstanding the foregoing, executive officers may sell enough shares to cover their income tax liability on vested equity awards.
As of March 29, 2023, all of our NEOs who have served three years or more as executive officers were in compliance with these stock ownership guidelines. Executive officers are expected, absent unusual circumstances, to maintain compliance with their target ownership levels.
In addition, our CEO is required to retain all shares received as a result of the exercise or settlement of any stock options or RSUs granted after April 8, 2015, net of the applicable exercise price and tax withholdings, for a period of no less than twelve months from the date of such exercise or settlement. Notwithstanding the foregoing, the CEO may sell shares that are held for less than twelve months to cover any tax payments relating to such equity awards that the CEO is required to make. In addition, the Compensation Committee may waive the twelve-month requirement for sales made by the CEO in response to a financial, medical or other personal emergency. This holding requirement further aligns our CEO’s interests with the long-term interests of our stockholders and is in addition to the requirement for the CEO and other NEOs to maintain stock ownership equal to three times his or her annual salary.

Anti-Hedging
Our Insider Trading Policy, among other things, establishes periods of time during which employees, including our executive officers, may and may not trade shares of our common stock. In addition, it also prohibits our employees, including our executive officers and the non-employee members of our Board from engaging in acquiring, selling, or trading in any interest or position relating to the future price of Company securities, such as a put option, a call option or a short sale (including a short sale “against the box”). We do not allow employees to hedge our equity securities pursuant to this policy. For additional information, see “Corporate Governance - Anti-Hedging.”

Compensation Recovery Policy
Our compensation recovery (“Clawback”) policy provides that our Board may require the forfeiture, recovery or reimbursement of cash and equity incentive compensation from an executive officer in the event his or her fraud or intentional illegal conduct is determined by our Board to have materially contributed to a restatement of our Company’s financial results.
On October 26, 2022, the SEC adopted final rules implementing the incentive-based compensation recovery provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Dodd-Frank Act"). The final rules direct the stock exchanges to establish listing standards requiring listed companies to develop and implement a policy providing for the recovery of erroneously awarded incentive-based compensation received by current or former executive officers and to satisfy related disclosure obligations. We intend to timely amend and restate our Clawback policy to reflect these new requirements.

Tax and Accounting Considerations
Tax Deduction Limitation
Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the amount that we may deduct from our federal income taxes for remuneration paid to certain executives to $1 million per executive officer per year. While the Compensation Committee is mindful of the benefit to us of the full deductibility of compensation, it believes that it should not be constrained by the requirements of Section 162(m) where those requirements would impair flexibility in compensating our executive officers in a manner that can best promote our corporate objectives. Therefore, the Compensation Committee has not adopted a policy that requires that all compensation be deductible. Instead, the Compensation Committee intends to compensate our executive officers in a manner consistent with the best interests of our company and our stockholders.
Accounting Considerations
We follow FASB ASC Topic 718 for our stock-based compensation awards. FASB ASC Topic 718 requires us to measure the compensation expense for all share-based payment awards made to our employees and members of our Board, including stock options to purchase shares of our common stock and other stock awards, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the executive compensation tables required by federal securities laws, even though the recipient of the awards may never realize any value from their awards.

Compensation Committee Report
The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of Dexcom under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee
Bridgette P. Heller (Chair)
Steven R. Altman
Karen Dahut
Barbara E. Kahn

SUMMARY OF EXECUTIVE COMPENSATION

Summary Compensation Table
The following table presents compensation information for each of the three years ended December 31, 2022, 2021 and 2020, awarded to, earned by or paid to our CEO, our CFO, and each of our other most highly compensated executive officers. We refer to these executive officers as our NEOs elsewhere in this Proxy Statement.

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards ($)(1)		Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Kevin R. Sayer Chairperson, President & Chief Executive Officer	2022	953,424		—		13,212,746	(4)	1,251,370	18,112	15,435,652
	2021	900,000		—		9,596,745	(5)	1,473,750	14,829	11,985,324
	2020	800,000		—		11,178,402	(6)	1,710,001	115,753	13,804,156
Jereme M. Sylvain EVP, Chief Financial Officer	2022	426,288		—		2,697,743	(4)	365,915	48,935	3,538,881
	2021	379,500		—		3,955,721		372,859	30,800	4,738,880
Michael J. Brown EVP, Chief Legal Officer	2022	491,918	(7)	—		4,824,782		402,143	27,435	5,746,278
Jacob S. Leach EVP, Chief Operating Officer	2022	534,743		—		3,433,079	(4)	437,153	22,233	4,427,208
	2021	450,000		—		4,792,343	(5)	442,125	23,805	5,708,273
	2020	409,406		—		3,366,495		525,063	69,618	4,370,582
Girish Naganathan EVP, Chief Technology Officer	2022	120,548	(8)	200,000	(9)	3,627,611		98,548	4,824	4,051,531
(1)These amounts reflect the grant date fair value of stock awards granted during 2020, 2021 and 2022 computed in accordance with FASB ASC Topic 718. For a discussion of our valuation assumptions, see Note 1 and Note 9 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on February 9, 2023. In particular, amounts in the “Stock Awards” column include the grant date fair value of PSUs granted to our named executive officers, assuming that the target level of the Corporate Performance Metric was probable of being achieved on the date of grant and utilizing a Monte Carlo simulation valuation model to reflect the likelihood of the achievement of the Relative TSR Performance Multiplier on the date of grant.
(2)Pursuant to applicable SEC rules, the annual cash bonuses, earned under the 2022 Bonus Plan, by our NEOs are set forth under the caption “Non-Equity Incentive Plan Compensation.” Other bonuses, such as sign-on bonuses and other discretionary bonuses, are listed separately under the caption “Bonus.” A description of amounts earned under the 2022 Bonus Plan are described in the section above entitled “Compensation Discussion and Analysis—Fiscal 2022 Compensation—Elements—2022 Bonus Plan.” Amounts reflect amounts actually paid.
(3)Amounts representing All Other Compensation for the fiscal year ended 2022 are detailed within the table below:

Name	Company Paid Health Insurance Premium Costs ($)	Director Fees earned or paid in cash ($)(1)	Other ($)(2)	Total All Other Compensation ($)
Kevin R. Sayer	14,179	—	3,933	18,112
Jereme M. Sylvain	21,177	19,579	8,179	48,935
Michael J. Brown	19,381	—	8,054	27,435
Jacob S. Leach	14,179	—	8,054	22,233
Girish Naganathan	4,705	—	119	4,824
(1) Mr. Sylvain received director fees for his services as a director for certain of our subsidiaries.
(2) These amounts represent premiums paid to various employee life insurance policies as well as matching contributions on the NEO's behalf under our 401(k) Plan and miscellaneous other amounts.

(4)The amount reported for the PSU award in the table above is based on the number of Target PSUs subject to the award. If the 2022 PSU award was instead valued based on the maximum outcome of the applicable performance metrics on the date of grant (which is 200% of target), the total amount for the PSU award reported in this column and the value of all stock awards granted in 2022 would increase, as reflected in the table below. As noted above in "Equity Awards," the Corporate Performance Metric was achieved at 116% of target (out of a maximum opportunity of 160% of target), so the maximum PSUs that could be earned will be 144% of target even though the maximum opportunity was 200% of target on the date of grant.

Name	PSU award value on 200% maximum outcome ($)	RSU award grant value ($)	Total grant value PSU (at 200% maximum outcome) and RSU grant date value ($)
Kevin R. Sayer	14,097,938	6,163,777	20,261,715
Jereme M. Sylvain	1,149,453	2,123,016	3,272,469
Michael J. Brown	—	4,824,782	4,824,782
Jacob S. Leach	1,462,625	2,701,766	4,164,391
Girish Naganathan	—	3,627,611	3,627,611
(5)The amount reported for the PSU award in the table above is based on the number of Target PSUs subject to the award. If the 2021 PSU award was instead valued based on the maximum outcome of the applicable performance conditions on the date of grant (which is 200% of target), the total amount for the PSU award reported in this column and the value of all stock awards granted in 2022 would increase, as reflected in the table below. As noted above in "Equity Awards," the Corporate Performance Metric was achieved at 116% of target (out of a maximum opportunity of 160% of target), so the maximum PSUs that could be earned will be 145% of target even though the maximum opportunity was 200% of target on the date of grant.

Name	PSU award value on 200% maximum outcome ($)	RSU award grant value ($)	Total grant value PSU (at 200% maximum outcome) and RSU grant date value ($)
Kevin R. Sayer	10,264,962	4,464,264	14,729,226
Jereme M. Sylvain	1,012,372	3,449,535	4,461,907
Michael J. Brown	—	—	—
Jacob S. Leach	1,368,916	4,107,885	5,476,801
Girish Naganathan	—	—	—
(6)The amount reported for the PSU award in the table above is based on the number of Target PSUs subject to the award. If the PSU award was instead valued based on the maximum outcome of the applicable performance conditions, the total amount for the PSU award reported in this column would increase to $8,586,782 and the value of all stock awards granted to Mr. Sayer in 2020 would increase to $15,471,793. On January 18, 2023, the Compensation Committee approved and certified the Earned PSUs with respect to the PSUs granted to our CEO in fiscal 2020 based on the CEO's continuous service to the Company through the last day of the 2020 Relative TSR Performance Period, the Corporate Performance Metric based on product sales achieved over the 2020 Corporate Performance Period, and Relative TSR Performance Metric achieved over the 2020 Relative TSR Performance Period. The table below shows the amount of PSU Shares earned and vested after applying the modifiers.

Name	Target PSUs (#)	Achieved Corporate Performance Multiplier (%)	Achieved Relative TSR Performance Multiplier (%)	PSU Shares Earned and Vested (#)
Kevin R. Sayer	54,824	132%	125%	90,720
(7)Represents a pro-rata portion of Mr. Brown’s annual base salary for 2022 of $525,000, based on his period of service in 2022.
(8)Represents a pro-rata portion of Mr. Naganathan’s annual base salary for 2022 of $500,000, based on his period of service in 2022.
(9)The amount represents a $200,000 signing bonus.

Grants of Plan-Based Awards
The following table provides information with regard to potential performance-based cash bonuses paid or payable in 2022 under our 2022 Bonus Plan and performance-based equity awards granted under our A&R 2015 EIP to each NEO during fiscal 2022.

			Estimated Possible Payouts Under 2022 Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards (4)			All Other Stock Awards: Number of RSUs Granted		Grant Date Fair Value of Stock Awards (5)
Name	Grant Date	Grant Approval Date	Threshold ($)(1)	Target ($)(2)	Maximum ($)(3)	Threshold (#)	Target (#)	Maximum (#)	(#)		($)
Kevin R. Sayer
2022 Bonus Plan Award			—	1,191,780	2,383,560	—	—	—	—		—
2022 PSUs	3/8/2022	3/3/2022	—	—	—	13,001	65,004	130,008	—		7,048,969
2022 RSUs	3/8/2022	3/3/2022	—	—	—	—	—	—	65,004	(5)	6,163,777
											13,212,746
Jereme M. Sylvain
2022 Bonus Plan Award			—	319,716	639,432	—	—	—	—		—
2022 PSUs	3/8/2022	3/3/2022	—	—	—	1,060	5,300	10,600	—		574,727
2022 RSUs	3/8/2022	3/3/2022	—	—	—	—	—	—	21,188	(5)	2,123,016
											2,697,743
Michael J. Brown
2022 Bonus Plan Award			—	368,938	737,877	—	—	—	—		—
2022 RSUs	3/8/2022	3/3/2022	—	—	—	—	—	—	48,152	(6)	4,824,782
											4,824,782
Jacob S. Leach
2022 Bonus Plan Award			—	401,058	802,115	—	—	—	—		—
2022 PSUs	3/8/2022	3/3/2022	—	—	—	1,349	6,744	13,488	—		731,313
2022 RSUs	3/8/2022	3/3/2022	—	—	—	—	—	—	26,964	(5)	2,701,766
											3,433,079
Girish Naganathan
2022 Bonus Plan Award			—	90,411	180,822	—	—	—	—		—
2022 RSUs	11/8/2022	8/30/2022	—	—	—	—	—	—	31,449	(6)	3,627,611
											3,627,611
(1)The threshold payout amount under the 2022 Non-Equity Incentive Plan (also referred to as the 2022 Bonus Plan) is zero as the Individual Performance Multiplier has no minimum amount payable for a certain level of performance under the plan. As such, if the Individual Performance Multiplier is zero, then the annual cash bonus may equal zero, regardless of the Financial Performance Multiplier achieved. Refer to “Compensation Discussion and Analysis—Fiscal 2022 Compensation Elements—2022 Management Bonus Plan” for more information.
(2)The target payout amount under the 2022 Non-Equity Incentive Plan is based on achieving 100% of the Financial Performance Multiplier and Individual Performance Multiplier.
(3)The maximum payout amount under the 2022 Non-Equity Incentive Plan is based on achieving 200% of the total target payout opportunity.
(4)Represents the hypothetical payments possible under our NEOs’ respective equity incentive awards as described in the section entitled “Compensation Discussion and Analysis—Fiscal 2022 Compensation Elements— Equity Awards". The 2022 PSUs are earned upon achievement of both the Corporate Performance Metric over the 2022 Corporate Performance Period based on 2022 Adjusted Revenue and Relative TSR Performance Metric over the 2022 Relative TSR Performance Period. The Earned PSUs will vest subject to the NEOs' continued employment through the certification by our Compensation Committee following the end of the 2022 Relative TSR Performance Period. No PSUs will be earned if the achieved Corporate Performance Multiplier or Relative TSR Performance Multiplier is below the threshold. The table below shows the range of the multipliers to determine the number of Earned PSUs applicable to the threshold, target and maximum column under the header "Estimated Future Payouts Under Equity Incentive Plan Awards".

PSU Multiplier Calculation	Threshold Multiplier (%)	Target Multiplier (%)	Maximum Multiplier (%)
Corporate Performance Multiplier	40%	100%	160%
Relative TSR Performance Multiplier	50%	100%	125%
Combined PSU Multiplier	20%	100%	200%
(5)These amounts reflect the grant date fair value of the PSUs and RSUs granted during 2022 computed in accordance with ASC Topic 718. For a discussion of our valuation assumptions, see Note 1 and Note 9 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on February 9, 2023. In particular, amounts in the “Stock Awards” column include the grant date fair value of PSUs granted to our named executive officers, assuming that the target level of the Corporate Performance Metric was probable of being achieved on the date of grant and utilizing a Monte Carlo simulation valuation model to reflect the likelihood of the achievement of the Relative TSR Performance Multiplier on the date of grant.
(6)Represents Annual RSU awards that vest over three years in equal annual installments from the date of grant.
(7)Represents New Hire RSU awards that vest over four years in equal annual installments from the date of grant.

Outstanding Equity Awards at December 31, 2022
The following table provides information regarding unvested stock awards held by each NEO as of December 31, 2022.

Name	Grant Date	Type	Number of Shares That Have Not Vested (#)		Market Value of Shares That Have Not Vested ($)(1)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#)		Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($)(1)
Kevin R. Sayer	3/8/2020	RSU	33,936	(6)	3,842,913	—		—
	3/8/2020	PSU	90,720	(3)	10,273,133	—		—
	3/8/2021	RSU	35,852	(6)	4,059,880	—		—
	3/8/2021	PSU	—		—	107,560	(4)	12,180,094
	3/8/2022	RSU	65,004	(6)	7,361,053	—		—
	3/8/2022	PSU	—		—	130,008	(5)	14,722,106
			225,512		25,536,979	237,568		26,902,200

Jereme M. Sylvain	3/8/2020	RSU	7,308	(6)	827,558	—		—
	3/8/2021	RSU	14,136	(6)	1,600,761	—		—
	3/8/2021	PSU	—		—	10,608	(4)	1,201,250
	12/15/2021	RSU	11,700	(2)	1,324,908	—		—
	3/8/2022	RSU	21,188	(6)	2,399,329	—		—
	3/8/2022	PSU	—		—	10,600	(5)	1,200,344
			54,332		6,152,556	21,208		2,401,594

Michael J. Brown	3/8/2022	RSU	48,152	(7)	5,452,732	—		—
			48,152		5,452,732	—		—

Jacob S. Leach	3/8/2020	RSU	15,664	(6)	1,773,791	—		—
	3/8/2021	RSU	19,120	(6)	2,165,149	—		—
	3/8/2021	PSU	—		—	14,344	(4)	1,624,315
	12/15/2021	RSU	11,700	(2)	1,324,908	—		—
	3/8/2022	RSU	26,964	(6)	3,053,403	—		—
	3/8/2022	PSU	—		—	13,488	(5)	1,527,381
			73,448		8,317,251	27,832		3,151,696

Girish Naganathan	11/8/2022	RSU	31,449	(7)	3,561,285	—		—
			31,449		3,561,285	—		—
(1)The market value of unvested equity awards as of December 31, 2022 is calculated by multiplying the number of shares subject to such awards by the closing price of our common stock on December 31, 2022, which was $113.24.
(2)Represents supplemental retention RSU awards that vest over a three-year period, with half of the awards vesting after two years and the remainder vesting on a quarterly basis through the third anniversary of the grant.
(3)Represents number of shares earned and certified by our Compensation Committee. On January 18, 2023, the Compensation Committee approved and certified the Earned PSUs with respect to the PSUs granted to our CEO in fiscal 2020 based on the CEO's continuous service to the Company through the last day of the 2020 Relative TSR Performance Period, the Corporate Performance Metric based on product sales achieved over the 2020 Corporate Performance Period, and Relative TSR Performance Metric achieved over the 2020 Relative TSR Performance Period.
(4)Represents the number of shares based on maximum achievement of the 2021 PSU’s Corporate Performance Multiplier of 160% and maximum achievement of the Relative TSR Performance Multiplier of 125%. Any Earned PSUs will vest subject to the NEO’s continued employment through the date of certification by our Compensation Committee following the last day of the 2021 TSR Performance Period.

(5)Represents number of shares based on maximum achievement of the 2022 PSU's Corporate Performance Multiplier of 160% and the maximum achievement of Relative TSR Performance Multiplier of 125%. The Earned PSUs will vest subject to the NEOs' continued employment through date of certification by our Compensation Committee following the last day of the 2022 TSR Performance Period.
(6)Represents Annual RSU awards that vest over three years in equal annual installments from the date of grant.
(7)Represents New Hire RSU awards that vest over four years in equal annual installments from the date of grant.

2022 Option Awards Exercises and Stock Vested
The following table shows stock awards to our NEOs that vested during fiscal 2022. No option awards were exercised by our NEOs in fiscal 2022.

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Kevin R. Sayer	—	—	230,096	25,230,361
Jereme M. Sylvain	—	—	17,592	1,850,722
Michael J. Brown	—	—	—	—
Girish Naganathan	—	—	—	—
Jacob S. Leach	—	—	35,220	3,705,232

Executive Nonqualified Deferred Compensation Plan
On May 31, 2019, our Board of Directors adopted an executive deferred compensation plan, with an effective date of April 1, 2019.
The executive deferred compensation plan is a non-qualified deferred compensation plan that allows eligible executives, including each of our NEOs, to defer receipt of taxable income and thereby defer income taxes and assist in saving for retirement. Under the executive deferred compensation plan each eligible executive is permitted to elect to defer receipt of a portion (up to 75%) of such executive’s base salary and up to 100% of such executive’s annual cash bonus. Dollar amounts that are deferred are credited to an executive’s plan account and are notionally invested in investments selected by such executive from among those the plan administrator offers, and the account is credited with the gains or losses from such investment. Additionally, we reserve the right to make discretionary or matching credits to such accounts, in our sole discretion, and if made, such credits would be subject to vesting conditions determined by the plan administrator. We did not offer any discretionary or matching credits to any such accounts in fiscal year 2022. The plan is “unfunded,” which means there are no specific assets set aside by us in connection with the plan. Upon the executive’s separation from us, the amount in such executive’s account is paid either in a single lump sum or in equal annual installments over a period of up to ten years, based on the payment election made by the executive at the time the payment was initially deferred.
The following table provides information about contributions to, aggregate earnings and account balances under our executive deferred compensation plan. Other than Mr. Sylvain and Mr. Brown, none of the other NEOs participated in our executive deferred compensation plan for 2022.

Name	Executive Contributions in Last FY ($) (1)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($) (2)	Aggregate Withdrawals/Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
Jereme M. Sylvain	182,958	—	(32,276)	—	294,569
Michael J. Brown	665,069	—	(14,134)	—	349,327
(1)These amounts represent salary and annual cash bonus payments that vested during fiscal 2022 but the receipt of which was deferred. This includes amounts earned during fiscal 2022 but credited to NEOs’ deferred compensation accounts after the end of fiscal 2022. Salary and annual cash bonus payments deferred are included in the Summary Compensation Table under “Salary” and “Non-Equity Incentive Plan Compensation,” respectively, for fiscal 2022.
(2)Represents net amounts credited to the respective account in 2022 as a result of performance of the investment vehicles in which prior year deferrals were deemed invested. These amounts do not represent above-market earnings and thus are not reported in the Summary Compensation Table.

Employment, Severance and Change in Control Arrangements
Severance & Change in Control Plan
On June 1, 2017, our Board adopted the Severance & Change in Control Plan after considering market data and to harmonize certain severance and change in control provisions across our executive officers. All of our NEOs are participants in the Severance & Change in Control Plan.
Under the terms of the Severance & Change in Control Plan, each of our named executive officers are eligible to receive certain severance benefits if the executive's employment is terminated involuntarily, other than due to Cause, death or Disability (as those terms are defined in the Severance & Change in Control Plan), or if the executive resigns their employment for Good Reason (as defined in a Participation Agreement for such executive) (each, a “Qualifying Termination”) within twelve months following a Change in Control (or during the three months prior to a Change in Control assuming execution of a definitive agreement for such Change in Control) (such periods of time the “Change in Control Period”) or outside of the Change in Control Period, provided, that, a resignation for Good Reason is not a Qualifying Termination outside of the Change of Control Period and if a definition of Good Reason does not exist in such Participation Agreement for such Participating Executive, then no payment for Good Reason shall be made.
Outside of Change in Control Period. Under the terms of the Severance & Change in Control Plan, upon a Qualifying Termination other than during a Change in Control Period, the executive will be entitled to the following severance benefits:
(1) a cash severance payment, payable in a lump sum, equal to twelve months (or 18 months for Mr. Sayer) of the executive’s base salary at the rate in effect when the Qualifying Termination occurred,
(2) a pro-rata portion of the executive’s annual bonus that we determine was actually earned at the conclusion of the bonus performance period (determined based on the number of days the executive is employed during the bonus performance period) and
(3) if the executive elects to continue their health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) following the termination of his employment, then we will pay the executive’s monthly premium under COBRA until the earliest of (A) twelve months (or 18 months for Mr. Sayer), (B) the date when the executive receives similar coverage with a new employer or (C) the expiration of the executive’s continuation coverage under COBRA (or cash payment in lieu of payment of COBRA premiums under the same terms).
During Change in Control Period. Under the terms of the Severance & Change in Control Plan, upon a Qualifying Termination during a Change in Control Period, the executive will be entitled to the following severance benefits:
(1) a cash severance payment, payable in a lump sum, equal to twelve months of the executive’s base salary (or 18 months for Mr. Sayer) at the rate in effect when the Qualifying Termination occurred (or immediately prior to a reduction in the base salary that gave rise to termination for Good Reason) or when the Change in Control occurred, whichever is greater,
(2) the greater of (A) the pro-rata portion of the executive’s annual bonus that we determine was actually earned at the conclusion of the bonus performance period (determined based on the number of days the executive is employed during the bonus performance period) and (B) 100% of the executive’s “target” annual bonus at the rate in effect when the Qualifying Termination occurred,
(3) if the executive elects to continue his health insurance coverage under the COBRA following the termination of his employment, then we will pay the executive’s monthly premium under COBRA until the earliest of (A) twelve months (or 18 months for Mr. Sayer), (B) the date when the executive receives similar coverage with a new employer or (C) the expiration of the executive’s continuation coverage under COBRA (or shall make cash payment in lieu of payment of COBRA premiums under the same terms), and (4) (A) all equity awards, including but not limited to stock options, stock bonus awards, restricted stock, RSUs or stock appreciation rights, but other than performance-based equity awards, shall become fully vested as of the date of the Qualifying Termination and (B) all of the executive’s equity awards that would vest only upon satisfaction of performance criteria including the PSUs (“performance awards”) shall vest in accordance with the terms set forth in the applicable agreement.
Under the Severance & Change in Control Plan, our obligation to make any severance payments or provide vesting acceleration is expressly conditioned upon the executive’s execution and delivery of a general release and waiver of all claims.

In September 9, 2021, Messrs. Sayer and Leach entered into certain Termination Agreements with the Company in connection with the termination of certain prior severance agreements between the Company and each of Messrs. Sayer and Leach, which Termination Agreements preserved the executive’s eligibility for 12 months of acceleration that was provided in the prior severance agreements in the event that the executive’s employment is terminated without “Cause” or due to “constructive termination” (each as defined in the prior severance agreement), with respect to the executive’s outstanding RSUs granted in March 2019, subject to the executive’s timely execution of a release of claims. The March 2019 RSUs became fully vested by their terms in March 2022 and therefore the acceleration benefits under the Termination Agreements are no longer applicable.
The acceleration provisions of the PSUs granted in 2020, 2021 and 2022 are described separately below.
Mr. Sayer's 2020 PSU
Mr. Sayer’s PSUs granted in March 2020 provides that in the event a change in control occurs while the performance period is on-going, the Corporate Performance Metric will be deemed achieved at the target level (if the Corporate Performance Period has not already been completed) and the Relative TSR Performance Metric will be calculated as of the change in control. In the event a change in control occurs after the Corporate Performance Period but before the end of the Relative TSR Performance Period, the Corporate Performance Metric will be deemed achieved at the actual achievement level and the Relative TSR Performance Metric will be calculated as of the change in control. The resulting number of PSUs will vest over a time-based vesting schedule that corresponds with the PSU’s three-year performance period. As such, the March 2020 time-vesting PSUs were eligible for accelerated vesting provisions in the event of certain terminations in connection with a change in control under the Severance & Change in Control Plan during fiscal 2022. The 2020 PSUs were fully earned and vested in January 2023 and are no longer eligible for any acceleration protections.
2021 and 2022 PSUs
The PSU Award Agreements for the PSUs granted to the CEO and NEOs in 2021 and 2022 provide for the following treatment upon a Change in Control (as defined in the PSU Award Agreements):

PSU Grants	PSU Grant Date	Beginning of Corporate and Relative TSR Performance Period	End of the Corporate Performance Period	End of the Relative TSR Performance Period
2021 PSU	3/8/2021	1/1/2021	12/31/2021	12/31/2023
2022 PSU	3/8/2022	1/1/2022	12/31/2022	12/31/2024
If the Change in Control occurs prior to the end of the Corporate Performance Period, the number of earned PSUs will be equal to the number of PSUs that would be earned based on the target level of Corporate Performance Multiplier multiplied by the Relative TSR Performance Multiplier based on Relative TSR Performance Metric from the beginning of the Relative TSR Performance Period, through the closing of the Change in Control.
If the Change in Control occurs after the end of the Corporate Performance Period, but prior to the end of the Relative TSR Performance Period, the number of earned PSUs will be equal to the number of PSUs that were earned based on the achieved Corporate Performance Multiplier multiplied by the Relative TSR Performance Metric based on Relative TSR Performance Metric from the beginning of the Relative TSR Performance Period through the closing of the Change in Control.
The number of PSUs so earned in connection with a Change in Control will be treated like unvested RSUs under the Severance & Change in Control Plan. In addition, pursuant to the terms of the PSU Award Agreements, if an acquirer refuses to assume, convert, replace or substitute such unvested RSUs upon a Change in Control, 100% of such unvested RSUs will accelerate on the Change in Control.

Potential Payments Upon a Termination or Change in Control
The following table illustrates the potential payments and benefits our NEOs would be entitled to upon termination of employment or a Change in Control ("CIC”) under each situation listed below. The potential payments assume that the termination and/or termination resulting from a CIC occurred on December 31, 2022, and, where applicable, use the closing price of our Common Stock of $113.24 on December 31, 2022. The table is merely an illustrative example of the impact of a hypothetical termination of employment or change in control and qualifying termination. The amounts that would actually be paid upon a termination of employment can only be determined at the time of such termination, based on the facts and circumstances then prevailing.

	Cash Severance ($)		Non-Equity Incentive Pay ($) (3)	PSUs ($) (4)	RSUs ($)		Continuation of Medical Benefits ($) (6)	Total ($)
Kevin R. Sayer
Termination Reason:
Termination without Cause or for Good Reason	1,447,500	(2)	1,251,370	—	—		21,275	2,720,145
CIC and Qualifying Termination (Double Trigger)	1,447,500	(2)	1,251,370	27,261,340	15,263,846	(5)	21,275	45,245,331
Jereme M. Sylvain
Termination Reason:
Termination without Cause or for Good Reason	436,425	(1)	365,915	—	—		19,781	822,121
CIC and Qualifying Termination (Double Trigger)	436,425	(1)	365,915	1,527,257	6,152,556	(5)	19,781	8,501,934
Michael J. Brown
Termination Reason:
Termination without Cause or for Good Reason	525,000	(1)	402,143	—	—		19,781	946,924
CIC and Qualifying Termination (Double Trigger)	525,000	(1)	402,143	—	5,452,732	(5)	19,781	6,399,656
Jacob S. Leach
Termination Reason:
Termination without Cause or for Good Reason	600,300	(1)	437,153	—	—		14,183	1,051,636
CIC and Qualifying Termination (Double Trigger)	600,300	(1)	450,225	2,008,768	8,317,252	(5)	14,183	11,390,728
Girish Naganathan
Termination Reason:
Termination without Cause or for Good Reason	500,000	(1)	98,548	—	—		19,781	618,329
CIC and Qualifying Termination (Double Trigger)	500,000	(1)	375,000	—	3,561,285	(5)	19,781	4,456,066
(1)Represents twelve months of base salary under the terms of the Severance & Change in Control Plan.
(2)Represents 18 months of base salary under the terms of the Severance & Change in Control Plan.
(3)Represents bonus payout under the 2022 Bonus Plan under the terms of the Severance & Change in Control Plan, as described above.
(4)Represents the value, based on the closing price of our common stock on December 31, 2022 of $113.24, of accelerated vesting of outstanding March 2020 PSU, March 2021 PSU, and March 2022 PSU awards based on actual achievement of the Corporate Performance Multiplier multiplied by the Relative TSR Performance Multiplier calculated as of December 31, 2022 under the terms of the PSUs and the Severance & Change in Control Plan.
(5)Represents the value of accelerated vesting of all outstanding restricted stock units of the named executive officer based on the closing price of our common stock on December 31, 2022 of $113.24 under the terms of the Severance & Change in Control Plan.
(6)Amounts shown include continuation of employer paid medical, dental, and vision premiums under COBRA, as applicable under the terms of the Severance & Change in Control Plan. The amounts associated with health benefits are calculated using 2023 enrollment rates and severance agreement terms, if applicable.

Pay versus Performance
As required by Item 402(v) of Regulation S-K, we are providing the following disclosure regarding executive compensation paid to our PEO and our non-PEO (the "Other NEOs"), and company performance for the fiscal years listed below. Our Compensation Committee did not consider the pay versus performance disclosure below in making its pay decisions for any of the years shown. For further information concerning our pay-for-performance philosophy and how we structure our executive compensation to drive and reward performance, refer to “Executive Compensation—Compensation Discussion and Analysis,” or CD&A. The amounts shown below are calculated in accordance with Item 402(v) of Regulation S-K.

						Value of Initial Fixed $100 Investment Based On:
Year	Summary Compensation on Table Total for PEO $ (1)	Compensation Actually Paid to PEO $ (1)(4)(5)	Average Summary Compensation Table Total for Other NEOs $ (2)	Average Compensation Actually Paid to Other NEO NEOs $ (2)(4)(5)		Total Shareholder Return $ (6)	Peer Group Shareholder Return $ (6)	Net Income (in millions) $ (7)	Company Selected Measure: Revenue (8) (in millions) $
2022	15,435,652	5,735,702	4,440,975	3,929,405		207.08	97.35	341.2	2,964.9
2021	11,985,324	36,052,076	4,962,060	6,403,115		245.47	144.19	216.9	2,422.5	(9)
2020	13,804,156	45,122,463	5,707,750	10,335,589	(3)	169.02	139.52	549.7	1,926.7	(10)
(1)Kevin Sayer was our principal executive officer ("PEO") for fiscal years 2022, 2021 and 2020.
(2)Non-PEO NEOs include: 2022: Jereme Sylvain, Michael Brown, Girish Naganathan, and Jake Leach; 2021: Jereme Sylvain, Paul Flynn, Jake Leach, Chad Patterson, and Quentin Blackford. 2020: Quentin Blackford, Rick Doubleday, Jake Leach, and Jeff Moy.
(3)Mr. Moy and Mr. Doubleday received acceleration of time-based vesting for outstanding equity awards pursuant to Mr. Moy's retention incentive agreement dated April 2020 and Mr. Doubleday's transition and consulting agreement dated December 2020. The modifications of the RSUs are reflected above as of the modification date of April 28, 2020 for Mr. Moy and December 10, 2020 for Mr. Doubleday.
(4)The 2022 Summary Compensation Table ("SCT") totals reported for the PEO and the average of the Other NEOs for each year were subject to the following adjustments per Item 402(v)(2)(iii) of Regulation S-K to calculate “compensation actually paid" or CAP:

	2022		2021		2020
	PEO ($)	Average for Other NEOs ($)	PEO ($)	Average for Other NEOs ($)	PEO ($)	Average for Other NEOs ($)
Summary Compensation Table	15,435,652	4,440,975	11,985,324	4,962,060	13,804,156	5,707,750
Adjustments for Grant Date Fair Value
Deductions for equity awards reported in Summary Compensation Table	(13,212,746)	(3,645,804)	(9,596,745)	(4,226,911)	(11,178,402)	(4,571,063)
Adjustments for Changes in Equity Fair Value
Year-end Fair Value of Equity Awards Granted During the Year that Remained Unvested as of the End of the Covered Year	16,604,680	4,062,727	18,675,363	4,851,628	17,319,529	2,262,224
Vesting Date Fair Value for Awards Granted and Vested in the Same Fiscal Year	—	—	—	—	—	1,243,032
Change in Year-end Fair Value of Equity Awards Granted During Prior Years that Remained Unvested as of the End of the Covered Year	(8,396,349)	(545,143)	12,719,753	804,410	19,056,630	1,650,702
Change in Fair Value from Prior Year-end to Vesting Date for Awards Granted in Prior Years that Vested in Covered Fiscal Year	(4,695,535)	(383,349)	2,268,381	866,425	6,120,550	4,042,944
Prior Year-End Fair Value for Awards Granted in Prior Years that are forfeited during the Covered Year	—	—	—	(854,497)	—	—
Compensation Actually Paid	5,735,702	3,929,405	36,052,076	6,403,115	45,122,463	10,335,589
(5)The SCT totals reported for the PEO and the average of the Other NEOs for each year were subject to the adjustments as required by Regulation S-K Item 402(v) (2)(iii) to calculate “compensation actually paid. Equity values are calculated in accordance with ASC Topic 718, and the valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of the grant.
(6)$100 invested on December 31, 2019 in Dexcom stock or the NASDAQ Medical Equipment index, including reinvestment of any dividends.
(7)We adopted ASU 2020-06 as of January 1, 2020 on a full retrospective basis and have reflected the adoption in the table above.
(8)We have identified 2022 Adjusted Revenue as described in the CD&A, as the most important financial performance measure used to link compensation actually paid to the PEO and Other NEOs for 2022 to the Company’s performance. We may determine a different financial performance measure to be the most important financial performance measure in future years.

(9)For a description of 2021 revenue, please refer to our 2022 Proxy Statement.
(10)For a description of 2020 revenue, please refer to our 2021 Proxy Statement.
Tabular List of Financial Performance Measures
Dexcom considers the following to be the most important financial performance measures it used to link compensation actually paid to its NEOs, for 2022, to Company performance:

2022 Adjusted Revenue	Non-GAAP Operating Margin	Relative Total Shareholder Return
Relationship Between Compensation Actually Paid to our PEO and the Average of the Compensation Actually Paid to the Other NEOs and certain measures of financial performance
Total compensation for the PEO and Other NEOs, as disclosed in the Summary Compensation Table, is comprised of salaries, annual cash incentives, and equity awards. The CAP calculation for each year includes changes in fair market value adjustments on vesting and outstanding equity awards during the year. The CAP adjustment fluctuates due to changes in the Company's stock price in each of the years.
The following graph shows the relationship between the CAP to our PEO, average CAP to other NEOs, and Dexcom's cumulative total shareholder return, or TSR, and the peer group's cumulative TSR (NASDAQ Medical Equipment Index) for the fiscal years ended December 31, 2022, 2021 and 2020.
The following graph shows the relationship between the CAP to our PEO, the average CAP to other NEOs, and the Company's Revenue for the fiscal years ended December 31, 2022, 2021 and 2020.

The following graph shows the relationship between the CAP to our PEO, the average CAP to other NEOs, and the Company's net income for the fiscal years ended December 31, 2022, 2021 and 2020.

Chief Executive Officer Pay Ratio
As required by Section 953(b) of the Dodd-Frank Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of our CEO, Mr. Sayer. For 2022, the median of the annual total compensation of all our employees (excluding our CEO) was $65,706 (ii) the annual total compensation for our CEO was $15,435,652; and (iii) the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all our employees (excluding our CEO) for 2022 is 235:1. We believe this ratio, which was calculated in a manner consistent with Item 402(u) of Regulation S-K, to be a reasonable estimate, based upon the assumptions described below.
Calculation Methodology
We identified the employee with compensation at the median of the compensation of all of our employees ("median employee") by considering our employee population as of December 31, 2022 ("employee population determination date") as summarized below. We identified the median employee for all our employees because of the global growth of our employment population, which we believed could result in a significant change to our CEO pay ratio results. The methodology we used to determine the median employee for 2022 is described below and is substantially the same methodology that we previously used to determine the median employee.
For 2022, we considered all individuals who were employed by us on a world-wide basis (including our consolidated subsidiaries) on the employee population determination date, other than our CEO, whether employed on a full-time, part-time, seasonal or temporary basis, as applicable. We did not include any contractors or other non-employee workers in our employee population.
To identify our median employee, we chose to use a consistently-applied compensation measure, which we selected as base salary for 2022. For employees paid other than in U.S. dollars, we converted their compensation to U.S. dollars using the applicable exchange rates in effect on December 31, 2022. For permanent employees hired during 2022, we annualized their base salary or wages as if they had been employed for the entire measurement period. We did not make any cost-of-living adjustment.
Our employee population as of our determination date consisted of approximately 7,600 individuals in the United States and in our international locations who were employed by us on a full-time, part-time, or seasonal basis, including employees on a leave of absence. Contractors and other non-employees were not included in our employee population.
Using this methodology, we identified the individual at the median of our employee population. We then calculated the annual total compensation for this individual using the same methodology we use to calculate the amount reported for our CEO in the “Total” column of the 2022 Summary Compensation Table as set forth in this Proxy Statement.

Because SEC rules for identifying the median of the annual total compensation of all employees allow companies to adopt a variety of methodologies, apply certain exclusions, and make reasonable estimates and assumptions that reflect their employee population and compensation practices, the pay ratio reported by other companies may not be comparable to our pay ratio, as other companies have different employee populations and compensation practices and may have used different methodologies, exclusions, estimates and assumptions in calculating their pay ratios. As explained by the SEC when it adopted these rules, the rule was not designed to facilitate comparisons of pay ratios among different companies, even companies within the same industry, but rather to allow stockholders to better understand and assess each particular company’s compensation practices and pay ratio disclosures.

Equity Compensation Plan Information
The following table provides certain information as of December 31, 2022, with respect to all of our equity compensation plans in effect on that date.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (in thousands) (#)(1)	Weighted-average exercise price of outstanding options, warrants and rights ($)(2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a) (#)(3)
	(a)	(b)	(c)
Equity compensation plans approved by stockholders(1)(2)	—	—	18,241,539
Equity compensation plans not approved by stockholders(3)	—	—	—
Total	—	—	18,241,539
(1)Includes securities issued or available for future issuance pursuant to the 2005 Equity Incentive Plan, the A&R 2015 EIP and the 2015 Employee Stock Purchase Plan. 15,379,551 shares, assuming they are awarded at target, under column (c) are attributable to our A&R 2015 EIP and 2,861,988 are attributable to our 2015 Employee Stock Purchase Plan.
(2)Shares reserved for future issuance under the A&R 2015 EIP may be granted as restricted stock, RSUs, options or other equity awards.
(3)As of December 31, 2022, we did not have any equity compensation plans that were not approved by our stockholders.

Risks from Compensation Policies and Practices
The Compensation Committee reviews our compensation policies and practices to determine areas of resulting risk and the actions that we have taken, or should take, to mitigate any such identified risk. Based on the Compensation Committee’s review of our compensation policies and practices, we do not believe that any risks relating from our compensation policies and practices for our employees are reasonably likely to have a material adverse effect on our business.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information as to the beneficial ownership of our common stock as of March 29, 2023 for:
•each stockholder known by us to be the beneficial owner of more than five percent of our common stock;
•each of our directors;
•each named executive officer as set forth in the summary compensation table below; and
•all executive officers and directors as a group.
The percentage of shares beneficially owned is based on 387,635,623 shares of common stock outstanding as of March 29, 2023. Beneficial ownership is determined under the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. Unless indicated above, the persons and entities named below have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of common stock subject to RSUs that will vest within 60 days of March 29, 2023 are deemed to be outstanding and to be beneficially owned by the person holding the RSUs for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the address for each listed stockholder is c/o DexCom, Inc., 6340 Sequence Drive, San Diego, California 92121.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (#)(+)	Percent of class (%)
Directors
Steven R. Altman (1)	62,700	*
Nicholas Augustinos (2)	38,016	*
Richard A. Collins (3)	36,404	*
Karen Dahut (4)	10,716	*
Mark G. Foletta (5)	59,092	*
Bridgette P. Heller (6)	21,420	*
Barbara E. Kahn (7)	19,648	*
Kyle Malady (8)	10,948	*
Jay S. Skyler, M.D.(9)	103,348	*
Eric J. Topol, M.D.(10)	375,016	*
Named Executive Officers
Kevin R. Sayer (11)	232,587	*
Jereme M. Sylvain (12)	22,450	*
Michael J. Brown (13)	7,597	*
Jacob S. Leach (14)	273,040	*
Girish Naganathan	—	*
All directors and executive officers as a group (23 persons) (15)	1,585,059	*
All 5% Stockholders
The Vanguard Group (16)	43,819,836	11.3%
BlackRock, Inc.(17)	33,535,680	8.7%
* Represents less than 1% of the outstanding shares of our common stock.
+ On June 10, 2022, the Company effected a four-for-one forward stock split of its common stock to stockholders of record as of May 19, 2022. The par value of the common stock remains $0.001 per share. All share and per share information reflects the stock split for all periods.
(1)Represents 3,916 RSUs that vest within 60 days of March 29, 2023 as well as 58,784 shares held directly by a trust of which Mr. Altman is a trustee.
(2)Represents 3,976 RSUs that vest within 60 days of March 29, 2023 as well as 34,040 shares held directly by a trust of which Mr. Augustinos is a trustee.

(3)Represents 3,948 RSUs that vest within 60 days of March 29, 2023 as well as 32,456 shares held directly by a trust of which Mr. Collins is a trustee.
(4)Represents 3,948 RSUs that vest within 60 days of March 29, 2023 as well as 6,768 shares held directly by a trust of which Ms. Dahut is a trustee.
(5)Represents 4,488 RSUs that vest within 60 days of March 29, 2023 as well as 54,604 shares held directly by a trust of which Mr. Foletta is a trustee.
(6)Represents 3,952 RSUs that vest within 60 days of March 29, 2023 as well as 17,468 shares held directly by Ms. Heller.
(7)Represents 3,976 RSUs that vest within 60 days of March 29, 2023 as well as 15,672 shares held directly by a trust of which Dr. Kahn is a trustee.
(8)Represents 3,916 RSUs that vest within 60 days of March 29, 2023 as well as 7,032 shares held directly by Mr. Malady.
(9)Represents 3,876 RSUs that vest within 60 days of March 29, 2023 as well as 59,472 shares held by a partnership in which Dr. Skyler is managing partner and maintains voting rights over these shares and 40,000 shares held by his spouse, of which Dr. Skyler disclaims beneficial ownership.
(10)Represents 3,952 RSUs that vest within 60 days of March 29, 2023 as well as 371,064 shares held by Topol Family Holdings, LLC for which Dr. Topol is a manager and maintains voting rights of these shares.
(11)Represents shares held directly by Mr. Sayer.
(12)Represents shares held directly by Mr. Sylvain.
(13)Represents shares held directly by Mr. Brown.
(14)Represents shares held directly by Mr. Leach or by a trust of which Mr. Leach is a trustee.
(15)Represents 39,948 RSUs that vest within 60 days of March 29, 2023 and a total of 1,545,111 shares of our common stock.
(16)Represents shares held by The Vanguard Group as of December 30, 2022 based solely on its Schedule 13G filing made on February 9, 2023. Of the shares beneficially owned, The Vanguard Group reported that it had shared voting power with respect to 577,303 shares, sole dispositive power with respect to 42,194,307 shares, and shared dispositive power with respect to 1,625,529 shares. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.
(17)Represents shares held by BlackRock, Inc. as of December 30, 2022 based solely on its Schedule 13G filing made on February 10, 2023. Of the shares beneficially owned, BlackRock, Inc. reported that it had sole voting power with respect to 30,545,889 shares and sole dispositive power with respect to 33,535,680 shares. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

DELINQUENT SECTION 16(a) REPORTS
Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.
To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2022, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were complied with the exception of one late Form 4 filing for Girish Naganathan.

CERTAIN TRANSACTIONS WITH RELATED PERSONS

During 2022, we employed Mr. Sayer’s son, Erick Sayer, as our Director, Legal Counsel. He was paid $178,647 in cash compensation and was granted 1,044 restricted stock units with a total grant date fair value of $104,608. He left the company effective July 8, 2022. He did not receive any severance benefits or vesting acceleration in connection with his resignation.
Other than the employment of Erick Sayer, since January 1, 2022 there has not been any transaction or series of transactions to which we were or will be a party in which the amount involved exceeds $120,000 and in which any director, nominee for director, executive officer, holder of more than five percent of our common stock, or any member of their immediate family had or will have a direct or indirect material interest.
Our Audit Committee reviews the fairness and determines approval of any proposed transaction between us and management or other related parties (other than transactions that are subject to review by the Compensation Committee) that are brought to the attention of the Audit Committee. In addition, our Code of Conduct sets forth factors that should be considered in determining whether there may be a direct or indirect material interest, such as the size and nature of the person’s interest; the nature of our relationship with the other individual or entity; and whether the person has access to confidential Dexcom information.

STOCKHOLDER PROPOSALS FOR ANNUAL MEETING

Requirements for Stockholder Proposals to Be Considered for Inclusion in Dexcom’s Proxy Materials.
Stockholders of Dexcom may submit proposals on matters appropriate for stockholder action at meetings of Dexcom’s stockholders in accordance with Rule 14a-8 promulgated under the Exchange Act. For such proposals to be included in Dexcom’s proxy materials relating to its 2024 Annual Meeting of Stockholders, all applicable requirements of Rule 14a-8 must be satisfied and such proposals must be received by Dexcom no later than December 8, 2023. Such proposals should be delivered to DexCom, Inc., Attn: Secretary, 6340 Sequence Drive, San Diego, California 92121.
Requirements for Stockholder Proposals to be Brought Before the Annual Meeting.
Dexcom’s Bylaws provide that, except in the case of proposals made in accordance with Rule 14a-8, for stockholder nominations to the Board or other proposals to be considered at an Annual Meeting of Stockholders, the stockholder must have given timely notice thereof in writing to the Secretary of Dexcom not less than seventy-five calendar days nor more than one hundred and five calendar days day prior to the first anniversary of the preceding year’s Annual Meeting. To be timely for the 2024 Annual Meeting of Stockholders, a stockholder’s notice must be delivered or mailed to and received by Dexcom’s Secretary at the principal executive offices of Dexcom between February 3, 2024 and March 4, 2024. However, in the event that the Annual Meeting is called for a date that more than thirty (30) days before or more than sixty (60) days after such anniversary date, to be timely notice by the stockholder must be delivered not earlier than the close of business on the one hundred and fifth day prior to Annual Meeting and not later than the close of business on the later of the seventy-fifth day prior to such Annual Meeting or the close of business on the tenth day following the day on which public announcement of the date of such meeting is first made by Dexcom. A stockholder’s notice to Dexcom’s Secretary must set forth the information required by Dexcom’s Bylaws with respect to each matter the stockholder proposes to bring before the Annual Meeting. In addition, stockholders who intend to solicit proxies in support of director nominees other than the company's nominees must comply with the additional information requirements of Rule 14a-19(b).
Requirements for Proxy Access
Dexcom’s Bylaws provide that any stockholder (or group of up to 20 stockholders) meeting the Dexcom’s continuous ownership requirements of three percent (3%) or more of our common stock for at least three years prior to such nomination who wishes to nominate a candidate or candidates for election in connection with our 2024 Annual Meeting of Stockholders and require Dexcom to include such nominee(s) in the proxy statement and form of proxy, must submit a notice to Dexcom's Secretary at the principal executive offices of Dexcom no earlier than December 20, 2023 and no later than January 19, 2024 (i.e., no earlier than the 150th day and no later than the 120th day before the one-year anniversary of the date of the Annual Meeting). If the date of our 2024 Annual Meeting of Stockholders is advanced by more than 30 days prior to or delayed by more than 60 days after the one-year anniversary of the Annual Meeting, then, for the notice to be timely delivered, it must be received by the secretary not earlier than the close of business on the 120th day prior to the 2024 Annual Meeting and not later than the close of business on the later of (i) the 90th day prior to the 2024 Annual Meeting or (ii) the 10th day following the day on which public announcement of the 2024 Annual Meeting is first made by Dexcom.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (such as brokers, banks or other agents) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
This year, a number of broker, banks or other agents with account holders who are stockholders of Dexcom will be “householding” our proxy materials. A single Proxy Statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker, bank or other agent that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Proxy Statement and Annual Report, please notify your broker, bank or other agent, and direct a written request for the separate Proxy Statement and Annual Report to American Stock Transfer & Trust Company at 59 Maiden Lane, Plaza Level, New York, New York, 10038. Stockholders whose shares are held by their broker, bank or other agent as nominee and who currently receive multiple copies of the Proxy Statement at their address that would like to request “householding” of their communications should contact their broker, bank or other agent.

PROPOSAL NO. 5
STOCKHOLDER PROPOSAL: PAY EQUITY DISCLOSURE

James McRitchie, on behalf of Myra K. Young, has notified us that she intends to present the following proposal at the Annual Meeting.
For the reasons set forth by Dexcom in the section titled “Dexcom’s Statement in Opposition to Proposal No.5” following the Stockholder Proposal and Supporting Statement, Dexcom recommends a vote AGAINST this proposal.

Stockholder Proposal and Supporting Statement

Proposal 5 – Pay Equity Disclosure
Resolved: Myra K. Young, of CorpGov.net, requests DexCom Inc. ("Company" or "DexCom") report annually on unadjusted median and adjusted pay gaps across race and gender globally and/or by country, where appropriate, including associated policy, reputational, competitive, and operational risks, and risks related to recruiting and retaining diverse talent. The report should be prepared at reasonable cost, omitting proprietary information, litigation strategy, and legal compliance information.
Racial/gender pay gaps are the difference between non-minority and minority/male and female median earnings expressed as a percentage of non-minority/male earnings.
Supporting Statement: Pay inequities persist across race and gender. They pose substantial risks to companies and society. Black workers' hourly median earnings represent 64% of white wages. Median income for women working full time is 83% of that of men.[1] Intersecting race, Black women earn 63%, Native women 60%, and Latina women 55%.[2] At the current rate, women will not reach pay equity until 2059, Black women 2130, and Latina women 2224.[3]
Citigroup estimated closing minority and gender wage gaps 20 years ago could have generated 12 trillion dollars in additional national income.[4] PwC estimates closing the gender pay gap could boost OECD economies by $2 trillion annually.[5] Actively managing pay equity is linked to superior stock performance and return on equity.[6]
Best practice includes:
1.unadjusted median pay gaps, assessing equal opportunity to high-paying roles,
2.statistically adjusted gaps, assessing whether minorities and non-minorities, men and women, are paid the same for similar roles.
Over 20 percent of the 100 largest U.S. employers currently report adjusted gaps, and an increasing number of companies disclose unadjusted gaps to address the structural bias women and minorities face regarding job opportunity and pay.[7] DexCom reports neither.
Racial and gender unadjusted median pay gaps are accepted as the valid way of measuring pay inequity by the United States Census Bureau, Department of Labor, OECD, and International Labor Organization.[8] The United Kingdom and Ireland mandate disclosure of median pay gaps, and the United Kingdom is considering racial pay reporting.
An annual report adequate for investors to assess performance could integrate base, bonus and equity compensation to calculate:
•percentage median and adjusted gender pay gap, globally and/or by country
•percentage median and adjusted racial/minority/ethnicity pay gap, U.S. and/or by country

To Enhance Shareholder Value, Vote FOR Pay Equity Disclosure – Proposal 5

[1] https://www.nationalpartnership.org/our-work/resources/economic-justice/fair-pay/americas-women-and-the-wagegap.pdf
[2] https://www.aauw.org/app/uploads/2021/09/AAUW_SimpleTruth_2021_-fall_update.pdf
[3] https://iwpr.org/iwpr-publications/quick-figure/the-gender-pay-gap-1985-to-2020-with-forecast-for-achieving-payequity-by-race-and-ethnicity/
[4] https://ir.citi.com/NvlUkIHPilz14Hwd3oxqZBLMn1_XPqo5FrxsZDOx6hhil84ZxaxEuJUWmak51UHvYk75VKeHCMI%3D
[5] https://www.pwc.com/hu/en/kiadvanyok/assets/pdf/women-in-work-2021-executive-summary.pdf
[6] https://www.mcki nsey.com/capabilities/people-and-organizational-performance/our-insights/promoting-gender-parity-in-the-global-workplace; https://www.issgovernance.com/file/publications/ISS-ESG-Gender-Diversity-Linked-to-Success.pdf
[7] https://diversiq.com/which-sp-500-companies-disclose-gender-pay-equity-data/
[8] https://staticl.squarespace.com/static/5bc65db67d0c9102cca54b74/t/622f4567fae4ea772ae60492/1647265128087/ Racial+Gender+Pay+Scorecard+2022+-+Arjuna+Capital.pdf

Dexcom’s Statement in Opposition to Proposal No. 5

☒
THE BOARD RECOMMENDS A VOTE AGAINST PROPOSAL NO. 5, AS SET FORTH IN THE RESOLUTION BELOW.

Our Board recommends that stockholders vote AGAINST this proposal because:
•Since 2019, consistent with our compensation philosophy and our commitment to fair and equitable compensation for all of our employees, we have proactively reviewed gender and ethnicity pay equity for our U.S. employees in the same or similar roles, taking into account legitimate business factors that may explain differences. In 2021, we expanded this review to include global employees with respect to gender
•In furtherance of our commitment to equal pay, we will work with an external consultant to conduct an adjusted pay gap analysis of our workforce with respect to gender and ethnicity in 2023 (which at a minimum, will include our U.S. employees). We will provide quantitative disclosure regarding the results of this analysis in our 2024 Sustainability Report.
•Going forward, we will conduct an adjusted pay gap analysis of our workforce on a regular basis (which at a minimum, will include our U.S. employees).
•Going forward, we will also disclose our most recent EEO-1 report submission in our annual Sustainability Report, beginning with our 2023 Sustainability Report.
•The requested unadjusted median pay gap measure is not a meaningful or accurate metric and is rarely disclosed by U.S. companies.
•Our commitment to diversity, equity and inclusion (DEI), our DEI initiatives and current and upcoming public disclosures address the underlying rationale for the proposal and provide our stockholders with more relevant information about Dexcom’s commitment to DEI and pay equity.

Dexcom is committed to equal pay and diversity and inclusion in our workforce.
At Dexcom, we believe that people should receive equal pay for equal work, regardless of gender, race, or ethnicity, and we are committed to compensating our employees fairly and equitably. We are also strongly committed to promoting gender and racial diversity and inclusion in our workforce, including among our leadership at all levels.
Dexcom will work with an external consultant to conduct an adjusted pay gap analysis.
Since 2019, consistent with our compensation philosophy and our commitment to fair and equitable compensation for all of our employees, we have proactively reviewed gender and ethnicity pay equity for our U.S. employees in the same or similar roles, taking into account legitimate business factors that may explain differences. In 2021, we expanded this review to include global employees with respect to gender. We have incorporated the findings into our compensation assessment cycles, and we recognize the need to regularly review pay equity to maintain our pay equity goals.
In furtherance of our commitment to equal pay, we will work with an external consultant to conduct an adjusted pay gap analysis of our workforce with respect to gender and ethnicity in 2023 (which at a minimum, will include our U.S. employees) to ensure consistency and equitable treatment among our employees, and we will provide quantitative disclosure regarding the results of this analysis in our 2024 Sustainability Report. Going forward, we will conduct an adjusted pay gap analysis of our workforce on a regular basis (which at a minimum, will include our U.S. employees).
Dexcom is committed to transparent reporting on our DEI initiatives and progress.
As disclosed in our most recent Sustainability Report, we seek to foster an inclusive workplace to encourage diversity of thought, culture, and background. We strive to create an environment where diverse perspectives are voiced and heard. Cultivating inclusive employee culture is a foundational element of delivering world-class customer experiences for our diverse continuous glucose monitoring users and stakeholders. We are transparent about our initiatives and progress, and we have previously provided the representation percentages of women and ethnic minorities in leadership roles at Dexcom in our Sustainability Report.
Going forward, we will also disclose our most recent EEO-1 report submission in our annual Sustainability Report, beginning with our 2023 Sustainability Report.
The requested unadjusted median pay gap measure is not a meaningful or accurate metric for our stockholders.
In addition to an adjusted pay gap measure, this proposal requests that we provide an unadjusted median pay gap measure, which seeks to compare the average pay of men and employees who are not minorities to the average pay of women and employees who are minorities, without adjusting for relevant factors that can explain differences in pay, such as different roles, time in role, performance and job location. Although the proposal is aimed at providing transparency with respect to pay equity and equal opportunity, an unadjusted median pay gap measure does not demonstrate whether our women and ethnic minority employees are being paid fairly for the roles that they are doing nor does it accurately depict female or ethnic representation at our different locations. Moreover, our stockholders do not need a surrogate measurement of pay equity and the percentage representation of women and ethnic minority employees in leadership positions as we already provide the actual information in our annual Sustainability Report. The requested unadjusted median pay gap metric does not measure whether employees who are doing equal work are receiving equal pay, which is a pillar to Dexcom's compensation philosophy, and as a result, the unadjusted median pay gap information requested in the proposal would not provide meaningful supplemental information.
In addition, we disagree with this proposal’s unsupported assertion that reporting unadjusted median pay gaps is a “best practice,” and we note that few U.S. companies report on an unadjusted basis, with less than 4% of U.S. S&P 500 companies providing for such information.
Consequently, we believe by undertaking an adjusted pay gap analysis and providing quantitative disclosure regarding the results of that analysis as well as representation data, including EEO-1 data, we will provide a more accurate picture of our pay policies and practices than an unadjusted median pay gap.
Fostering diverse talent is a key corporate objective for Dexcom.
DEI is a key corporate objective for Dexcom. As the company continues to grow and scale, our DEI initiatives have been critical not only for company culture but also for the growing diversity of patients our products will benefit across the globe. In 2022, we further developed our talent programs to foster equitable access and visibility to our up-and-coming diverse leaders within the company.
We have a diverse global leadership team – 32% of U.S. leaders identify as ethnically or racially diverse, and 36% globally are female. Over the last two years we used our internship program as a pipeline for diverse emerging talent, and in 2022, 70% of our internship class identified as ethnically diverse. Approximately 62% of our workforce in the U.S. identifies as racially or ethnically diverse. We have 15 global employee resource groups, which offer opportunities to network and socialize, work on professional development, and raise awareness of relevant issues. We provide a diversity snapshot data tool for leaders to establish a baseline understanding of the diversity of their teams and effectiveness of DEI efforts over time, and managers receive metrics to assess the diversity of new hires and turnover in their organizations.
Our efforts have been publicly recognized by publications such as Forbes which placed us in the top 100 Best Employers for Diversity and the top 200 Best Employers for Women.
Dexcom is committed to effective oversight of pay equity and DEI.
With expanded talent and diversity staff, we have evolved the DEI Leadership Council, or DLC, as a means for leaders to work closely together to advance the broader DEI strategy across the organization. The DLC is co-Chaired by the Vice President of Talent & Diversity and the Senior Vice President of Engineering, and meets quarterly to review and advance the broader DEI strategy across Dexcom.

Overall, we take a comprehensive approach to pay equity and representation, from our compensation planning processes designed to further equitable pay and representation to the internal policies and programs we have implemented to foster career growth. We believe that our approach, as well as our current and planned initiatives and disclosures, represent a more fulsome and effective approach to pay equity and representation than that set forth in the proposal.
For all of the reasons above, the Board recommends that stockholders vote against this proposal.

OTHER MATTERS

Our Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

DexCom, Inc.
6340 Sequence Drive
San Diego, California 92121
PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 18, 2023
INFORMATION ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING
Why am I receiving these materials?
The accompanying proxy is delivered and solicited on behalf of the Board of Directors (“Board”) of DexCom, Inc., a Delaware corporation (“Dexcom” or the “Company”), in connection with the 2023 Annual Meeting of Stockholders ("Annual Meeting"), which is being held at 2:00 p.m. Pacific Time on May 18, 2023 online at www.proxydocs.com/DXCM. The Notice of Internet Availability of Proxy Materials (“Notice”), Proxy Statement and form of proxy are being distributed and made available on the Internet on or about April 6, 2023. As a stockholder, you are invited to attend the Annual Meeting and are requested to vote on the items of business described in this Proxy Statement.
What is included in the proxy materials?
The proxy materials include our Proxy Statement for the Annual Meeting, an annual report to stockholders, including our Annual Report on Form 10-K (“Form 10-K”) for the year ended December 31, 2022, and the proxy card or a voting instruction card for the Annual Meeting.
What information is contained in this proxy statement?
The information in this proxy statement relates to the proposals to be voted on at the Annual Meeting, the voting process, the compensation of our directors and certain other executive officers, corporate governance, and certain other required information.
Who can attend the meeting?
You are entitled to attend the Annual Meeting if you were a stockholder of record or a beneficial owner of our common stock as of March 29, 2023, the record date, or you hold a valid legal proxy for the Annual Meeting.
How can I attend the meeting?
This year’s Annual Meeting will only be accessible online through the Internet. We have worked to offer the same participation opportunities as if you attended the Annual Meeting in person.
To be admitted to the Annual Meeting at www.proxydocs.com/DXCM, you must enter the control number found next to the label “Control Number” for postal mail recipients or within the body of the email sending you the Proxy Statement. We encourage you to access the Annual Meeting before it begins. Online check-in will begin 1 hour prior to the meeting time of 2:00 p.m. Pacific Time on the date of the Annual Meeting. We plan to announce any updates on our proxy website at www.proxydocs.com/DXCM, and we encourage you to check this website prior to the meeting if you plan to attend.
What if I have technical difficulties accessing or attending the virtual Annual Meeting?
If you have difficulty accessing the meeting, please call the number in the email you will receive one hour prior to the meeting start. We will have technicians available to assist you.
Who is eligible to vote?
Only stockholders of record of Dexcom common stock on March 29, 2023, the record date, will be entitled to vote at the Annual Meeting. On the record date, there were 387,635,623 shares of common stock outstanding. For 10 days prior to the meeting, a complete list of the stockholders entitled to vote at the meeting will be available for examination by any stockholder for any purpose relating to the meeting electronically at www.proxydocs.com/DXCM.

How many votes may I cast?
On each matter to be voted upon, stockholders of record have one vote for each share of common stock owned by them as of the close of business on March 29, 2023, the record date for the Annual Meeting. Stockholders may not cumulate votes in the election of directors.
How do I vote?
To be valid, your vote by Internet, telephone or mail must be received by 11:59 p.m., Eastern Time, May 17, 2023. All votes for participants in the Dexcom Employee Stock Purchase Program must be received by 5:00 p.m. Eastern Time on May 12, 2023. For those stockholders who receive a Notice (described under “Why did I receive a notice in the mail regarding the Internet Availability of Proxy Materials instead of a full set of proxy materials?” below), the Notice provides information on how to access your proxy on the Internet, which contains instructions on how to vote via the Internet or by telephone. If you received a Notice, you can request a printed copy of your proxy materials by following the instructions contained in the Notice.

Method of Voting		Voting as a Stockholder of Record	Voting as a Beneficial Owner

Internet	Cast your vote online	Go to www.proxypush.com/DXCM. Have your Proxy Card ready and follow the simple instructions to record your vote.
Obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact your broker, bank or other agent to request a proxy form.

Telephone	Use any touch-tone telephone (24 hours a day, 7 days a week)	Call 1-866-286-3130. Have your Proxy Card ready and follow the simple recorded instructions
Obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact your broker, bank or other agent to request a proxy form.

Mail	Vote through paper mail	Mark, sign and date your Proxy Card. Fold and return your Proxy Card Form in the postage-paid envelope that was enclosed with the proxy materials	Return a properly executed and dated voting instruction form using the method(s) your bank, brokerage firm, broker-dealer or other similar organizations make available.

Voting as a Stockholder of Record - As an alternative to voting online at the Annual Meeting, stockholders of record may vote via the Internet, by telephone or, for those stockholders who receive a paper proxy card in the mail, by mailing a completed proxy card. For those record holders who receive a paper proxy card, instructions for voting via the Internet, telephone or by mail are set forth on the proxy card. If you are a stockholder who elects to vote by mail, you should sign and mail the proxy card in the addressed, postage paid envelope that was enclosed with the proxy materials, and your shares will be voted at the Annual Meeting in the manner you direct.
Voting as a Beneficial Owner - If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a voting instruction card and voting instructions with these proxy materials from that organization rather than from us. Simply complete and mail the voting instruction card to ensure that your vote is counted. To vote online at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact your broker, bank or other agent to request a proxy form. Many banks and brokerage firms have a process for their beneficial holders to provide instructions via the Internet or by telephone. If Internet or telephone voting is unavailable from your record holder, simply complete and mail the voting instruction card provided to you by your record holder to ensure that your vote is counted. If your shares are held beneficially in street name and you have not given your record holder voting instructions, your record holder will not be able to vote your shares with respect to any matter other than ratification of the appointment of Dexcom’s independent registered public accounting firm. Shares held beneficially in street name may be voted by you online at the Annual Meeting only if you obtain a legal proxy from your record holder giving you the right to vote such shares online at the Annual Meeting.

When is the deadline for voting?
All votes must be received by 11:59 p.m. Eastern Time on May 17, 2023. All votes for participants in the Dexcom Employee Stock Purchase Program must be received by 5:00 p.m. Eastern Time on May 12, 2023.
We strongly recommend that you vote your shares in advance of the meeting as instructed above, even if you plan to attend the virtual meeting.
What is the difference between holding shares as a stockholder of record and as a beneficial owner?
Stockholder of Record - Holders of shares of Dexcom common stock whose shares are registered in their own name with Dexcom’s transfer agent, American Stock Transfer & Trust Company, are considered stockholders of record with respect to those shares.
Beneficial Owner - Dexcom stockholders whose shares are not registered in their own name with American Stock Transfer & Trust, are beneficial holders of shares held in street name. Such shares may be held in an account at a bank or at a brokerage firm (your record holder). As the beneficial holder, you have the right to direct your record holder on how to vote your shares, and you will receive instructions from your record holder that must be followed in order for your record holder to vote your shares per your instructions. The proxy materials, as well as voting and revocation instructions, should have been forwarded to you by the bank, broker or other nominee that holds your shares. In order to vote your shares, you will need to follow the instructions that your bank, broker or other nominee provides you. The voting deadlines and availability of telephone and Internet voting for beneficial owners of shares held in street name will depend on the voting processes of the bank, broker or other nominee that holds your shares. Therefore, we urge you to carefully review and follow the voting instruction card and any other materials that you receive from that organization.
How can I submit questions?
This year’s stockholders' question and answer session will only include questions submitted in advance of the Annual Meeting at www.proxydocs.com/DXCM after logging in with your Control Number.
How many votes must be present in order for business to be conducted?
In order for business to be conducted at the Annual Meeting, a quorum must be present.
What is a quorum?
A quorum will be present if the holders of a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting are present or represented by proxy at the Annual Meeting. Abstentions and broker non-votes will be treated as shares present for the purpose of determining the presence of a quorum for the transaction of business at the Annual Meeting. A broker non-vote occurs when a bank, broker or other holder of record holding shares for a beneficial owner submits a proxy for the Annual Meeting but does not vote on a particular proposal, because that holder does not have discretionary voting power with respect to that proposal and has not received instructions from the beneficial owner. If the persons present or represented by proxy at the Annual Meeting constitute the holders of less than a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting, the Annual Meeting may be adjourned by the chairperson of the Annual Meeting to a subsequent date for the purpose of obtaining a quorum.
What are my voting choices for each of the proposals and what are the voting standards?
For Proposal No. 1 (Election of Directors), our Amended and Restated Bylaws ("Bylaws") and our Corporate Governance Principles ("Governance Principles") require that directors must be elected by a majority of the votes cast in uncontested elections. This means that the number of votes cast “For” a director nominee must exceed the number of votes cast “Against” that nominee. Abstentions and broker non-votes are not counted as votes “For” or “Against” a director nominee and have no effect on the election of directors. Each current director and any director nominee must, promptly following such person’s election or re-election, submit to the Board an irrevocable resignation effective upon such person’s failure to receive the required vote at the next Annual Meeting at which they face re-election. Following an uncontested election in which any nominee who does not receive a majority of votes cast “For” his or her election, the Board is required to decide whether to accept such resignation, and it will disclose its decision- making process. In contested elections, the required vote would be a plurality of votes cast. Full details of this policy are set forth in our Governance Principles, which is available at https://investors.dexcom.com/corporate-governance.

Proposal Nos. 2 (Ratification of Independent Registered Public Accounting Firm) and 3 (Advisory Vote on Executive Compensation) and 5 (the Shareholder Proposal) require the approval of a majority of shares present and entitled to vote on the matter either online at the Annual Meeting or by proxy and are voted for or against the proposal. Proposal No. 4 (Advisory Vote on Frequency of Advisory Votes on Executive Compensation) will be determined by a plurality of the votes cast.
Abstentions and broker non-votes have no effect on the determination of whether a nominee or Proposal Nos. 2, 3, and 5 have received the vote of a majority of the shares of common stock present or represented by proxy and voted for or against the proposal. With respect to Proposal No. 4, abstentions and broker non-votes have no effect on the determination of which voting frequency receives the highest number of affirmative votes cast.

Proposal	Voting Options	Vote Requirement	Effect of abstentions	Effect of broker non-votes

Proposal No. 1 - Election of Directors	FOR / AGAINST / ABSTAIN (for each director nominee)	Majority of votes cast FOR or AGAINST (for each director nominee)	No effect - not counted as a vote cast	No effect - not counted as a vote cast

Proposal No. 2 - Ratification of Independent Registered Public Accounting Firm	FOR / AGAINST / ABSTAIN	Majority of shares present or represented by proxy and are voted for or against the matter	No effect - not counted as a vote cast	Not applicable

Proposal No. 3 - Advisory Vote on Executive Compensation	FOR / AGAINST / ABSTAIN	Majority of shares present or represented by proxy and are voted for or against the matter	No effect - not counted as a vote cast	No effect - not counted as a vote cast

Proposal No. 4 - Advisory Vote on Frequency of Advisory Votes on Executive Compensation	1 YEAR / 2 YEAR / 3 YEAR / ABSTAIN	Plurality of votes cast	No effect - not counted as a vote cast	No effect - not counted as a vote cast

Proposal No. 5 - Stockholder Proposal	FOR / AGAINST / ABSTAIN	Majority of shares present or represented by proxy and are voted for or against the matter	No effect - not counted as a vote cast	No effect - not counted as a vote cast
What if I am a stockholder of record and do not specify a choice for a matter when returning a proxy?
In the event that you return a signed proxy card on which no directions are specified, your shares will be voted in the following manner:
•FOR each of the nominees of the Board of Directors (Proposal No. 1);
•FOR the ratification of the appointment of Ernst & Young LLP as Dexcom’s independent registered public accounting firm for the fiscal year ending December 31, 2023 (Proposal No. 2);
•FOR the non-binding advisory resolution to approve executive compensation (Proposal No. 3);
•FOR "1 Year" on the non-binding advisory proposal on the frequency of holding future votes regarding executive compensation (Proposal No. 4); and
•AGAINST the stockholder proposal (Proposal No. 5).

If I have voted by proxy, can I change my vote?
You may revoke or change a previously delivered proxy at any time before the Annual Meeting by delivering another proxy with a later date, by voting again via the Internet or by telephone, or by delivering written notice of revocation of your proxy to Dexcom’s Secretary at Dexcom’s principal executive offices before the beginning of the Annual Meeting. You may also revoke your proxy by attending the Annual Meeting and voting online, although attendance at the Annual Meeting will not, in and of itself, revoke a valid proxy that was previously delivered. If you hold shares through a bank or brokerage firm, you must contact that bank or brokerage firm to revoke any prior voting instructions. You also may revoke any prior voting instructions by voting online at the Annual Meeting if you obtain a legal proxy as described under “If I have voted by proxy, can I change my vote?” above.
Who will bear the cost of soliciting votes for the Annual Meeting?
Dexcom is paying the costs of the solicitation of proxies. We have retained D.F. King & Co., Inc. to help us solicit proxies from brokers, bank nominees and other institutions for a fee of approximately $10,000, plus reasonable out-of-pocket expenses. We will also reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. In addition, our directors, officers, and other employees, without additional compensation, may solicit proxies personally or in writing, by telephone, e-mail, or otherwise. If you choose to access the proxy materials and/or vote over the internet, you are responsible for any internet access charges you may incur.
Where can I find the voting results of the Annual Meeting?
Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in a current report on Form 8-K no later than 4 business days after the date the Annual Meeting ends.
Why did I receive a notice in the mail regarding the Internet Availability of Proxy Materials instead of a full set of proxy materials?
In accordance with the rules of the Securities and Exchange Commission (“SEC”), we are using the Internet as our primary means of furnishing proxy materials to stockholders. Consequently, most stockholders will not receive paper copies of our proxy materials. We will instead send these stockholders a Notice of Internet Availability of Proxy Materials with instructions for accessing the proxy materials, including our Proxy Statement and Annual Report, and voting via the Internet. The Notice also provides information on how stockholders may obtain paper copies of our proxy materials if they so choose. This makes the proxy distribution process more efficient and less costly, and helps conserve natural resources.
NOTE ABOUT FORWARD-LOOKING STATEMENTS
In this proxy statement, the company has disclosed information which may be considered forward-looking within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and subject to the safe harbor created by the Securities Litigation Reform Act of 1995. Such statements include declarations regarding our intent, belief, or current expectations and those of our management. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks, uncertainties and other factors, some of which are beyond our control; actual results could differ materially from those indicated by such forward-looking statements. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, but are not limited to: (i) that the information is of a preliminary nature and may be subject to further adjustment; (ii) those risks and uncertainties identified under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Quantitative and Qualitative Disclosures about Market Risk” sections of our 2022 Annual Report on Form 10-K; and (iii) the other risks detailed from time-to-time in our reports and registration statements filed with the SEC. Except as required by law, we undertake no obligation to revise or update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.
INFORMATION REFERENCED IN THIS PROXY STATEMENT
The content of the websites referred to in this proxy statement are not incorporated by reference into this proxy statement.

ANNUAL REPORTS

A copy of our Annual Report to stockholders, which includes financial statements, has been posted on the Internet, along with this Proxy Statement, each of which is accessible by following the instructions in the Notice.
We filed our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 with the SEC on February 9, 2023. It is available free of charge at the SEC’s web site at www.sec.gov. Upon written request by a Dexcom stockholder, we will mail without charge a copy of our Form 10-K, including the financial statements and financial statement schedules, but excluding exhibits to the Form 10-K. Exhibits to the Form 10-K are available upon payment of a reasonable fee, which is limited to our expenses in furnishing the requested exhibit.
Requests for copies of our Annual Report to stockholders or our Annual Report on Form 10-K should be directed to Investor Relations, DexCom, Inc., 6340 Sequence Drive, San Diego, California 92121.

By Order of the Board of Directors

Kevin R. Sayer Chairperson, President and Chief Executive Officer DexCom, Inc. San Diego, California April 6, 2023

APPENDIX A

RECONCILIATION BETWEEN GAAP AND NON-GAAP FINANCIAL MEASURES
(In millions, except per share data)
(Unaudited)

Twelve Months Ended December 31,
2022
GAAP revenue	$2,909.8
Foreign currency impact	55.1
2022 Adjusted Revenue	$2,964.9

GAAP gross profit	$1,883.1
Amortization of intangible assets (1)	2.4
Non-GAAP gross profit	$1,885.5

GAAP operating income	$391.2
Amortization of intangible assets (1)	9.9
Business transition and related costs (2)	39.5
Intellectual property litigation costs (3)	44.5
Non-GAAP operating income	$485.1

GAAP net income (loss)	$341.2
Business transition and related costs (2)	39.3
Depreciation and amortization	155.9
Intellectual property litigation costs (3)	44.5
Income from equity investments (4)	(0.2)
Share-based compensation	126.5
Interest expense and interest income	(5.2)
Income tax expense	49.6
Adjusted EBITDA	$751.6

GAAP net income	$341.2
Amortization of intangible assets (1)	9.9
Business transition and related costs (2)	39.5
Intellectual property litigation costs (3)	44.5
Income from equity investments (4)	(0.2)
Adjustments related to taxes (5)	(84.9)
Non-GAAP net income	$350.0

GAAP net income	$341.2
Interest expense on senior convertible notes, net of tax	11.0
GAAP net income used for diluted EPS, if-converted (6)	$352.2

Non-GAAP net income	$350.0
Interest expense on senior convertible notes, net of tax	4.8
Non-GAAP net income used for diluted EPS, if-converted (6)	$354.8

GAAP diluted net income per share (6)	$0.82
Amortization of intangible assets (1)	0.02
Business transition and related costs (2)	0.10
Intellectual property litigation costs (3)	0.11
Income from equity investments (4)	—
Adjustments related to taxes (5)	(0.21)
Impact of adjustment to GAAP diluted shares (7)	0.01
Non-GAAP diluted net income per share (6) (8)	$0.87

GAAP diluted weighted-average shares outstanding	427.5
Non-GAAP diluted weighted-average shares outstanding	408.6

Reconciliation of non-GAAP diluted weighted-average shares outstanding:
GAAP diluted weighted-average shares outstanding	427.5
Adjustment for dilutive impact of senior convertible notes due 2023 (9)	(18.9)
Adjustment for dilutive impact of senior convertible notes due 2025 (10)	—
Non-GAAP diluted weighted-average shares outstanding	408.6
* All periods presented have also been adjusted to reflect the four-for-one stock split.
(1) Represents amortization of acquired intangible assets.
(2) For the twelve months ended December 31, 2022, business transition and related costs are primarily related to consulting fees and expenses as the result of transitioning to a flexible working environment, including an impairment charge and accelerated depreciation of tenant improvements.
(3) Represents costs related to a patent infringement lawsuit.
(4) Represents a gain from the sale of an equity investment.
(5) For the twelve months ended December 31, 2022, the tax adjustments were primarily related to excess tax benefits recognized from share-based compensation for employees and the Verily regulatory milestone payment.
(6) When our senior convertible notes are dilutive on a GAAP or non-GAAP basis, net income used for calculating GAAP and non-GAAP diluted net income per share includes an interest expense add back, net of tax, under the if-converted method. In loss periods, basic and diluted net loss per share are the same since the effect of potential common shares is anti-dilutive and therefore excluded.
(7) The adjustment for the twelve months ended December 31, 2022 is for the transition from GAAP diluted net income per share to non-GAAP diluted net income per share due to our 2023 and 2025 senior convertible notes.
(8) The sum of the non-GAAP per share components may not equal the totals due to rounding.
(9) Our 2023 senior convertible notes are dilutive on a GAAP basis for the twelve months ended December 31, 2022. Our 2023 senior convertible notes are anti-dilutive on a non-GAAP basis for the twelve months ended December 31, 2022. Our 2023 senior convertible notes are also hedged through an anti-dilutive bond hedge arrangement.
(10) Our 2025 senior convertible notes are dilutive on a GAAP basis and non-GAAP basis for the twelve months ended December 31, 2022.
Statement Regarding Use of Non-GAAP Financial Measures
We use these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. We believe that they provide useful information about operating results, enhance the overall understanding of our operating performance and future prospects, and allow for greater transparency with respect to key metrics used by senior management in our financial and operational decision making. Our non-GAAP financial measures exclude amounts that we do not consider part of ongoing operating results when planning and forecasting and when assessing the performance of the organization and our senior management. We compute non-GAAP financial measures using the same consistent method from quarter to quarter and year to year. We may consider whether other significant items that arise in the future should be excluded from our non-GAAP financial measures.

We report non-GAAP financial measures in addition to, and not as a substitute for, or superior to, measures of financial performance prepared in accordance with Generally Accepted Accounting Principles (GAAP). These non-GAAP financial measures are not based on any comprehensive set of accounting rules or principles, differ from GAAP measures with the same names, and may differ from non-GAAP financial measures with the same or similar names that are used by other companies. We believe that non-GAAP financial measures should only be used to evaluate our results of operations in conjunction with the corresponding GAAP financial measures. We encourage investors to carefully consider our results under GAAP, as well as our supplemental non-GAAP information and the reconciliations between these presentations, to more fully understand our business.
Management believes that presentation of operating results that excludes these items provides useful supplemental information to investors and facilitates the analysis of our core operating results and comparison of operating results across reporting periods. Management also believes that this supplemental non-GAAP information is therefore useful to investors in analyzing and assessing our past and future operating performance.
These non-GAAP measures may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. We believe that non-GAAP measures have limitations in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with U.S. GAAP and that these measures should only be used to evaluate our results of operations in conjunction with the corresponding GAAP measures. We encourage investors to carefully consider our results under GAAP, as well as our supplemental non-GAAP information and the reconciliation between these presentations, to more fully understand our business.
Appendix A reconciles the non-GAAP financial measures in the press release to the most directly comparable financial measures prepared in accordance with GAAP.
We exclude the following items from non-GAAP financial measures for Adjusted Revenue:
•The effect of acquisitions/dispositions of subsidiaries or group of assets not contemplated into the budget
•The effect of foreign currency fluctuations relative to the budgeted rate. The budget rate is the rate determined annually.
We exclude the following items from non-GAAP financial measures for non-GAAP gross profit, non-GAAP operating income (loss), non-GAAP net income (loss), and non-GAAP net income (loss) per share:
•Amortization of acquired intangible assets
•Business transition and related costs associated with acquisition, integration and business transition activities, including severance, relocation, consulting, leasehold exit costs, third party merger and acquisition costs, and other costs directly associated with such activities
•COVID-19 costs associated with the COVID-19 outbreak related to taking the necessary precautions for essential personnel to operate safely both in person as well as remotely. Costs incurred include items like incremental payroll costs, consulting support, IT infrastructure and facilities related costs
•Income or loss from equity investments
•Intellectual property litigation costs
•Litigation settlement costs
•Loss on extinguishment of debt associated with our senior convertible notes
•Adjustments related to taxes for the excluded items above, as well as excess benefits or tax deficiencies from stock-based compensation and the quarterly impact of other discrete items

Adjusted EBITDA excludes non-cash operating charges for share-based compensation, depreciation and amortization as well as non-operating items such as interest income, interest expense, loss on extinguishment of debt, income and loss from equity investments, and income tax expense or benefit. For the reasons explained above, adjusted EBITDA also excludes business transition and related costs, COVID-19 costs, litigation settlement costs, and intellectual property litigation costs.

P.O. BOX 8016, CARY, NC 27512-9903

YOUR VOTE IS IMPORTANT! PLEASE VOTE BY:

INTERNET
Go To: **www.proxypush.com/DXCM**
- Cast your vote online
- **Have your Proxy Card ready**
- Follow the simple instructions to record your vote

PHONE Call **1-866-286-3130**
- Use any touch-tone telephone
- **Have your Proxy Card ready**
- Follow the simple recorded instructions

You must register to attend the meeting online and/or participate at www.proxydocs.com/DXCM

DexCom, Inc.

Annual Meeting of Stockholders

For Stockholders of record as of March 29, 2023

TIME: Thursday, May 18, 2023 2:00 PM, Pacific Time
PLACE: Annual Meeting to be held live via the Internet - please visit www.proxydocs.com/DXCM for more details.

This proxy is being solicited on behalf of the Board of Directors

The undersigned hereby appoints Kevin Sayer and Jereme Sylvain (the "Named Proxies"), and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of DexCom, Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS RECOMMENDATION. This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors' recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card.

PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

DexCom, Inc.

Annual Meeting of Stockholders

Please make your marks like this: X

THE BOARD OF DIRECTORS RECOMMENDS A VOTE:
FOR ON PROPOSALS 1, 2 AND 3
1 YEAR ON PROPOSAL 4
AGAINST ON PROPOSAL 5

	PROPOSAL	YOUR VOTE				BOARD OF DIRECTORS RECOMMENDS
1.	To elect seven directors to hold office until our 2024 Annual Meeting of Stockholders presented by our Board of Directors:					
		FOR	AGAINST	ABSTAIN		
	1.01 Steven R. Altman	☐	☐	☐		**FOR**
	1.02 Richard A. Collins	☐	☐	☐		**FOR**
	1.03 Karen Dahut	☐	☐	☐		**FOR**
	1.04 Mark G. Foletta	☐	☐	☐		**FOR**
	1.05 Barbara E. Kahn	☐	☐	☐		**FOR**
	1.06 Kyle Malady	☐	☐	☐		**FOR**
	1.07 Eric J. Topol, M.D.	☐	☐	☐		**FOR**
		FOR	AGAINST	ABSTAIN		
2.	To ratify the selection by the Audit Committee of our Board of Directors of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023.	☐	☐	☐		**FOR**
3.	To hold a non-binding vote on an advisory resolution to approve executive compensation.	☐	☐	☐		**FOR**
		1YR	2YR	3YR	ABSTAIN	
4.	To recommend a non-binding advisory resolution on the frequency of stockholder votes on executive compensation.	☐	☐	☐	☐	**1 YEAR**
		FOR	AGAINST	ABSTAIN		
5.	To hold a non-binding vote on pay equity disclosure.	☐	☐	☐		**AGAINST**
	Such other business properly brought before the meeting or any adjournment or postponement thereof.					

You must register to attend the meeting online and/or participate at www.proxydocs.com/DXCM

Authorized Signatures - Must be completed for your instructions to be executed.

Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form.

Signature (and Title if applicable) Date Signature (if held jointly) Date